Filed pursuant to SEC Rule 424(b)(4)
Registration No. 333-115151

PROSPECTUS

[LOGO]

COMMON STOCK

                     Rush Financial Technologies, Inc. is offering for sale a minimum of 1,000,000 shares and a maximum of 11,000,000 shares of its common stock, which will represent 5% of shares outstanding after the offering if a minimum number of shares is sold, and 36% of shares outstanding if the maximum number of shares is sold.

                     The initial price to the public is $0.37 per share; therefore, the offering is for a minimum of $370,000 and a maximum of $4,070,000. For a discussion of the factors considered in determining the price to public for the common stock, see "Plan of Distribution" on page 49. The common stock trades in the over-the-counter market and is quoted on the OTC Bulletin Board Market under the symbol "RSHF." The closing price of the common stock on July 20, 2004 was $0.50.

FOR A DISCUSSION OF CERTAIN CONSIDERATIONS ASSOCIATED WITH THE PURCHASE OF THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND THE PROSPECTUS SUMMARY BEGINNING ON PAGE 2.

                     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company ¹
Per Share	$ 0.37	$ 0.037	$ 0.333
Minimum Total	$ 370,000	$ 37,000	$ 333,000
Maximum Total	$ 4,070,000	$ 407,000	$ 3,663,000

                          (1)           Before deducting expenses of the offering estimated at $90,000.

                     The shares of common stock are offered through the placement agent, Invest Linc Securities, LLC, on a best efforts basis. Pending the sale of a minimum of 1,000,000 shares within 60 days after the date of this prospectus, all subscription funds will be held in escrow with Silicon Valley Bank, Santa Clara, California. In the event the placement agent has not sold a minimum of 1,000,000 shares within 60 days after the effective date of this prospectus, unless extended by agreement between the placement agent and us for an additional 30 days, this offering will terminate, and all subscription funds will promptly be returned in full to subscribers, with interest. Subscriptions deposited in escrow may be withdrawn at any time before a closing occurs. Once the minimum number of shares has been sold, the proceeds of such sales and all further subscriptions will be available to Rush. See "Use of Proceeds" on page 15.

Invest Linc Securities, LLC

July 21, 2004

TEXT CONTAINED IN COVER ART

Rush Financial Technologies, Inc.

RushTrade as seen in... Bear Sterns Financial Technology--The Landscape is Changing Barron's--Every Picture Tells a Story. New Web displays provide market data at a glance

CBS Market Watch, BusinessWeek Online, Yahoo Finance, Active Trader, Bear Stearns, Barron's, Google, eSignal, CNN.com, MSN, AltaVista, Ask Jeeves, Yahoo, Knobias, c|net, TradeIdeas, AOL.com, Online Trading Academy, Kiplinger.com, Elite Trade, InfoSpace, Big Charts

According to Bear Stearns & Co., Inc. there were over 20.5 million online retail trading accounts in the U.S. alone at the beginning of 2003. Our target customer base is the more active, self-directed traders, also known as semi-professional traders or day traders, who accounted for 83% of this trading volume.

With the exception of RushTrade® and DART™, all corporate marks in this document are trademarks of other companies.

RushTrade Cumulative new accounts
Trades per month
RushTrade Revenue
Shares traded per month
Customer Account assets

www.RushTrade.com
www.RushGroup.com

RushTrade Direct Pro
Features include:

*	User defined alarms and screen alerts
*	Streaming, real-time Level II quotes
*	Direct access order routing (utilizing DART™)
*	Conditional Orders (Trailing Stops, Make Best...)
*	Real-time charting package
*	3G Board View (Watch list)
*	Market indices with quotes
*	Multiple Level II books
*	Real-time portfolio and account balances
*	Multiple account/sub-account management
*	Advanced order management and automated trading features

RushTrade Direct Plus
Features: Streaming Level I data, Advanced order execution, User defined alarms and screen alerts, Real-time charting package (including intra-day charts with numerous advanced studies), 3G Board View (a customizable watch list for up to 30 securities).

RushTrade Direct
Features: Intraday and historical charts, Most active, % losers, % gainers, News headlines by symbol and by industry, Company and symbol lookup, Market summary, Online direct access order execution.

RushTrade Powered by RushGroup Technologies, Inc.

About DART™

Utilizing a number of proprietary technologies and our exclusive Direct Access Routing Technology (DART), RushGroup offers real-time market data platforms and direct access products to active online investors, semi-professional traders and institutional portfolio managers and traders.

DART is a proprietary smart order routing technology that provides advanced direct access trading capabilities to RushTrade customers. DART provides simultaneous connectivity to multiple market participants, Exchanges and Electronic Communication Networks (ECNs), allowing customers, in most cases, to bypass the "middlemen," brokers or Market Makers that have traditionally executed customer orders. ECNs receive orders that are executed against other orders within the ECN's electronic order book.

These market participants include:

*	Nasdaq SuperMontage™ System
*	ISI with connection to the NYSE SuperDOT
*	ABN Amro
*	Archipelago ECN
*	Instinet/Island ECN
*	BRUT ECN
*	Globe NET ECN
*	Crown Financial
*	NITE Trading Group
*	TRAC ECN

Utilizing these multiple direct connections, DART searches the market for the best available price and automatically sends the order to that particular market participant.

PROSPECTUS SUMMARY

                     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes, appearing elsewhere in this Prospectus.
CERTAIN RISKS

                     Detailed information about the risks of investing in the offering are set forth in "Risk Factors" beginning on page 6. Potential investors should specifically be aware of the following:
      In our 14 years of operations, we have never achieved a profitable level of operations.

      For the past two fiscal years, our auditors have expressed a qualified opinion on our financial statements, expressing substantial doubts about our ability to continue operating as a going concern.

      Our net losses in 2002 and 2003 were $3,131,636 and $2,475,947.
      Our net losses for the period ending March 31, 2004 were $751,155 versus a loss of $555,606 for the same period in 2003.

      As of March 31, 2004, our working capital deficit was $2,304,894 and our deficit on shareholders' equity was $1,276,320.

      A substantial amount of our debt and payables are past due.

      We have relied upon sales of debt and equity securities, many to persons related to management, to obtain enough funds to continue operating. Such sales amounted to $642,653 in 2002, $848,802 in 2003, and $303,000 through March 31, 2004.
      As of March 31, 2004, a total of $1,682,430 of preferred stock and debt securities are convertible into common stock at conversion rates ranging from $0.15 to $4.00 per share, which will result in additional dilution to our common shareholders.

      There is an inactive trading market in our common stock, and the market for our stock is illiquid and volatile.
THE COMPANY

                     Rush Financial Technologies, Inc., dba RushTrade® Group, is a holding company that operates through two primary subsidiaries. We were formed in September 1990 and commenced operations in March 1991 as Rushmore Capital Corporation. In 1997, we changed our name to Rushmore Financial Group, Inc., and on January 26, 2004 to our current name.

                     RushGroup Technologies, Inc., our financial technology development subsidiary, develops and operates proprietary real-time portfolio management software products, order management systems, direct-access trading software applications and data services center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART), RushGroup offers real-time market data platforms and direct access products to meet the needs of active online investors, semi-professional traders or institutional portfolio managers and traders.

                      RushTrade Securities, Inc., a wholly-owned subsidiary of Rush, is an introducing broker/dealer and member of NASD and SIPC that offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. An introducing broker/dealer does not clear its own trades on the market or hold customer funds, and its customer trades are cleared through, and customer accounts are held at, Penson Financial Services, Inc. RushTrade is registered in all 50 U.S. states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

                      Together, RushGroup and RushTrade develop and support software applications for active online investors who trade in the stock market. We offer three platforms: RushTrade Direct Pro--a "Level II" software-based product, RushTrade Direct Plus--a "Level I" software-based platform, and RushTrade Direct--a "Level I" browser-based product. Level I access systems provide current inside market quotations, highest bid price and lowest offer price that make up the best available price. Our Level II system provides this same service, as well as detailed quotes (including each Market Maker and ECN posting bid and ask and other real-time market data), and the most recently executed trades (including the size and time of the transactions). Our trading platforms provide customers and licensees with real-time quotes and charts, fast and reliable access to various markets, and many other advanced decision support tools and portfolio management tools.

                      Using our products, we believe that customers purchasing or selling shares of stock receive the best possible price, because orders are sent directly to the particular Exchange or ECN in most cases offering the best price on any particular stock at any given time. In contrast, most of the traditional online brokerage firms process customer orders through standard browser-based software that routes the order through the firm's trading desk or to third-party wholesalers with "payment for order flow" arrangements that normally increase the customers' price, and inhibit speed and quality of execution.

                      With the launch of the RushTrade products in the third quarter of 2002, RushTrade began a marketing effort to acquire new customer accounts. Despite limited funds for advertising and marketing personnel, RushTrade has grown from a total of 95 customer accounts at September 30, 2002 to a total of over 2,000 accounts at May 31, 2004. Total customer account assets have grown from approximately $3,100,000 to over $52,000,000 in the same period. The number of shares traded monthly has grown from 3,414 in January 2003 to over 122,000,000 in the same period. Revenues increased from $35,000 in the third quarter of 2002 to over $519,000 in the first quarter of 2004. In spite of this growth, we are incurring negative cash flow and net operating losses and will require continued growth in revenues to become self-sustaining.

                      For a more detailed discussion of our history and our business, see "Business and Properties" beginning on page 16, and "Management Discussion and Analysis or Plan of Operation," beginning on page 25.
THE OFFERING

                      Our common stock is being offered through the placement agent, Invest Linc Securities, LLC on a best-efforts basis. Pending receipt of a minimum of 1,000,000 shares, all subscriptions will be held in escrow at Silicon Valley Bank, Santa Clara, California. If the minimum is not obtained within 60 days (on or before September 21, 2004), all subscriptions will be returned, together with any interest earned. Subscriptions may be withdrawn at any time before the minimum offering is obtained. Once the minimum is reached, the escrow will terminate and all escrowed funds and all future subscriptions received will be paid to Rush to be used for the purposes described in this prospectus.

                      More information about the offering may be obtained from the placement agent, Invest Linc Securities, LLC at (847) 843-2000.

                      Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "RSHF." For a discussion of the factors considered in determining the price to the public in the offering, see "Plan of Distribution" on page 49.

Common Stock Offered

                     Minimum                      1,000,000 shares
                     Maximum                      11,000,000 shares

Offering Price Per Share:           $0.37

Common Stock to be Outstanding After the Offering

                     Minimum                      20,675,880 shares
                     Maximum                      30,675,880 shares

Additional Shares Issuable Upon the Exercise of Derivative Securities

Class(1)	No. Shares	Average Exercise Price	Discount from (Premium) Offering Price
Stock Options	1,727,247	$0.36	0.01
Warrants	1,857,312	0.37	0.00
Placement Agent Warrants	660,000	0.46	(0.09)
Convertible Debt	756,433	0.18	0.19
Preferred Stock	559,800	1.48	(1.11)

(1) Except for shares issued upon exercises of stock options, all shares issued upon the exercise or conversion will be restricted from resale unless they are registered or become eligible for resale under SEC Rule 144.

Estimated Net Proceeds

                      Minimum                     $333,000
                      Maximum                     $3,663,000

Offering Period

                      First Closing upon obtaining minimum subscription: On or before September 21, 2004

                      Final Closing: On or before November 21, 2004

Control by Management

                      Before the offering, management of Rush and their affiliates controlled 26.4% of the voting stock. Members of management will not purchase any shares in the minimum offering, but may purchase shares after the minimum is reached. Upon closing of the minimum offering, management's control would be reduced to 25.1%. Upon closing the maximum offering, assuming management does not purchase any shares in the offering, the percentage of shares owned by management would be reduced to 16.9%. 3

Use of Proceeds:
(net of sales commissions and offering expenses)

                      See "Use of Proceeds" on page 15.

Intended Use	Minimum	50%	Maximum
Accounts payable	$ 75,000	$300,000	$500,000
Contribution to RushTrade to increase net capital	75,000	250,000	500,000
Litigation settlement	50,000	100,000	100,000
Retire and restructure debt	-0-	340,000	500,000
Operating capital and general corporate purposes, including:
Advertising	-0-	150,000	300,000
Network upgrades	8,000	50,000	100,000
General working capital	35,000	551,500	1,573,000
	$243,000	$1,741,500	$3,573,000

SELECTED FINANCIAL INFORMATION
Balance Sheet Data:	March 31, 2004 (unaudited)	December 31, 2003

Total assets	$2,070,449	$1,874,873
Capitalized software costs	1,145,584	1,288,245
Long-term liabilities, net	756,433	879,931
Total liabilities	3,346,769	4,215,991
Shareholders' (deficit)	(1,276,320)	(2,341,118)

	Three Months Ended March 31, 2004 (unaudited)		Year Ended December 31,
Statements of Operations Data:	2004	2003	2003	2002

Revenue	$ 573,781	$173,798	$1,248,722	$3,931,316
Operating (loss)	(647,792)	(519,522)	(1,899,529)	(3,073,735)
Net (loss)	(751,155)	(555,606)	(2,475,947)	(3,131,636)
Net (loss) per common share	(0.05)	(0.06)	(0.25)	(0.40)

                   See "Financial Statements" beginning on Page F-1.

RISK FACTORS

                      You should carefully consider each of the following risk factors and all of the other information in this Prospectus. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially and adversely affected. If that happens, the trading price of our Shares could decline significantly. The risk factors below contain forward-looking statements regarding our company. Actual results could differ materially from those set forth in the forward-looking statements.

RISKS RELATED TO OUR COMPANY

Our independent auditors issued a going concern opinion on our financial statements, questioning our ability to continue as a going concern.

                      Our independent auditor's opinions on our 2003 and 2002 financial statements, which are included in this prospectus, include an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern. For the past two years or more, we have operated with limited operating capital, and we continue to face immediate and substantial cash needs.

                      There can be no assurance that management's plans to become cash flow positive during 2004 will be successful or what other actions may become necessary. We have been successful raising limited amounts of capital in the past; however, if we raise less than 50% of the maximum amount of this offering, we may need to raise additional capital or reduce the level of our operations, resulting in a material adverse effect on our business and operations and charges that could be material to our business and results of operations. See "Index to Financial Statement - Report of Independent Auditors."

We have a history of net losses and will need additional financing to continue as a going concern.

                      We have incurred recurring operating losses throughout our history and have a working capital deficiency. We used cash in operations of approximately $804,000 during the year ended December 31, 2003. We had a cash balance of approximately $171,000 at December 31, 2003, and current liabilities exceeded current assets by approximately $3,064,000 at that date. We incurred a net loss of $2,475,947 in 2003 and $3,131,636 in 2002. We had a shareholders' deficit of approximately $2,341,000 at December 31, 2003. We have been and continue to be dependent upon outside financing to develop and market our software products, perform our business development activities, and provide for ongoing working capital requirements. During 2003 we received $794,500 from borrowings (including $12,500 from related parties), and during 2002 we received $590,000 in borrowings. We also received $100,000 of proceeds from the sale of preferred stock in 2002. We may need to seek similar funding in the future, but there can be no assurance that such financing will be available, or if available, on terms that we would be willing to accept.

                      Assuming the minimum offering is attained, we believe we can fund execution of the RushTrade business plan during 2004, but will be unable to meet current and any contingent liability obligations or enhance and market the RushGroup software products. If we are able to raise at least 50% of the maximum amount of the offering and are able to successfully execute our business plan to become cash flow positive during 2004, we believe we will not need additional financing in the foreseeable future.

                      The Company's primary cash flow strategy is to increase cash flow from the execution of our operating plan that relies primarily upon the monthly subscription fees to be received from the licensing of RushTrade Direct Pro software and collect commission revenue from RushTrade customer accounts. To date we have received minimal license fees from licensing our software to third parties. See "Management Discussion and Analysis or Plan of Operation," page 25 through 37, and the financial statements beginning at page F-1.

If we lose the services of any of our key personnel, including our chief executive officer, our business will be unlikely to attract qualified replacement management we can afford.

                      Our success is heavily dependent on the performance of our executive officers and managers especially D.M. Moore, Jr., our Chief Executive Officer, and Randy Rutledge, our Chief Financial Officer. Our growth and future success will depend, in large part, on the continued contributions of these and other key individuals as well as our ability to motivate and retain these personnel. Loss of any of our key personnel could result in severe hardship in our ability to perform our business plan. We believe that our future success will depend in part on our ability to recruit and retain highly skilled management, sales and marketing and technical personnel. Competition in recruiting personnel in the financial technology industry is intense. To accomplish this, we believe that we must provide personnel with a competitive compensation package, including stock options, which will be dilutive to the shareholders. See "Management" on page 37.

We are involved in litigation, and may become involved in future litigation, which may result in substantial expense and may divert our attention from the implementation of our business strategy.

                      We are currently involved in certain legal proceedings and, from time to time, we may be subject to additional legal claims. Those include actions for regulatory non-compliance, customer complaints and failure to meet financial obligations. We may suffer an unfavorable outcome as a result of one or more claims, resulting in the depletion of valuable capital to pay defense costs, settlements, fines and judgments. Total pending claims against Rush and its subsidiaries are approximately $1,050,000, and an additional $98,750 of the proceeds from this offering will be used to pay a settlement of another claim. Depending on the amount and timing of unfavorable resolutions of claims against us, or the costs of settlement or litigation, our future results of operations or cash flows could be materially adversely affected. See "Business and Properties -- Legal Proceedings" on page 24.

We may face legal proceedings to enforce and protect our intellectual property, or see the value of our software development undermined by infringers.

                      We believe that the success of our business depends, in part, on obtaining intellectual property protection for our products, defending our intellectual property once obtained and preserving our trade secrets. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and diversion of our attention from our business, and may not adequately protect our intellectual property rights.

                      In addition, we may be sued by third parties that claim our products infringe the intellectual property rights of others. Any litigation or claims against us, whether or not valid, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to:

-	cease licensing, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;

-	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or

-	redesign our products, which would be costly and time-consuming.

See "Business and Properties - Legal Proceedings" on page 24.

Introduction of new operating systems may disrupt our operating plan and cause significant fluctuations in our financial results and stock price.

                      All of our software operates under the Microsoft operating system for both servers and clients. While it is not expected that Microsoft will drastically alter its operating systems, maintaining compatibility can require an unplanned use of manpower resources. If we are unable to successfully and timely develop products that operate under existing or new operating systems, or if pending or actual releases of the operating systems delay the purchase of our products, our future net revenues and operating results could be materially adversely affected. See "Business and Properties - Products" on page 17.

We may be unsuccessful in utilizing new distribution channels and find that we are even less competitive than we are now.

                      To date, our only significant distribution channel has been the Internet. Our success will depend in large part on continued growth in,

and the use of, the Internet. If the Internet develops more slowly than we expect as an online trading medium, it will adversely affect our business. See "Business and Properties - Customers" on page 19.

We may be unsuccessful in utilizing new marketing channels and further delay the implementation of our business plan.

                      We have pursued, and may continue to pursue, strategic alliances with complementary businesses in an effort to diversify our sources of revenue and expand our customer bases. If we pursue strategic alliances with complementary businesses, we may experience increased cost, delays and diversions of management's attention from planned product development. See "Business and Properties - Strategic Alliances" on page 22.

Subscription cancellations would reduce our net revenues.

                      We receive and process trade orders primarily via the Internet. This method of trading is heavily dependent on the integrity of the electronic systems supporting it. Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, computer viruses, intentional acts of vandalism and similar events. If any of these events were to occur, we could suffer a loss of subscribers or a reduction in the growth of the subscriber base, increased operating expenses, financial losses, additional litigation or client claims, and regulatory sanctions. Subscribers are not obligated for any long-term usage of our products and may cancel service at will. Competitors are continually adding new products and features that could cause a significant number of customers to cancel their subscriptions. Competitors could also drastically alter their pricing, which could cause a decrease in revenues in order to retain subscriptions. See "Business and Properties - Customers" on page 19.

The length of the product development and sales cycles are difficult to predict, and our products may not reach the market at opportune times.

                      Software products are inherently difficult to plan when interfacing with many vendors for input and output of data. Failure of these vendors to properly document their specifications can significantly delay the introduction of new products or features. Also, any new feature that users do not favorably receive could damage our reputation and brand name. We also cannot be certain that we will get enough revenues from any expanded products or services to offset related costs. The length of our product development and sales cycles has generally been greater than we originally expected. We are likely to experience delays in future product development or sales. These delays could have a material adverse effect on the amount and timing of future revenues.

                      Because our development cycle is a lengthy process, the accurate prediction of future revenues from new licenses is difficult. To date, we have received no material revenue from licensing our software. There can be no assurance that we can accurately estimate the amount of resources required to complete projects, or that we will have, or be able to expend, sufficient resources required to complete a project. Furthermore, there can be no assurance that the product development schedule for these projects will not be changed or delayed. We could experience delays in future product development or sales, and these delays could have a material adverse effect on the amount and timing of future revenues. See "Business and Properties - Products" on page 17.

We must manage and restructure our operations effectively or risk losing valuable capital due to inefficient structures.

                      We continually evaluate our product and corporate strategy. We have in the past undertaken, and will in the future undertake, organizational changes and/or product and marketing strategy modifications. These organizational changes increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts. See "Business and Properties - Products" on page 18.

Our software may be subject to defects and product liability that could have a devastating effect on our reputation and sales momentum.

                      Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Defects and errors could be found in current versions of our products, future upgrades to current products or newly developed and released products. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially adversely affect our operating results. Most of our license agreements with customers contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions limiting our liability may not be valid as a result of federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. A successful product liability claim could have a material adverse effect on our business, operating results and financial condition.

Our financial technology products and web site may be subject to intentional disruption and sabotage.

                      While we have not been the target of software viruses or other attacks specifically designed to impede the performance of our products or disrupt our web site, such viruses or other attacks could be created and deployed against our products or web site in the future. Similarly, experienced computer programmers, or hackers, may attempt to penetrate our network security or the security of our web site from time to time. A hacker who penetrates our network or web site could misappropriate proprietary information or cause interruptions of our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by virus creators and hackers.

We rely on third-party technologies so we can devote our limited resources to our specific products.

                      Our financial technology products are designed to run on multiple operating systems and integrate with security products from other vendors such as Microsoft SQL, Cisco and others. Although we believe that the target operating systems and products are and will be widely utilized by businesses in the corporate market, no assurances can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that we do not support. Moreover, if our products and technology are not compatible with new developments from these companies, as to which there can be no assurances, our business, results of operations and financial condition could be materially and adversely affected.

We rely on intellectual property and proprietary rights to protect the products that we have developed.

                      We regard our technology as proprietary. We currently protect our proprietary rights through a combination of confidentiality agreements and trade secret laws. In the future, we may seek copyrights, patent or trademark protection over aspects of our products. Our downloadable software products are freely distributed, but access to market data and server functions is strictly limited to authorized users. The downloadable portion of the software is not copy protected, and is subject to "reverse engineering" techniques. Third parties may copy aspects of our downloadable products or otherwise obtain and use our proprietary information without authorization or develop similar technology independently.

                      We do not have any patents or statutory copyrights on any of our proprietary technology. Although we plan to file a provisional patent application with respect to some of our business applications and intellectual property rights related to RushTrade Direct Pro software, we have been issued no patents and we cannot assure you that any will be issued from our provisional patent application. A wider patent covering any of our completed products may be unavailable, because the products have been in use for an extended period. Our future patents, if any, may be successfully challenged and may not provide us with any competitive advantages. We may not develop proprietary products or technologies that are patentable and other parties may have prior claims.

                      In addition, existing copyright laws afford limited practical protection, and furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States.

                      Patent, trademark and trade secret protection is important to us because developing and marketing new technologies and products is time-consuming and expensive. We do not own any U.S. or foreign patents or registered intellectual property. We may not obtain issued patents or other protection from any future patent applications owned by or licensed to us.

                      Our competitive position is also dependent upon unpatented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets.

                      There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology substantially equivalent or superseding proprietary technology. Furthermore, there can be no assurance that any confidentiality agreements between our employees and us will provide meaningful protection of our proprietary information in the event of any unauthorized use or disclosure thereof. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations. See "Business and Properties - Technology" on page 20.

RISKS RELATED TO THE OFFERING

If we obtain less than the maximum offering, we will be hampered in meeting our objectives.

                      The offering is structured to sell a minimum of 1,000,000 and a maximum of 11,000,000 shares. If we obtain at or near the minimum subscriptions, we will be unable to meet all of our objectives to improve our working capital, reduce debt, increase the net capital of our securities firm and promote our products. In such event, we will likely require additional infusions of capital through further offerings of securities, which may result in future dilution to the purchasers in this offering. See "Use of Proceeds" on page 15.

Our quarterly financial results are subject to significant fluctuations, which could cause our stock price to decrease.

                      We have been subject to substantial fluctuations in quarterly net revenues and operating results, and these fluctuations may recur in the future. We have previously experienced shortfalls in revenue and earnings from levels expected by investors, which have had an immediate and significant adverse effect on the trading price of our common stock, and this may recur in the future. Fluctuations may be caused by a number of factors, including:
-	the timing and volume of new customer accounts, trade volumes and software subscription fees;

-	the timing and amount of our expenses;

-	the introduction of competitive products by existing or new competitors;

-	reduced demand for any given product;

-	strategic alliances that fail to meet expectations; and

-	the market's transition between operating systems.

                      Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower levels. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decrease. See our financial statements.

Our stock has traded historically at low values and has received little interest from the investment community.

                      For the past three years, our shares have traded at prices below $1.00 per share, and our highest bid price during the past two years has been $0.50 per share. In August 2002, we were delisted from the Nasdaq SmallCap Market because of our failure to maintain minimum continued listing requirements.

                      We will need to attract substantially more investor interest, post better financial results and profits, end its dependence upon sales of equity and debt securities, and continue to show upward sales trends in order to achieve an increased value for our shares. Even then, we will still face obstacles due to our penny stock status, lack of analyst following and our trading market on the OTCBB. See "Dividend Policy and Market Data" on page 16.

Holders of our common stock may not be able to sell their shares when desired if a liquid trading market does not develop, or for $0.37 or more per share even if a liquid trading market develops.

                      Due to the relatively small size of the offering, the current stock price and other factors, our stock will continue to be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the Nasdaq Stock Market. Even if a liquid market develops for our stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither we nor the stock's market makers can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our stock. It should also be noted that we have only approximately 1,500 shareholders, of which 200 are of record and 1,300 are beneficial holders holding through brokers. For these and other reasons, our stock should not be viewed as a short-term investment.

                      Additionally, the aggregate purchase price of stock sold in the offering is based on an independent determination of the placement agent. After our shares begin trading, the marketplace will determine the price per share, which may be influenced by various factors, such as prevailing interest rates, investor perceptions, economic conditions and the outlook for financial institutions. Price fluctuations may be unrelated to the operating performance of particular companies. We cannot assure you that the trading price of our common stock will be at or above $0.37. See "Dividend Policy and Market Data" on page 16.

Substantial sales of our shares may have an adverse impact on the trading price of our shares.

                      Under the United States federal securities laws, substantially all of our shares may be resold immediately in the public market, except for shares held by affiliates or restricted shares of common stock issued within the past two years to non-affiliates. Some of the shareholders may decide that they do not want to continue holding shares in the Company and may sell their shares. We cannot predict whether shareholders will resell large numbers of our shares in the public market following the subscription or how quickly they may resell their shares. If our shareholders sell large numbers of our shares over a short period of time, or if investors anticipate large sales of our shares over a short period of time, this could adversely affect the trading price of our shares.

Our shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses or as a result of option exercises.

                      Our Amended Articles of Incorporation authorize the issuance of up to 50,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. Upon the sale of shares offered pursuant to this prospectus (assuming the Maximum Offering is completed), there will be approximately 30,000,000 shares of common stock issued and outstanding and 68,543 shares of Preferred stock outstanding. We may seek to raise additional capital to meet our financial needs through the sale of equity or other securities, acquire complementary businesses through the issuance of equity or other securities or have stock options exercised. Our Board of Directors has the power to issue substantial additional shares of common stock and preferred stock without shareholder approval. Potential investors should be aware that any such stock issuance may result in reduction of the book value or market price, if any, of the outstanding shares of common stock. If we issue any additional shares of common stock or preferred stock, such issuance will reduce the proportionate ownership and voting power of each other shareholder. Further, any new issuance of shares may result in a change in control of our company. See "Description of Securities" on page 46.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

                      Companies that trade on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market. In the past five years, we have, on six occasions extended the date required for filing annual and quarterly reports, and were late filing on two occasions.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

 The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

-	that a broker or dealer approve a person's account for transactions in penny stocks; and

-	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

                      In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

-	obtain financial information and investment experience objectives of the person; and

-	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

                      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

-	sets forth the basis on which the broker or dealer made the suitability determination; and

-	states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

                      Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Management will have substantial discretion over investment of the offering proceeds and may make investments with which you disagree.

                      The net offering proceeds are estimated to range from $243,000 to $3,573,000 at the minimum and the maximum of the offering range, respectively, and management intends to use these funds for general business purposes giving management substantial discretion over their investment. You may disagree with investments that management makes. See "Use of Proceeds" on page 15.

Our common shareholders are subordinated to all senior securities and would realize little if any value in the event of insolvency proceedings.

                      As of December 31, 2003, there were 68,543 shares of preferred stock outstanding having a liquidation value of $685,430, and $672,000 of senior convertible bonds outstanding, all of which are senior to the common shares in their preference to receive liquidation proceeds if we were to be liquidated. While the common stock will participate in any growth of shareholders' equity, it would receive nothing in liquidation until all senior securities have been repaid. Our Board of Directors has the power to issue additional preferred and senior securities without the approval of the shareholders. See "Description of Securities" on page 46.

We may grant stock options and restricted stock to the board and management following the stock offering which could reduce your ownership interest.

                      If approved by a vote of the shareholders, we can establish a stock option plan and can with the approval of the Board of Directors issue restricted common stock. This plan would be for the benefit of directors, officers and employees of the Company. Stock options are paid for by the recipient in an amount equal to the fair market value of the stock on the date of the grant. The payments are not made until the option is actually exercised by the recipient. Restricted stock as a bonus is paid in the form of stock rather than cash, and is not paid for by the recipient. Awards under these plans would reduce the ownership interest of all shareholders. We have granted options to purchase shares to our directors and employees, and may grant additional options in the future. Options to purchase 1,944,559 common shares, and warrants to purchase 1,690,000 shares were outstanding on December 31, 2003. The issuance of shares upon the exercise of these options and warrants may result in dilution to our shareholders. See "Management" on page 37.

Some provisions of our articles of incorporation and bylaws may discourage takeovers and serve to entrench management.

                      Our articles of incorporation and bylaws contain some anti-takeover provisions that may discourage or make more difficult a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our articles of incorporation and/or bylaws:

-	permit the classification of our board of directors into three groups, so that shareholders elect only one-third of the board each year;

-	do not permit shareholders to take action except at an annual or special meeting of shareholders;

-	require shareholders to give us advance notice to nominate candidates for election to our board of directors or to make shareholder proposals at a shareholders' meeting;

-	permit our board of directors to issue, without shareholder approval, preferred stock with such terms as the board may determine;

-	require the vote of the holders of at least two-thirds of the voting shares for shareholder amendments to our bylaws; and

-	require, for the approval of a business combination with shareholders owning 5% or more of the voting shares, the vote of at least 50% of the voting shares not owned by such shareholder, unless certain fair price requirements are met or the business combination is approved by the continuing directors of the Company.

                      These provisions of our articles of incorporation and bylaws, and Texas law, could discourage potential acquisition proposals and could delay or prevent a change in control of Rush, even though a majority of our shareholders may consider such proposals, if effected, desirable. These provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in some tender offers, including tender offers at prices above the then-current market value of our shares, and may also inhibit increases in the trading price of our shares that could result from takeover attempts or speculation. See "Description of Securities" on page 46.

RISKS RELATED TO OUR INDUSTRY

The online trading industry is subject to the risk of fines and sanctions from regulatory agencies.

                      The online trading industry is subject to a high degree of regulation. The NASD, SEC and other self-regulatory organizations oversee our industry in all respects and from time to time impose changes to rules and regulations that affect our business. We are subject to regulatory oversight and frequent inspections, which can result in regulatory sanctions including fines and suspensions. See "Business and Properties - Regulation" on page 24.

Market risks can result industry-wide declines in the volume of securities trading and thus in commission income.

                      Our level of business activity depends upon a healthy and active market for the purchase and sale of securities. Bear market trends generally decrease the overall market, trading volumes and investor activity. Online brokerage firms are finding that during these times both gross commissions, total trades, and overall volume can decrease substantially. See "Business and Properties - Market Opportunities," page 20.

We face aggressive competition in our industry, and our business will be harmed if we fail to compete effectively.

                      We encounter aggressive competition from numerous competitors in many areas of our business. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We have not had and may never have the resources to engage in an effective program of advertising and promotion, and many of our competitors spend millions of dollars on national ad campaigns. We may not be able to compete effectively with these competitors. To be competitive, we must develop new products and periodically enhance our existing products in a timely manner. We may have to adjust the prices of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines. We have limited resources and must restrict product development efforts to a relatively small number of projects. See "Business and Properties - Competition" on page 23.

Our operating results may be adversely affected by market interruptions resulting from geopolitical activity and further terrorist acts.

                      Adverse economic conditions worldwide resulting from war and terrorist activities have contributed to a material slowdown in the securities business and may continue to adversely impact our business, resulting in:

-	Reduced demand for our products as a result of a decrease in technology spending by our customers and potential customers;
-	Increased price competition for our products; and
-	Higher overhead costs as a percentage of revenues.

                      Although the economic and market conditions in the United States have been improving recently, further attacks on the United States could lead to economic and market interruptions, which could cause a material adverse effect on our business, operating results, and financial condition.

The financial technology industry is characterized by rapid technological change, and we will need to adapt our development to these changes in order to avoid seeing our products become obsolete.

                      We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technologies or market changes may cause some of our products to become obsolete more quickly than expected. See "Business and Properties - Technology" on page 20.

The trend toward consolidation in our industry has created large, well capitalized competitors that we have been unable to match.

                      There has been a trend for large, retail financial firms to acquire smaller online trading firms having proprietary software. As consolidation in the financial technology industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors, which include companies such as Charles Schwab, Ameritrade, E*TRADE, Trade Station and others. Furthermore, we have attempted to use strategic acquisitions to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. See "Business and Properties - Competition" on page 23.

 The intense price-based competition for licensing of our products results in lower operating margins.

                      Price competition is often intense in the financial technology software market. Many of our competitors have significantly reduced the price of their products. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins. See "Business and Properties - Competition" on page 23.

We must effectively adapt to changes in the dynamic technological environment of the Internet in a timely manner or otherwise risk obsolescence.

                      Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility, quality of service or potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to distribute or support our software products and the functionality of some of our products. Our principal marketing channel is the Internet, and if we are unsuccessful in timely assimilating changes in the Internet environment into our business operations and product development efforts, our future net revenues and operating results could be adversely affected. See "Business and Properties - Marketing Opportunities," page 20.
USE OF PROCEEDS

                      At any level of funding, we must be able to execute our business plan to secure our long-term survival. We believe that we will reach profitability in the next twelve months if we are able to continue funding operations to successfully execute our business plan. At the minimum funding level of $243,000 we will be able to bring some of our more pressing accounts payable current, provide additional net capital for RushTrade, provide funds to litigate and settle some of the litigation, provide for minimal system upgrades and provide some much needed working capital. If we are able to obtain the maximum funding level of $3,573,000 we will be able to bring our accounts payable current, provide sufficient net capital to fund RushTrade's continued growth, provide funds to litigate and settle some of the litigation, enable us to retire part of the long term debt, of which $185,000 is to a related party, provide for an increase in our advertising to accelerate continued revenue growth, provide sufficient funds to upgrade our network and provide sufficient working capital to provide for any foreseeable contingencies. If we raise 50% of the maximum offering, approximately $1,741,500, we would make a reduced contribution to RushTrade and to working capital, but management believes that we would still be able bring accounts payable current, provide for litigation settlements, fund some additional advertising and acquire customers for RushTrade.

                      The following table demonstrates the intended application of the minimum and maximum amount of net proceeds available from this Offering and an estimate assuming 50% of the offering is subscribed:

Intended Use	Minimum	50%		Maximum
Accounts payable	$75,000	$300,000		$500,000
Contribution to RushTrade	75,000	250,000		500,000
securities to increase net capital
Litigation settlement	50,000	100,000		100,000
Retire and restructure long- term debt	-0-	340,000	(1)	500,000	(1)
Advertising	-0-	150,000		300,000
Network upgrades	8,000	50,000		100,000
General working capital	35,000	551,500		1,573,000
Total	$243,000	$1,741,500		$3,573,000

(1)	Of such debt $300,000 is due on April 1, 2005 and bears interest at the rate of 9%, and $185,000 bears interest at 7% and is due now.

                      Although the preceding table demonstrates our intended use of proceeds from the Offering, there can be no assurance that we will be successful in generating projected internal growth. In the event the Company does not experience the projected need for capital in one or more areas of its operations, we intend to reallocate the proceeds from the Offering among the other areas listed in the table.

DIVIDEND POLICY AND MARKET DATA
Dividends

                      We have no current plans to pay any future cash dividends on the common stock. Instead, we intend to retain all earnings, other than those required to be paid to the holders of the preferred stock, to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the Board of Directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, restrictions in the Certificates of Designation for the preferred stock, business conditions and such other factors deemed relevant. We pay or accrue dividends quarterly to the holders of our preferred stock at a rate of 9% per year. We have suspended the payment of cash dividends to the holders of our preferred stock until we attain a sustainable level of profitability and have a positive net worth. As of March 31, 2004, a total of $105,097 in dividends have been accumulated but not declared.

Market Information

                      The common stock is traded on the Over-the-Counter Bulletin Board under the symbol RSHF. The quotations below reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions.

The following table shows the bid price range of our common stock for the time periods indicated:

FROM	TO	HIGH	LOW
1/1/02	3/31/02	$0.61	$0.16
4/1/02	6/30/02	0.33	0.12
7/1/02	9/30/02	0.15	0.04
10/1/02	12/31/02	0.13	0.04
1/1/03	3/31/03	0.13	0.06
4/1/03	6/30/03	0.40	0.06
7/1/03	9/30/03	0.50	0.17
10/1/03	12/31/03	0.45	0.18
1/1/04	3/31/04	0.51	0.30
4/1/04	5/31/04	0.60	0.34
Holders

                      As of May 31, 2004, there were approximately 1,500 shareholders, of which 200 are of record and 1,300 are beneficial holders holding through brokers. There were also 39 holders of our preferred stock and 18 holders of our 12% Senior Secured Convertible Bonds.

BUSINESS AND PROPERTIES
History

                      Rush Financial Technologies, Inc. was originally founded in 1990 as a traditional financial services company that grew rapidly from a start-up into a retail brokerage organization with a nationwide account base and network of agents and registered representatives for the sale of insurance and investment products. Rush's common stock began trading on the Nasdaq SmallCap Market under the symbol "RFGI" following its initial public offering in April 1998. On August 23, 2002 the stock moved to the Nasdaq OTC Bulletin Board Market after its delisting from the Nasdaq SmallCap Market.

                      In 2000, we launched a multi-million dollar proprietary technology development initiative in response to the burgeoning market for direct access online trading. After more than three years of development and successful beta testing, we introduced our direct access technology platform in August 2002 under our RushTrade(R) brand. Currently, management expects RushTrade revenues, growth in new accounts and trade volumes to continue their quarter-to-quarter increases, now that the RushTrade business unit has become our primary source of revenue.

                      As part of our repositioning as a real-time financial technology development and direct access online financial services company, the board of directors approved a name change to Rush Financial Technologies, Inc., which became effective upon shareholder approval and the filing of amended articles of incorporation with the Secretary of the State of Texas in January 2004. With the name change, our ticker symbol on the OTC Bulletin Board Market was changed to "RSHF."

                      Rush is a holding company that operates through two principal operating subsidiaries:

                      RushGroup Technologies, Inc., our financial technology development subsidiary, develops and operates proprietary real-time portfolio management software products, order management systems, direct-access trading software applications and a data services center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART), RushGroup offers real-time market data platforms and direct access products to meet the needs of active online investors, semi-professional traders or institutional portfolio managers and traders.

                      RushTrade Securities, Inc., a wholly-owned subsidiary of Rush and a fully disclosed introducing broker/dealer and member of NASD and SIPC, offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. RushTrade customer trades are cleared through, and customer accounts are held at, Pension Financial Services, Inc. RushTrade is registered in all 50 U.S. states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations. Sales of securities through RushTrade has become our primary source of revenue since the winding down of our retail insurance and brokerage operations. See the tables on page 21.

                      As we began 2002, Rushmore Securities Corp. ("RSC") was our only broker/dealer operating primarily as a traditional retail brokerage with independent sales representatives. A traditional brokerage operation requires an infrastructure for support and operates on a very small margin because most of the revenue is paid to the independent representatives as sales commissions. During the second quarter of 2002 we changed our focus from traditional retail brokerage to online brokerage which yields higher margins and has less compliance risk. The online brokerage services were to be provided using the software we developed. As a result, we no longer had the need for sales representatives and certain customer accounts were no longer desired as they were traditional retail accounts. In August of 2002 we acquired GRO Corporation, now known as RushTrade, a registered broker/dealer. As a result of ongoing NASD investigations and litigation against RSC, among other factors, we decided to conduct our direct online brokerage operations through RushTrade instead of RSC. At that point, any customer accounts that fit with our new focus were transferred from RSC to RushTrade and all new business was directed to RushTrade. We began a systematic reduction of our independent sales force and their books of business through sales to other broker/dealers and outright releases. By the end of the third quarter 2002, RSC had eliminated its entire sales force and was no longer originating new retail brokerage business. Subsequent to the acquisition of GRO, RSC revenue consisted of renewals on old business and trail commissions paid on mutual funds and insurance products. Late in 2003, RSC sold most of the remaining trail commissions to Brazos Holdings and transferred many of the remaining retail brokerage accounts to SamCo in exchange for a portion of any revenue generated by those accounts, which to date has been minimal.

                      Effective February 27, 2004 we acquired LostView Development Corporation ("LostView"). LostView is a financial technology and web development company providing professional software development services for online trading and document management systems. We expect to benefit from the addition of LostView in several ways. By utilizing LostView's resources, our software development capabilities will increase, accelerating our options and futures trading development. We will also be better positioned to quickly add new product enhancements, including the ability to capture market data directly from the financial exchanges. Moreover, we will gain additional levels of redundancy and fault tolerance for our products and services. Under the terms of the acquisition agreement, up to 1,500,000 shares of our restricted common stock will be issued, depending on various contingencies, in exchange for 100% of LostView's outstanding common stock and intellectual property assets. LostView's existing and ongoing development contracts and business relationships will be evaluated in light of our own development plan. We will also retain key employees of LostView, bringing valuable experience in real-time financial software development, market data collection and distribution.

                      Our other subsidiaries and former business units are inactive, except for residual revenues and certain legal proceedings.

Products

                      We develop and support software applications for active on-line investors who trade in the stock market. We offer three platforms: RushTrade Direct Pro--a "Level II" software-based product, RushTrade Direct Plus--a "Level I" software-based platform, and RushTrade Direct--a "Level I" browser-based product.

                      Level I access systems provide current inside market quotations, highest bid price and lowest offer price that make up the best available price. Our Level II system provides this same service, as well as detailed quotes (including each Market Maker and ECN posting bid and ask and other real-time market data), and the most recently executed trades (including the size and time of the transactions). Our trading platforms provide customers and licensees with real-time quotes and charts, fast and reliable access to various markets, and many other advanced decision support tools and portfolio management tools.

                      Using our products, we believe that customers purchasing or selling shares of stock receive the best possible price, because orders are sent directly to the particular Exchange or ECN in most cases offering the best price on any particular stock at any given time. In contrast, most of the traditional online brokerage firms process customer orders through standard browser-based software that routes the order through the firm's trading desk or to third-party wholesalers with "payment for order flow" arrangements that normally increase the customers' price, and inhibit speed and quality of execution.

                      RushTrade Direct Pro meets the demands of more sophisticated online investors and semi-professional traders by providing the latest trading technologies and services available in an easy-to-use trading system. Significant features of the Level II product include streaming, real-time Level II stock quotes, news, advanced charting, time and sales, research and RushTrade's proprietary DART. Registered securities representatives are available by telephone to provide customer service.

                      The technological advancements made in RushTrade Direct Pro constitute the third generation of trading software platforms. RushTrade Direct Pro provides a clean and intuitive user interface through the use of multiple methods of accessing each tool and performing each task, and the utilization of advanced Windows™ functionality. We believe that RushTrade's Level II product user interface is designed to be much more efficient and "user friendly" than that of the competition.

                      RushTrade Direct Pro software can be downloaded with less than a 1.6-megabyte requirement versus 10 to 15 megabytes required for most of the other competitive software platforms. While other competitive platforms require broadband data connections such as ISDN, DSL or T-1 connections, we believe that RushTrade Direct Pro is one of the only Level II software applications of its kind that will operate effectively with as little as a 56K dial up connection.

                      While improving upon the user interface, we simultaneously developed decision support tools that provide many of the latest advanced trading technologies. These technologies include multiple order entry methods, sophisticated basket trading capabilities, conditional orders, parametric alerts and a stock market screening tool. These advanced decision support tools enable traders and active investors to quickly make more informed decisions.

RushTrade Direct Pro features include:
     User defined alarms and screen alerts
     Streaming, real-time Level II quotes
     Direct access order routing utilizing DART
     Conditional Orders, i.e., Trailing Stops, Make Best, etc.
     Powerful charting package including intra-day charts with numerous advanced studies
     3G Board View (Watch list)
     Real-time news available
     A listing of several market indices with quotes
     Multiple Level II books
     Customizable tickers
     Real-time portfolio and account balances

     Multiple account and sub-account management
     Advanced order management and automated trading features
     Customizable hot key setup
     Time and sales studies
                      RushTrade Direct Plus is the newest member of our family of products. It is a hybrid of the Direct Pro and Direct platforms, is available without a monthly software fee, and was developed for the active trader that needs streaming Level I data, advanced charting, real-time news and other functions available on the Direct Pro platform. RushTrade Direct Plus clients have access to the same customer service support that RushTrade Direct Pro users receive.

                       RushTrade Direct Plus features include:
     Streaming Level I data
     Advanced order execution
     User defined alarms and screen alerts
     Powerful charting package including intra-day charts with numerous advanced studies
     3G Board View (a customizable watch list for up to 30 securities)
     Real-time news
                      RushTrade Direct fulfills the needs of online investors by delivering real-time quotes and aggregated information from third party providers combined with RushTrade's DART. RushTrade Direct clients have access to the same customer service support that RushTrade Direct Pro users receive. RushTrade Direct is delivered to customers via the Internet and can be accessed from virtually any computer with a web browser.

                      RushTrade Direct features include:
     Intraday and historical charts
     Most active, % losers, % gainers
     News headlines by symbol and by industry
     Company and symbol lookup
     Market summary
     Online direct access order execution
     A listing of several market indices with quotes
Customers

                      We market our products and services to the general public via the Internet and other media. According to Bear Stearns & Co., Inc., the retail user market is estimated at 20 million and grew by 20% in 2001 and 8% in 2002 (during a period of market decline). Our target is the active traders in this market, who we believe offer the greatest profit potential. Since September 2002, when we began opening accounts in RushTrade, until December 2003, we have added 1,272 customer accounts. We are not dependent upon any one customer or group of customers. Our average customer account has a net asset value as of December 31, 2003 of approximately $30,600 and makes an average of more than 12 trades per month.

                      Our second target group of customers is expected to be persons and firms to license versions of RushGroup software, which is still in development. See "Growth Strategy" on page 21.

                      RushTrade's marketing and sales efforts are currently underway to acquire new active trader/customer accounts that are expected to generate both subscription-based and transaction-based revenue. RushTrade believes it has the low cost operational infrastructure and a relatively low threshold to reach profitability in the near future. Since December 2002, we have begun hiring new sales representatives to produce new customer accounts from sales leads generated from our Internet advertising. We believe we have embarked on a successful marketing strategy to generate the necessary active trader/customer accounts to capture customer assets with trade volumes that can produce increased revenues. There can be no assurances that these steps will result in our being able to settle our liabilities they become due, or that we will be able to generate revenues or cash flows from financings sufficient to support our operations in the short term.

Technology

                      DART is a proprietary smart order routing technology that provides advanced direct access trading capabilities to online investors. DART is directly connected to multiple Exchanges and Electronic Communication Networks (ECNs), allowing customers, in most cases, to bypass the "middlemen," brokers or Market Makers that have traditionally executed customer orders. ECNs receive orders that are executed against other orders within the ECN's electronic order book.

                      These market participants include:
     Nasdaq SuperMontage(TM)System
     ISI with connection to the NYSE SuperDOT
     ABN Amro
     Archipelago ECN
     Instinet/Island ECN
     BRUT ECN
     Globe NET ECN
     Crown Financial
     NITE Trading Group
     TRAC ECN
                      Utilizing these multiple direct connections, DART automatically and continuously searches the entire market for the best price available and automatically sends the order to that particular market participant in a fraction of a second. DART continues to send the order until it is completed.

Market Opportunities

                      Demographic shifts and new technologies always drive change, and electronic brokerage, electronic clearing and electronic order matching is changing the retail brokerage and institutional trading industry. In addition, recent regulatory actions are opening up new opportunities for our products and services. Various regulatory agencies are requiring changes in long established practices, such as "payment-for-order-flow" between market makers, "soft dollar" arrangements to trading firms in exchange for research coverage and more recently, Mutual Fund managers' after-market hours trading practices. We believe the dominant market leaders can no longer rely on those industry practices to justify the higher rates they generally obtained from their clients. We believe we are positioning ourselves to benefit from the convergence of these industry trends in the midst of all the regulatory changes because of our efficient proprietary product design and our low cost scalable system. We believe that new technologies have begun to erode the dominance previously enjoyed by a few large players such as Bloomberg, ILX/Thompson and Reuters and that new market opportunities have opened up for new providers, like RushGroup who can more efficiently and cost- effectively deliver financial tools and information. We believe that RushTrade will be able to capitalize on this market opportunity with our easy-to-use, multi-product offering and our low cost operational infrastructure and therefore can position RushTrade as a low cost leader in the direct access market.

                      Online trading remains a dynamic force today representing over one-third of total trading volume on the New York Stock Exchange and Nasdaq. According to Bear Stearns & Co., Inc. there were over 20.5 million online retail trading accounts in the U.S. at the beginning of 2003, up 8% from 19 million in 2002 which was up from 17.4 million, an increase of 20% from 2001. The more active, self-directed traders, also known as semi-professional traders or day traders, accounted for 83% of this trading volume. The institutional market consists of proprietary and institutional trading firms, hedge funds, mutual fund and other private portfolio managers, banks, other financial institutions, broker/dealers, market data vendors and media content providers.

                      According to Active Trader, an industry magazine, many industry experts expect direct-access to become an increasingly large part of trading operations and hedge funds in the U.S. and abroad and continue to dominate retail day trading with order volumes to increase over the next few years. We believe that our market opportunity can be maximized by our multi-product offering with its superior functionality and ease of use; a low cost operational infrastructure; and a motivated and effective customer service support team to address receptive markets in both retail direct access online space as well as the institutional market.

Growth Strategy

                      We have two core businesses with two primary channels of distribution for our products and services. Currently driving our revenue growth is our new generation, direct-access broker/dealer subsidiary, RushTrade Securities, Inc., an NASD and SIPC member that is registered in all 50 U.S. states and accepts new customers from most foreign countries. RushTrade does not provide advice or make trade recommendations, all accounts are self-directed and customers meet strict suitability requirements.

                      We are executing a low cost "guerrilla" sales and Internet marketing strategy in addition to our strategic alliances that are producing sustained rates of sales growth. This strategy employs, among other things, the use of a targeted keyword search Internet advertising program, with a timing strategy to maximize its effectiveness that is, we believe, more cost efficient than traditional advertising programs. In addition, we have received the exclusive endorsement of Steve Crowley's nationally syndicated American Scene Business Talk Radio, which has been heard live daily in over 75 major markets from over 250 radio stations across the USA. Through our Internet advertising, we have been seen on Google, CBS Market Watch, Big Charts, Kiplinger, CNN.com, MSN, C/Net, Ask Jeeves, Elite Trader, Info Space, AOL, Alta Vista and Yahoo Finance. Visits to our web domains, www.daytrade.com and www.rushtrade.com, have created a growing web traffic that generates most of our current sales leads. We believe that we can position ourselves as a low cost leader in the retail direct access market as we prepare to launch our products and services in the institutional marketplace.

                      Our sales and marketing efforts are beginning to show results. Since the release of the RushTrade products in late 2002 RushTrade has experienced substantial quarter to quarter increases in new accounts, share/trade volume and customer account assets.

                      The number of RushTrade customer accounts and corresponding customer assets has grown as follows:

Date	Total Accounts	Securities Value	Cash Balance	Total Assets	Margin Debt	Total Equity
9/30/02	95	$1,492,474	$1,671,317	$3,163,790	$(27,652)	$3,136,139
12/31/02	140	4,335,121	1,984,429	6,319,549	(318,152)	6,001,397
1/31/03	190	5,608,639	4,501,291	10,109,930	(829,355)	9,280,575
2/28/03	225	10,415,611	5,188,474	15,604,085	(1,426,446)	14,177,639
3/31/03	301	11,552,613	4,803,235	16,355,848	(1,169,472)	15,186,375
4/30/03	421	14,054,217	6,765,568	20,820,086	(1,169,472)	19,351,607
5/31/03	522	15,434,623	8,304,606	23,739,229	(1,799,998)	21,939,231
6/30/03	636	18,794,159	9,141,242	27,935,402	(2,598,923)	25,336,479
7/31/03	751	20,419,951	9,993,480	30,413,430	(2,701,092)	27,712,338
8/31/03	856	22,312,506	10,612,005	32,924,511	(3,148,393)	29,776,118
9/30/03	1,001	20,740,815	10,992,947	31,733,762	(2,075,382)	29,658,382
10/31/03	1,116	21,590,111	11,396,924	32,987,035	(1,261,640)	31,725,398
11/30/03	1,185	23,325,859	12,693,979	36,019,838	(1,467,801)	34,552,041
12/31/03	1,272	27,818,441	12,940,421	40,758,862	(1,811,751)	38,947,116
1/31/04	1,465	28,824,596	14,083,292	42,907,889	(2,090,120)	40,817,774
2/29/04	1,630	31,161,088	13,797,508	44,958,596	(2,327,977)	42,630,627
3/30/04	1,798	31,222,653	16,627,495	47,850,149	(2,342,976)	45,507,172
4/30/04	1,927	31,875,885	18,555,467	50,431,352	(2,665,504)	47,765,848
5/31/04	2,007	33,398,506	18,875,300	52,273,807	(3,040,401)	49,233,406

                       The following table shows the 2003 and 2004 month to date activity level of the RushTrade Securities, Inc. customer base:

For the Month of	Number of Trades	Number of Shares
January 2003	3,414	3,596,532
February 2003	3,851	3,583,894
March 2003	4,521	3,039,325
April 2003	7,019	4,242,451
May 2003	8,178	10,029,062
June 2003	11,054	8,772,640
July 2003	10,839	11,632,790
August 2003	10,112	12,672,975
September 2003	13,315	32,177,054
October 2003	15,700	39,072,872
November 2003	14,746	54,738,776
December 2003	16,311	47,055,892
January 2004	18,362	69,948,879
February 2004	16,270	46,033,738
March 2004	20,307	78,024,289
April 2004	21,873	98,027,675
May 2004	14,616	122,286,369

                      Later in 2004, we expect RushGroup to begin to produce an additional revenue stream by licensing versions of the RushGroup Software products and by providing real-time financial data services to other brokerage firms and financial institutions. RushGroup plans to offer to the institutional market, a $14 billion industry, a new-age platform that is efficient, complete and price competitive. As the industry consolidates both vendors and costs, we believe that we can position ourselves to obtain market share from the current industry leaders through aggressive marketing, competitive pricing, flexible deployment, strategic alliances, efficient delivery and creative consolidation.

Strategic Alliances

                      We have established strategic alliances or joint marketing arrangements with eSignal, Knobias, Trade-Ideas, Online Trading Academy ("OTA") and others. These arrangements, depending on the terms of the relationship, provide joint marketing opportunities that are expected to enhance our ability to acquire new customers, lower our customer acquisition costs and/or provide education and other resources that improve our customer retention.

                      eSignal, a division of Interactive Data Corporation (NYSE: "IDC"), provides global, real-time market data and decision support tools to active investors worldwide. We plan to integrate our Advanced Order Execution OMS platform into the eSignal product in connection with a joint marketing alliance with eSignal. The terms of the agreement call for a joint marketing arrangement and a proposed product integration where the RushTrade-eSignal product offering will be targeted to the "high end" segment of the long-term investor, hedge fund manager and active trader market. RushTrade and eSignal pay their own costs with the product integration. No fees are charged to either party. The agreement also calls for a non-exclusive, non-transferable limited license that has no revenue sharing or co-branding provision and is for a one year term, automatically renewing for successive one year terms, and which can be canceled by either party on 120 day notice. The agreement is expected to bolster our marketing and brand awareness, and is expected to expand our customer account base, trade volume and revenue. Revenues associated with the agreement will be accounted for as RushTrade transaction based revenue.

                      OTA is an education provider of classroom training, interactive CDs, and online education for individuals interested in learning the latest tools and trading techniques in direct access trading. OTA is a recognized leader in the unique educational niche of live Direct Access Trading education. Using the RushTrade Direct Pro platform, OTA offers teaching facilities and professional instruction, and to make the education even more attractive, we reimburse OTA's students'

tuition by offering commission discounts at RushTrade. The agreement calls for a revenue sharing arrangement with NexportX.com, the broker dealer affiliate of OTA, whereby RushTrade is to pay 50% of its net revenue after clearing charges and other costs to NewportX on a monthly basis. The agreement is for a three-year term with a provision for annual renewals upon agreement by the parties. Currently, customer accounts from OTA account for less that 10% of our customer accounts and approximately 20% of our trade volume and revenue. We account for the revenue as RushTrade transaction based revenue and the revenue sharing portion as a commission or customer acquisition cost expense. An amendment to the agreement was executed in 2002 that substituted the revenue sharing provision by the acquisition of 150 customer accounts in exchange for our common stock, which is more fully described in the Notes to Financial Statements, Intangibles on page F-9. We believe this relationship allows us to acquire high quality customers, trained on the RushTrade software platform, and enhances the knowledge and effectiveness of the individual trader and therefore the longevity of our customer.

                      Knobias Holdings, Inc. is a real-time news and content technology development company. RushTrade and Knobias have each separately developed certain proprietary products, services and real-time direct access technologies which both companies believe complement each other's product and service offerings. Knobias supplies RushTrade its "News, Research, Fundamental" and other data in exchange for RushTrade supplying Knobias with RushGroup's "Real Time Charts" and other real-time market data which lowers our costs of providing this data to our customers and provides joint marketing opportunities. The arrangement currently has no revenue sharing provision and may be terminated by either party giving ninety days notice to the other.

                      Trade-Ideas is a web-based stock streaming tool that provides real-time statistical and technical analysis of stocks trading on U.S. exchanges. Trade-Ideas is a third-party software vendor and RushTrade customers must individually subscribe to the service. The Trade-Ideas software product automatically and continuously scans thousands of stocks and indices providing users with new trading opportunities and real-time decision support tools. Under the terms of the agreement, the integration of Trade-Ideas with RushTrade provides our customers with a third party resource tool for technical indicators and analysis. The arrangement currently has no revenue sharing provision and is operated on a month-to-month basis. We believe our relationship with Trade-Ideas enhances the knowledge and effectiveness of the individual trader and therefore the longevity of our customers.

Investment Services

                      RushTrade Securities, Inc. provides securities brokerage services to its clients through a direct-access online brokerage operation. RushTrade is registered in all 50 U.S. states and accepts customers from most foreign countries. RushTrade customer accounts are self-directed, and RushTrade does not give advice or make trade recommendations. RushTrade Securities is a member of the NASD, the Municipal Securities Rulemaking Board ("MSRB") and the Securities Investors Protection Corporation ("SIPC").

                      RushTrade Securities acts as a broker/dealer for online trading of securities products, including U.S. equities, exchange traded funds, ETF's and mutual funds that are traded on the NYSE, AMEX, Nasdaq, OTCBB and other OTC markets. It is known as a "fully disclosed" originating broker, meaning that it does not hold clients' funds, does not clear clients' trades on securities markets, and is not a member of any stock exchange. RushTrade forwards all clients' trades to Penson Financial Services, Inc., under a contractual relationship to clear such trades and hold customer funds. This arrangement allows us to reduce some of the risk associated with trading and the amount of net capital we are required to maintain under applicable securities laws.

Competition

                      The retail and online brokerage industries are highly competitive with many large, diversified, well-capitalized brokerage firms, financial institutions and other organizations. The Company, in many instances, competes directly with organizations that are well capitalized and that have substantial name brand recognition for market share of commission dollars. We believe our competitors in the direct access online trading industry are those that provide direct-access software for their customers, including REDIPlus, RealTick, CyBerTrader, E*TRADE Pro, Gr8trade, TradeStation and Interactive Brokers.

                      Most of the Company's competitors are larger, well capitalized organizations that offer a full range of investment products. Several of these competitors in recent months have lowered the commissions they charge their customers, and have reduced or eliminated charges for software subscriptions. RushTrade has lowered its commissions and software license fees to be more competitive and believes it is able to compete in this market, although dominated by larger companies, due to its new-generation product offerings, low cost operational infrastructure and responsive customer service.

Employees

                      We have a total of 23 employees located in our offices in Dallas, Texas. Twenty of these are full time and three are part-time employees. There are four employees in the corporate area, nine full time and two part time employees in RushTrade, and one part time and seven full time employees in RushGroup.

Properties

                      We lease 3,800 square feet at the Dallas Galleria One Office Tower, Dallas, Texas. With the purchase of LostView, we acquired an additional 2,200 square feet in an office complex near the Galleria. We believe these facilities are adequate to meet our requirements at the current level of business activity.

Regulation

                      Our business is subject to a high degree of regulation. The securities business is one of the most highly regulated industries in the United States, and regulatory pressures can have a direct effect on our operations.

                      RushTrade is subject to regulation by the Securities and Exchange Commission, the NASD, the SIPC, the Texas State Securities Board, and the securities exchanges. The NASD and State Securities Board regularly inspect RushTrade's books and records to determine compliance with laws applicable to securities dealers. Under the rules of the SEC and NASD, broker/dealers are required to maintain varying levels of net capital. Any deficiencies in net capital due to losses or otherwise can result in regulatory action including fines, suspensions and sanctions. At December 31, 2003, RushTrade had net capital of $75,628 and net capital requirements of $5,000. RushTrade's ratio of aggregate indebtedness to net capital was 0.33:1. The Securities and Exchange Commission permits a ratio of no greater than 15 to 1. RushTrade is not the subject of any regulatory deficiencies or legal proceedings with any regulatory authority.

                      Our management is subject to regulation by the Securities and Exchange Commission and state securities regulators. Such regulation covers testing and background checks on our officers and employees, review and approval of business methods, compensation structures, advisory agreements and advertising.

                      In December 2003, Rushmore Securities Corp., a separate broker-dealer subsidiary of Rush, filed Form BD/W with the NASD and is no longer subject to the net capital requirement. Our decision was based upon a desire to transition away from the traditional retail brokerage business with its lower operating margins and the inherent risks of outside independent registered representatives offering advice and recommendations. RSC no longer solicits or accepts new customer accounts and no longer operates as a broker-dealer. The NASD commenced an examination of RSC in February 2000. In conjunction with this examination, in March 2002, RSC received a Letter of Caution from the NASD regarding a number of compliance issues, including net capital computations, advertising and other record-keeping deficiencies. These matters were resolved without admitting or denying the allegations, and RSC agreed to pay a $7,500 fine. In May 2002, the NASD along with the SEC commenced a joint examination. RSC has submitted its response to the SEC and to the NASD. Management has, as a result of these examinations, accrued a $25,000 liability to account for a further possible fine against RSC. Beyond such fine, these actions are not expected to affect our ongoing operations in RushTrade, which is a separate and unrelated broker/dealer.

Legal Proceedings

                      We and our subsidiaries are engaged in legal proceedings and arbitrations from time to time. Management believes some of these proceedings could have a material effect upon our operations or financial condition if we are unsuccessful in defending against the actions.

                      Company Proceedings. On June 24, 2003, in Sumner Group Inc. d/b/a Datamax Office Systems Leasing Division v. Rushmore Financial Group; Cause No. CC-03-7400-b; County Court at Law No. 2, Dallas County, Texas, a former vendor filed a claim in the Dallas

County Court claiming that we failed to pay for services rendered on a copier in the amount of $39,710. We have filed a counterclaim alleging overcharges and improper installation of a software product causing us incalculable harm. A jury trial is set for August 25, 2004. We believe the range of possible loss is up to not more than $55,000.

                      On February 10, 2004, in Great Southern Life Insurance Company v. Dewey M. Moore, Jr. and Rushmore Insurance Services, Inc.; Cause No. CC-04-01666-C in the County Court at Law No. 3, Dallas County, Texas, a provider of insurance products for whom Rushmore Agency and D. M. Moore, Jr. acted as an agent, filed a claim in the Dallas County Court for overpaid commissions in excess of $70,000 plus attorney's fees and interest. Rushmore Agency and D. M. Moore, Jr. have filed a response disputing the claim. We believe the range of possible loss is up to not more than $95,000.

                      On March 18, 2004, in Citicapital Technology Finance, Inc. v. Rushmore Financial Group, Inc.; Cause No. 04-02267; 101st Judicial District Court, Dallas County, Texas, a vendor filed a claim in the Dallas District Court claiming a total of $39,810 in delinquent lease payments, plus interest and attorney's fees, and return of equipment. We dispute the amount of the claims and plan to vigorously defend ourselves in this matter. At December 31, 2003 we estimated our liability for this claim to be approximately $16,000, and accordingly have recorded a liability for this amount.

                      RSC Subsidiary Proceedings. On January 16, 2003, in Eichhof, et al. v. Rushmore Securities Corporation; NASD Dispute Resolution Arbitration No. 02-07677, eight former customers of a former registered representative of RSC filed a complaint contending that they made numerous investments in securities which the former account representative sold outside and away from RSC. The claimants allege the investments were fraudulent, speculative and unsuitable, and that RSC failed to properly supervise the representative. The claimants contend they invested $808,000 in these securities and virtually the entire amount was lost through such investments. The claimant's Statement of Claim does not specify the amount of damages sought, but requests the panel to award damages in an amount to be determined by the arbitrators. RSC denies the allegations, contends they are barred by the applicable statutes of limitations, that RSC owed no legal duty to three of the claimants who never had an account with RSC, that RSC did not fail to properly supervise its former registered representative, and intends to vigorously pursue our defense. The matter is being defended by RSC's former errors and omissions insurance carrier under a reservation of rights. RSC has a $405,000 unused retention limit under our errors and omissions insurance to cover any settlement up to that amount. However, should this complaint be resolved in favor of the claimants in excess of the $405,000 retention limit, any excess award would not be covered by our errors and omissions insurance, and may have an adverse effect on our financial condition. On July 1, 2004 we received a settlement offer from the claimants that falls within the policy limits of the errors and omissions insurance.

                      On April 17, 2003, in E.F. (Mickey) Long, II, et al. v. Rushmore Financial Group, Inc., Rushmore Securities Corporation and D.M. "Rusty" Moore; NASD Dispute Resolution Arbitration No. 03-01451, a group of former securities representatives of RSC filed for NASD Dispute Resolution, naming the Company and Mr. Moore. The former representatives are claiming $178,288 in commissions. At December 31, 2003 we estimated our liability to be $43,000 and recorded an accrual for this amount. Subsequent to year end we negotiated a settlement with the representatives in the amount of $98,750.

                      On November 14, 2003, in William E. McMahon v. Rushmore Securities Corporation, Chicago Investment Group, LLC, et al; NASD Dispute Resolution Arbitration No. 03-07986, a former securities account customer filed for NASD arbitration against RSC, their former account representative and their previous brokerage firm claiming his account decreased in value by $100,000 due to improper and unauthorized sales and trading practices. We filed a response disputing the claims based on our belief that RSC should not be a party to this matter, and on June 15, 2004 received a Voluntary Notice of Dismissal Without Prejudice, which terminates our involvement in the matter.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                      The information presented in this section should be read in conjunction with the information contained in the financial statements, including the notes thereto, and the other financial statements appearing elsewhere in this Prospectus. At March 31, 2004, we had $2,590,336 in current liabilities, and current assets of $285,442. Also, we had net losses of $2,475,947 in 2003 and $3,131,636 in 2002, and $751,155 in the first quarter of 2004. Although we believe that we will be able to continue to raise the necessary funds until we reach a sustainable level of profitability, these matters raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

General

                      The following discussion should be read in conjunction with the Consolidated Financial Statements and the notes thereto and the other financial information appearing elsewhere in this Prospectus. Certain statements contained in this Prospectus and other written material and oral statements made from time to time by us do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" that provide current expectations or forecasts of future events. Such statements are typically characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "strategy" and similar expressions. Our forward-looking statements generally relate to the prospects for future sales of our products, the success of our marketing activities, and the success of our strategic corporate relationships. These statements are based upon assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including the following: our ability to achieve profitable operations and to maintain sufficient cash to operate its business and meet its liquidity requirements; our ability to obtain financing, if required, on terms acceptable to it, if at all; the success of our research and development activities; competitive developments affecting our current products; our ability to successfully attract strategic partners and to market both new and existing products; exposure to lawsuits and regulatory proceedings; our ability to protect our intellectual property; governmental laws and regulations affecting operations; our ability to identify and complete diversification opportunities; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of these risks, uncertainties and other matters can be found elsewhere in this Prospectus. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Summary of Financial Information

Balance Sheet Data:	March 31, 2004 (unaudited)	December 31, 2003

Total assets	$2,070,449	$1,874,873
Capitalized software costs	1,145,584	1,288,245
Long-term liabilities, net	756,433	879,931
Total liabilities	3,346,769	4,215,991
Shareholders' (deficit)	(1,276,320)	(2,341,118)

	Three Months Ended March 31, 2004 (unaudited)		Year Ended December 31,
Statements of Operations Data:	2004	2003	2003	2002

Revenue	$ 573,781	$173,798	$1,248,722	$3,931,316
Operating (loss)	(647,792)	(519,522)	(1,899,529)	(3,073,735)
Net (loss)	(751,155)	(555,606)	(2,475,947)	(3,131,636)
Net (loss) per common share	(0.05)	(0.06)	(0.25)	(0.40)

Overview

                      Rush Financial Technologies, Inc., dba RushTrade Group ("RSHF," "RushTrade Group" or "Rush") is a holding company that operates through two primary subsidiaries. We are a Texas corporation formed in September 1990, commencing operations in March 1991 as Rushmore Capital Corporation. In 1997 we changed our name to Rushmore Financial Group, Inc., and on January 26, 2004 to our current name.

                      RushGroup Technologies, Inc., our financial technology development subsidiary, develops and operates proprietary real-time portfolio management software products, order management systems, direct access trading software applications and data services center. Utilizing a number of proprietary technologies and its exclusive DART, RushGroup offers real-time market data platforms and direct access products to meet the needs of active online investors, semi-professional traders and institutional portfolio managers and traders.

                      RushTrade Securities, Inc., a wholly-owned subsidiary and a fully disclosed introducing broker/dealer and member of NASD and SIPC, offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. RushTrade customer trades are cleared through, and customer accounts are held at, Penson Financial Services, Inc. RushTrade is registered in all 50 U.S. states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

                      As we began 2002, Rushmore Securities Corp. ("RSC") was our only broker/dealer operating primarily as a traditional retail brokerage with independent sales representatives. A traditional brokerage operation requires an infrastructure for support and operates on a very small margin because most of the revenue is paid to the independent representatives as sales commissions. During the second quarter of 2002 we changed our focus from traditional retail brokerage to online brokerage which yields higher margins and has less compliance risk. The online brokerage services were to be provided using the software we developed. As a result, we no longer had the need for sales representatives and certain customer accounts were no longer desired as they were traditional retail accounts. In August of 2002 we acquired GRO Corporation, now known as RushTrade, a registered broker/dealer. As a result of ongoing NASD investigations and litigation against RSC, among other factors, we decided to conduct our direct online brokerage operations through RushTrade instead of RSC. At that point, any customer accounts that fit with our new focus were transferred from RSC to RushTrade and all new business was directed to RushTrade. We began a systematic reduction of our independent sales force and their books of business through sales to other broker/dealers and outright releases. By the end of the third quarter 2002, RSC had eliminated its entire sales force and was no longer originating new retail brokerage business. Subsequent to the acquisition of GRO, RSC revenue consisted of renewals on old business and trail commissions paid on mutual funds and insurance products. Late in 2003, RSC sold most of the remaining trail commissions to Brazos Holdings and transferred many of the remaining retail brokerage accounts to SamCo in exchange for a portion of any revenue generated by those accounts, which to date has been minimal.

                      Following more than a decade of experience in the traditional financial services industry, management over the past two years has divested or redeployed assets in an aggressive re-positioning strategy to capitalize on the rapidly expanding market for real-time financial services technologies and direct access online trading that is revolutionizing the online brokerage and institutional trading industry. In 2000, we launched a multi-million dollar proprietary technology development initiative in response to the burgeoning market for direct access online trading. After more than three years of development and successful beta testing, we introduced our direct access technology platform in August 2002 under the RushTrade brand. Management currently expects RushTrade revenues, growth in new accounts and trade volumes to continue their quarter-to-quarter increases now that the RushTrade business unit has become our primary source of revenue. Management expects future revenues from licensing RushGroup's software trading platforms to other broker-dealers, institutional investors and financial institutions, but to date has received minimal revenue from this source.

                      RushTrade's premier online trading platform utilizes our exclusive, proprietary DART offering various software applications and direct access trading products to meet the needs of active online investors. These technologies are designed to provide real-time quotes and high quality trade executions in the U.S. equities markets, including multiple direct access trading routes, streaming real-time quotes, charts and other advanced decision support tools.

                      The RushTrade business model integrates state-of-the-art technology and low cost operational infrastructure with a trader education program that serves to generate end-user customers. We believe our marketing programs, strategic alliances and potential licensing arrangements give us the opportunity for significant revenue growth.

Critical Accounting Policies

                      The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Consolidated Financial Statements, and revenues and expenses during the periods reported. Actual results could differ from those estimates. We believe the following are the critical accounting policies, which could have the most significant effect on our reported results and require the most difficult, subjective or complex judgments by management.

                      Capitalization of Software Development Costs. In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," internally generated software development costs associated with new products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. Software development costs that qualify for capitalization include the salaries and benefits of the software engineers assigned to the products, internal and external quality assurance testing costs, overhead allocations primarily associated with rent and facilities costs and the costs of outsourced development activities. Software development costs not qualifying for capitalization are recorded as product development expense. Capitalized software development costs, including purchased software, if any, are amortized using the greater of the revenue method or the straight-line method generally with useful lives of three years or less. At each balance sheet date we evaluates the estimated net realizable value of each software product and when required, records write-downs of net book value to net realizable value of any products for which the net book value is in excess of net realizable value. The net realizable value is the estimated future gross revenue of each product reduced by the estimated future costs of completing and disposing of that product, including the costs of completing in process development and customer support. Estimated future gross revenues have been based on market potential, other competitive platforms, product penetration, platforms, current customer account growth rate and other market factors. We determined that no write-down of capitalized software development costs was required during the years ended December 31, 2003 and 2002. As of December 31, 2003 and 2002, the total of all capitalized software development costs was $2,326,383 and $2,215,377, respectively. During 2003 and 2002, we amortized $692,316 and $345,822 of software cost, respectively, using an estimated useful life of three years.

                      Valuation of Long-lived Assets. We evaluate the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the asset's fair value.

                      Recognition of Commission Revenue and Fees. Commission revenue on securities transactions (and related expense) is recorded on a trade date basis.

RESULTS OF CONTINUING OPERATIONS

                      We have two core businesses with two primary channels of distribution for our products and services. Currently driving our revenue growth is our new generation, direct-access broker/dealer subsidiary, RushTrade Securities, Inc., an NASD and SIPC member that is registered in all 50 U.S. states and accepts customers from most foreign countries. We are executing a low cost sales and Internet marketing strategy in addition to our strategic alliances that is producing sustained rates of sales growth. Visits to our web domains, www.daytrade.com and www.rushtrade.com, have created a growing web traffic that generates most of our sales leads.

                      Our segments have been identified based on products and services offered as well as risks assumed in a manner consistent with the data utilized by the Chief Executive Officer in evaluating operations. RushTrade offers broker/dealer services, and its operations have been included in the Investment Services segment. The Software Services segment is comprised of RushGroup Technologies, Inc., formerly RushTrade Software Services, Inc., which offers licensing of the RushTrade direct access software and other arrangements and is expected to become a new stream of revenue for us. There is ongoing development activity on the software to enhance its use to outside entities; however, we have received only minimal revenue to date related to the Software Services segment. During the first six months of 2002 we did not incur any expenses related to this source since all direct costs related to this activity were being capitalized.

Three Months Ended March 31, 2004 compared to the Three Months Ended March 31, 2003:

Revenues

                      The following table sets forth the components of our revenues for the periods indicated:

	Three Months Ended March 31,
Revenue	2004	2003
Investment services	$528,991	$173,798
Software services	44,790	-
Corporate	-	-
Total	$573,781	$173,798

                      Total revenue for the first quarter increased $399,983, or 230%, from 2003 to 2004. This increase reflects the additional Software Services revenue from the LostView acquisition, and reflects the increased revenue from 1,775 total customer accounts in the RushTrade business unit in 2004 compared to 301 in the same period of 2003.

                      Investment Services revenue increased $355,193, or 204%, from 2003 to 2004. The increase in revenue is primarily due to our efforts to concentrate on the continued development, launch and marketing of the RushTrade direct access on-line trading system. The RushTrade business unit continues to show revenue growth from quarter to quarter. For the quarter ending March 31, 2003 RushTrade revenue was $95,925 compared to $519,018 for the same period in 2004, an increase of $423,093 or 441%. The current period revenue increased $108,815 over the quarter ending December 31, 2003, where RushTrade revenue was $420,176, an increase of almost 26%. We expect revenues from the RushTrade business unit to continue to increase during the remainder of 2004. However, RushTrade, like most broker/dealers, is dependent on the overall activity in the United States equity markets. RushTrade will continue to devote resources toward marketing its online trading platforms and increasing the overall customer base, which should continue to drive increases in trade volumes and revenues.

                      RushGroup Technologies, Inc., our financial technology development subsidiary, had revenue of $44,790, an increase of $44,790 from 2003 to 2004. The increase is due to the acquisition of LostView and its related sources of revenue. When we launched the RushTrade business model and began our software development project in 2000, the intent was to develop for our own proprietary internal use, a software-trading platform for the purpose of opening new customer accounts subscribing to the RushTrade software and making self-directed trades. However, as the RushTrade software applications developed, management identified other opportunities available in the marketplace to derive an additional revenue stream from sale or licensing of "private label" versions of the software to other users. From this came the introduction of the RushGroup software services business model.

                      RushTrade began to add direct access online accounts in mid to late 2002 as we moved from beta test to product launch. From the date of our initial marketing efforts through year-end 2003 the RushTrade software has produced total revenue of $1,170,610. For the first quarter 2004 revenue was $462,915. First quarter revenue is almost 44% of the total revenue received in 2003. If first quarter revenue were annualized, 2004 revenue would be approximately $1,850,000 without additional growth. Because of the intercompany relationship, RushGroup is not charging RushTrade the software license fees that it would an unrelated third party. Nonetheless, the RushTrade revenues are a direct consequence of the RushGroup software asset and we believe have more than validated the asset value we carry on our balance sheet.

                      Although the RushGroup software products are not yet ready for deployment, the additional revenue stream from RushGroup that management expects to develop in the future is for the sale and licensing of the software to unrelated third party entities. We have had contact with several institutions and brokerages about the licensing potential of various software components or applications of the RushTrade platforms when they are ready for deployment. While there remain additional development requirements, and we continue to enhance and strengthen our various software applications, management expects RushGroup software services and licensing potential to be a new source of revenue in the future.

Expenses

                      The following table sets forth the components of our expenses for the periods indicated:
	Three Months Ended March 31,
Expense	2004	2003
Investment services	$472,010	$333,426
Software services	442,548	172,911
Corporate	410,378	223,067
Total	$1,324,936	$729,404

                      Total expenses increased $595,532 or 82%, from 2003 to 2004. Investment Services expenses increased 42%, or $138,584, Software Services expenses increased $269,637, or 156%, and Corporate expenses increased 84%, or $187,311.

                      Investment Services expenses increased $138,584, or 42%, from 2003 to 2004. In general this is attributable to the increase in marketing related cost associated with the new RushTrade business model and the increase in transaction based expenses. In 2003 advertising cost related to the acquisition of new RushTrade customer accounts was approximately $8,000 compared to over $90,000 in 2004, an increase of $82,000. From 2003 to 2004, transactions based cost increased due to the increase in shares traded from approximately 10,000,000 to over 220,000,000. We are continuing to execute our business plan and accordingly we expect the number of employees focused on sales, marketing, and business development activities to increase in future periods which would cause an increase in the related compensation and benefits expenses. We do not anticipate a proportionate increase in the number of administrative personnel. We will continue to tightly control costs and expenses and limit expenditures to necessary items to support the addition of sales and sales resources. Discontinuing retail sales, RSC and Rushmore Insurance Services, has caused our revenue from this source to continue its decline. Retail sales for the period ending March 31, 2004 was $10,048 compared to $76,751 for the same period in 2003, and $1,423,147 in 2002. We expect residual revenue to continue to decline as the underlying revenue-producing stream continues to deplete.
                      Software Services expenses increased 156% or $269,637 from 2003 to 2004. As the business unit transitioned from development stage to the implementation of the products through the RushTrade business unit it became necessary to increase the infrastructure supporting the products. Among the major increases was an increase in payroll of approximately $130,000, $15,500 in subscription fees, $35,000 in quotation services, $4,000 in general office expenses, $7,500 in stock-based compensation, and an increase in data line costs of $45,000, which includes the incorporation of LostView Development into this business unit. As overall market activity and acceptance of the products increases, costs will continue to increase.

                      Corporate expenses increased $187,311, or 84%, from 2003 to 2004. In part this is due to an increase in amortization of deferred financing fee, debt discount and intangibles of $93,000, cost related to the shareholders meeting of $32,000, an increase in accounting fees of $15,000, an increase in legal expenses of $37,000 and an increase in payroll of $26,000.

                      We have an estimated federal and state payroll tax obligation of $255,589 at March 31, 2004. We have estimated this obligation to be the amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation for the first, second and fourth quarters of 2003, along with the first quarter of 2004 in addition to an estimated accrual for interest and penalties. There is no obligation for the third quarter, as these taxes have been submitted. This amount is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Net Income (Loss)

                      The following table sets forth the components of the Company's income (loss) for the periods indicated:

	Three Months Ended March 31,
Net Income (Loss)	2004	2003
Investment services	$56,981	$(149,975)
Software services	(397,758)	(172,911)
Corporate	(410,378)	(232,720)
Total	$(751,155)	$(555,606)

                      Net losses increased $195,549, or 35%, from 2003 to 2004. The net income (loss) from Investment Services increased from a loss of $149,975 to income of $56,981 or 138% from 2003 to 2004. This in part is a reflection of the margins offered by the direct access online business model. Software Services net loss increased $224,847, or 130% from 2003 to 2004. This is due in part to the increase in infrastructure to support the increased activity levels. Corporate net loss increased from $232,720 to $410,378. The increase in Corporate net loss is in part due to the Company's loss on the settlement of liabilities of $25,030, an increase of $15,000 in accounting fees, $32,000 for the shareholder meeting held on January 26, 2004, $37,000 in legal expenses, and the amortization of deferred financing fee, debt discount and intangibles totaling $93,418.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues

                      Total revenues decreased $2,682,594, or 68% from $3,931,316 in 2002 to $1,248,722 in 2003. The decrease in revenues is primarily due to the decision to reposition ourselves into a direct access brokerage firm and a real-time technology development company. To facilitate this transition we divested most of our retail brokerage operations. As a result of this divestiture, a majority of retail brokers were terminated resulting in a rapid decline in our revenues. This decrease was partially offset by increases in RushTrade revenue. Future revenues for Investment Services are expected to be derived almost entirely from the RushTrade direct access brokerage operations with only residual revenues from the retail securities and insurance areas.

                      While total revenues from Investment Services decreased, the RushTrade online brokerage revenues showed a dramatic increase from $114,131 in 2002 to $1,056,479 in 2003, a 926% increase. We expect revenues from the RushTrade business unit to continue to increase in 2004. However, RushTrade, like most broker/dealers, is dependent on the overall activity in the United States equity markets. RushTrade will continue to devote resources toward marketing its online trading platforms and increasing the overall customer base, which should continue to drive increases in trade volumes and revenues. Discontinuing retail sales, RSC and Rushmore Insurance Services, has caused our revenue to decline steadily. For the quarter ending March 31, 2002 revenue was $1,423,147 compared to the same quarter in 2003 where revenue was $76,751. This is almost a 95% decline in revenue from first quarter 2002 to first quarter 2003. There is a similar decline in second quarter revenue from $1,298,968 in 2002 to $66,592 in 2003, a 95% decline. From the second quarter 2002, with retail operations to the third quarter of 2003, the first period without retail operations, revenue declined from $1,298,968 to $251,521, an 80% decline. Third quarter revenue continued to decline in 2003 from $251,521 to $51,362, a 79% decline from year to year. Fourth quarter revenue declined from $112,131, to $11,402, an 89% decline from year to year. For fiscal year 2002 total revenue was $3,085,767 compared to total revenue for 2003 of $206,107, a decline of 93%. We expect residual revenue to continue to decline as the underlying revenue-producing stream continues to deplete.

                      At present, we have received only minimal revenue from Software Services. We have had preliminary discussions with several institutions and brokerages about the licensing of various software components or applications of the RushTrade platforms, but various software applications are still under development and are not expected to be released until late in 2004 or in 2005. Further discussions with potential licensees will depend upon completion of this work. We expect this source of revenue to be an important part of our future. With the purchase of LostView and its historical stream of revenue, we expect to see significant growth in this segment during the coming year. As applications of the Back Office Management ("BOM") tool are completed and the service bureau agreement with the NASD is approved, RushGroup's real-time market data services and software trading platforms will be ready for deployment in the marketplace.

                      Our sales and marketing efforts are beginning to show results. Since the release of the RushTrade products in late 2002, RushTrade has experienced substantial increases in new accounts, share/trade volume and customer account assets. See "Business and Properties - Growth Strategy" on page 21.

                      RushTrade's marketing and sales efforts are currently underway to acquire new active trader/customer accounts that are expected to generate both subscription-based and transaction-based revenue. RushTrade believes it has the low cost operational infrastructure and a relatively low threshold to reach profitability in the near future. Since December 2002, we have begun hiring new sales representatives to produce new customer accounts from sales leads generated from our Internet advertising. We believe we have embarked on a successful marketing strategy to generate the necessary active trader/customer accounts to capture customer assets with the trade volumes to result in increased revenues. There can be no assurances that these steps will result in our being able to settle our liabilities they become due, or that we will be able to generate revenues or cash flows from financings sufficient to support our operations in the short term.

Expenses

                      Total expenses decreased $3,675,693, or 53%, from $6,989,051 in 2002 to $3,313,358 in 2003. This decrease is consistent with our decrease in revenues. Commission expenses in Investment Services decreased from $2,451,348 in 2002 to $103,476 in 2003, a decrease of $2,347,872 or 96% from 2002 to 2003. The decrease is generally attributable to the reduction in commission revenue due to the release or sale of virtually all the customer accounts related to the outside independent sales representatives. We expect commission expenses to be a minor component of overall expenses in the future.

                       Other Investment Service expenses increased from $620,291 in 2002 to $933,142 in 2003, an increase of $312,851, amounting to a 51% increase from 2002 to 2003. In general, this is attributable to the increase in marketing related cost associated with the new RushTrade business model. In 2002 advertising costs related to the acquisition of new customer accounts was approximately $32,000 compared to over $144,000 in 2003, an increase of $112,000. Additionally, salaries paid for marketing increased over $237,000 from 2002 to 2003. As revenues increase, the infrastructure necessary to support the expansion of the customer base will further increase. RushTrade will need to add customer support personnel and additional software sales representatives in order to continue to increase revenue and support the acquisition of additional customer accounts.

                      General and administrative expenses decreased by $609,829 from 2002 to 2003, a 29% reduction, as a result of our efforts to reduce overall expenses. Primarily this is due to the reduction in consulting fees from $565,139 in 2002 to $70,132 in 2003 and the reduction in health care cost from $210,604 in 2002 to $58,515 in 2003. We continue to identify areas to reduce expenses and very aggressively pursue renegotiation of existing contracts and services when appropriate. With the expected increase in revenues, the infrastructure necessary to support the additional business activity will increase.

                      The decreases in expenses were offset by an increase in depreciation and amortization of $255,693 from 2002 to 2003. The increase in depreciation and amortization is the result of amortizing the capitalized software development costs over the full year in 2003 versus six months in 2002.

                      During September 2003, the Company sold certain assets of RSC for a purchase price of $225,000 to Brazos Holdings. Primarily the assets sold were mutual fund trailing commissions. Accordingly, the entire consideration received was recorded as income and is presented in the consolidated statement of operations as "Gain on sale of assets." As of December 31, 2003, we had received the entire purchase price of $225,000.

                      During 2003 we settled, for $45,000, certain liabilities totaling approximately $112,000, for a gain of approximately $67,000. Additionally during 2003, holders of the convertible bonds elected to convert their bonds into our common stock. To settle accrued interest and dividends totaling $95,338, we issued the holders common stock at a rate equal to their conversion price. Since the fair value of our common stock was greater than the conversion price on the date of issuance, a loss was recorded for the difference totaling $126,981. Our net loss on settlement of liabilities during 2003 was $59,893.

                      Interest expense increased $502,517 from $73,901 in 2002 to $576,418 in 2003. Primarily, the increase was due to the amortization of debt discount and deferred financing fees of $403,166. This primarily relates to the beneficial conversion of the bonds more fully described in Note 17 of the Financial Statements.

                      We have an estimated federal and state payroll tax obligation of $178,636 at December 31, 2003. We have estimated this obligation to be the amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation for the first, second and fourth quarters of 2003, in addition to an estimated accrual for interest and penalties. There is no obligation for the third quarter, as these taxes have been submitted. This amount is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Liquidity

                      General Overview. We have been operating with negative cash flow and without sufficient capital and financial resources to devote to growing our business or to meet our obligations as they have become due. We have depended on our ability to raise funds from debt and equity instruments to fund current and past due obligations. We believe that we are nearing a point where we will become cash flow positive and then profitable; however, we need to raise substantial funds to enable us to continue our marketing and software development in order to continue our revenue growth.

                      Of the approximate $2,600,000 in current liabilities at March 31, 2004, none is secured by the assets of the Company. At March 31, 2004, $240,000 of the current liabilities is due to related parties. Subsequent to March 31, 2004, $35,000 of these were converted into 233,333 shares of Rush common stock. We believe we have a good relationship with these parties and that we can continue to defer the obligations until we have sufficient capital to repay them.

                      Of the current liabilities, approximately $332,000 was acquired in a 2001 acquisition. To date, none of the creditors has made demand for payment on any of these trade accounts payable. Approximately $1,200,000 is accrued expenses and other liabilities. Much of this is accruals that occur in the normal course of business, and orderly repayments are made as they are converted into accounts payable; however, approximately $256,000 represents a payroll tax obligation that must be repaid. We have been in discussions with the IRS and believe that we can make arrangements for orderly repayment if insufficient funds are raised in the current offering to satisfy the obligation in full. An additional $174,980 represents an accrual for our portion of health care related cost on a self funded health insurance policy. None of the providers has been aggressive in seeking repayment. We will attempt to negotiate discounts from the total amounts due on those old bills.

                      Of the current liabilities, approximately $804,000 represents accounts payable. Of these approximately, $186,735 are within 90 days of issuance and are being paid in an orderly manner. The remainder, approximately, $617,265 is over 90 days. Of the accounts payable over 90 days, we have been in constant contact with the most aggressive creditors. In some cases we have been able to secure settlements at substantial discounts. We may have a few of the creditors in this category that could pursue legal remedies which would force us to divert attention and resources from our business plan.

                      If we fail to achieve positive cash flow by the end of 2004, or unless at least $2,000,000 is raised from this offering, we may have to obtain other funding sources or significantly scale back our operations which would delay repayments of our obligations. Further, as the brokerage industry in general continues to focus its efforts on pursuing online business models, and specific competitors continue to decrease fees charged for their services, we may need to acquire a larger customer base than originally projected to meet our business plan and provide necessary cash flows for ongoing liquidity requirements. At present we have not identified alternate funding sources, but believe that we would be able to obtain alternate financing by issuing preferred stock or convertible debt instruments, as we have been able to do in the past. If it becomes necessary to scale back operations, we believe that we can do so without impacting the reliability of our products and services during

2004. During the last half of 2003 and the first quarter of 2004, we have added additional layers of redundancies in equipment, communications and alternate data service providers to increase the reliability of our services. If it became necessary to scale back operations, we could eliminate some of these redundancies without a material impact on our operations.

                      Credit Facilities and Funding Resources. Our cash and cash equivalents available for operations at March 31, 2004 were $148,951, and our current liabilities exceeded our current assets by $2,304,894. Our requirements for normal cash expenditures, as well as costs for the further development of the proprietary online RushTrade software, have historically been supplemented with borrowings and equity capital raised through the private placement of securities; however, there can be no assurance that these sources of cash will be available in the future.

                      We have taken several steps to increase cash through the use of borrowings and equity. In February 2004, we commenced a private placement of common stock to raise operating capital. The offering closed in March 2004, and we sold 538,178 shares at an average price of $0.32 per share for total net proceeds of approximately $175,000. Subsequent to the end of the quarter, approximately $128,000 was received under this placement for 401,666 shares that were sold to subscribers at an average price of $0.32, for total offering proceeds of $303,000.

                      In 2002, we issued four convertible notes, totaling $300,000, of this $133,000 was to a related party. The notes bear interest at 9% payable quarterly, mature April 1, 2005, and are convertible into our common stock at various rates. All of these notes are still outstanding.

                      In 2002, we issued to a related party two convertible notes totaling $185,000, bearing interest at 7%. The notes were convertible into the Bonds; however, the holder failed to exercise his conversion. Both of these notes are past due; however no default has been declared, and we are in discussions with the holder on repayment or conversion into an equity instrument.

                      During 2003, we issued the Bonds for proceeds of $794,500, had $95,000 of preferred stock convert into the Bonds, issued $12,500 of the Bonds as payment for accounts payable, compensation and legal settlement, and issued $15,000 of the Bonds as repayment of an advance from a related party. The Bonds bear interest at 12% per annum are convertible into our common stock at a rate of 50% of the preceding 10 day volume weighted average market price of the stock, but not less than $0.15 per share, and are secured by a pledge of most of our assets and intellectual property. Principal and interest will be repaid on or before December 27, 2007, if not converted prior. During 2002, we issued three Bonds for proceeds of $105,000, had one related party note payable in the amount of $50,000 convert into the Bonds, and had $385,000 of preferred stock convert into the Bonds. At December 31, 2003, $672,000 of convertible bonds were outstanding (carried at $564,351 net of discount). During 2003, holders of $785,000 of the Bonds elected to convert into 5,222,915 shares of our common stock. We did not have an adequate number of shares available to issue to the holders of the bonds and as a result recorded pending stock issuances of $785,000 as a current liability.

                      On May 4, 2004, we filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act for the purpose of raising additional capital. We retained the services of Invest Linc Securities, LLC (the "Placement Agent"), to offer and sell our common stock on a "best efforts" basis which is contingent upon the sale of a minimum of 1,000,000 shares of our common stock and up to a maximum of 11,000,000.

                      At any level of funding, we must be able to execute our business plan to secure our long-term survival. We believe that we will reach profitability in the next twelve months if we are able to continue funding operations to successfully execute our business plan. At the minimum funding level of $243,000 we will be able to bring some of our more pressing accounts payable current, provide additional net capital for RushTrade, provide funds to litigate and settle some of the litigation, provide for minimal system upgrades and provide some much needed working capital. If we are able to obtain the maximum funding level of $3,573,000 we will be able to bring our accounts payable current, provide sufficient net capital to fund RushTrade's continued growth, provide funds to litigate and settle some of the litigation, enable us to retire part of the long term debt, of which $185,000 is to a related party, provide for an increase in our advertising to accelerate continued revenue growth, provide sufficient funds to upgrade our network and provide sufficient working capital to provide for any foreseeable contingencies. If we are only able to obtain a 50% of the maximum offering, approximately $1,741,000, we would make a reduced contribution to RushTrade and working capital, but would still be able bring accounts payable current, provide for litigation settlements, fund additional advertising and acquire customers for RushTrade.

                      Our sales and marketing efforts are beginning to show results. We have grown from 190 accounts in January 2003 with approximately $10,000,000 in total assets producing about 3,400 trades, to 1775 accounts in March 2004 with approximately $47,000,000 in total assets producing about 20,000 trades. Since the release of the RushTrade products in late 2002, the quarter-to-quarter increases in new accounts, share/trade volume and customer account assets has driven our increased revenue. We believe that we have the low cost operational infrastructure and a relatively low threshold to reach profitability in the near future. There can be no assurances that the steps we have taken will result in our being able to settle our liabilities as they become due, or that we will be able to generate revenues or cash flows from financings sufficient to support our operations in the short term.

                      Going Concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern. At March 31, 2004, we had $2,590,336 in current liabilities, and current assets of $285,442. Also, we had net losses of $2,475,947 in 2003 and $3,131,636 in 2002, and $751,155 in the first quarter of 2004. Although we believe that we will be able to continue to raise the necessary funds until we reach a sustainable level of profitability, these matters raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      We have received minimal revenue from licensing our software products and services to outside entities and do not expect any additional revenues above current levels during 2004. Due to our lack of resources, we have been limited to only preliminary marketing efforts. If we are unable to successfully market our products to outside entities it will severely restrict our revenue growth, profitability and liquidity, and could impact our ability to continue as a going concern.

                      We are presently engaged in several legal proceedings, more fully described on page 24, which could have an adverse effect on our ability to continue as a going concern if the outcomes are unfavorable. The outstanding claims are in excess of $1,050,000. We would be unable to pay the claims in total in the short term.

                      We have been unable to meet many of our obligations as they have become due. We have two convertible notes due to a related party that are past due. The convertible notes were convertible into the Bonds at the option of the holder. The holder failed to exercise his conversion and the Bonds are completely subscribed. We are in discussion with the holder to repay, and we have agreed to repay this note from the proceeds of the offering provided the maximum offering amount is raised. Failure to negotiate repayment or conversion on terms favorable to us will severely and adversely affect our liquidity.

                      We have identified vendors that are critical to our day-to-day operations. For those we have attempted to pay for their services within ninety days, and for RushTrade within 45 days. If we are unable to maintain this payment schedule, we risk losing valuable services that could limit our ability to service new and existing customers. This could severely restrict our continued revenue growth and prevent us from reaching profitability.

                      There is a large group of vendors, not affecting our day-to-day operations, which have not been paid and are severely past due. If these vendors were to initiate legal proceedings, it would divert our attention from day to day operations and require an allocation of resources to defend the action or attempt to settle these obligations.

                      We have made it a priority to pay for goods and services necessary to operate our business in a timely manner. When we have been able to negotiate settlements on past due obligations on terms that we have determined to be favorable to us, we have made it a priority to pay those. We have not made it a priority to make payments to related parties.

                      Cash Flows from Operating Activities. We had a net loss of $751,155 for the quarter ended March 31, 2004. This amount was adjusted for non-cash expenses totaling $330,085 consisting of an increase in accrued expenses and accounts payable of $240,075 and offset by an increase in accounts receivable and other assets of $22,827; thus yielding a net cash flow used by operating activities of $203,822. Although our net loss in the quarter ending March 31, 2004 increased $195,549 from the same quarter in 2003, we believe that we should be cash flow positive in the fourth quarter of 2004. We believe that as we continue to execute our business plan and if we are able to maintain our current revenue growth rate, we have the necessary infrastructure to support customer accounts that will enable us to become cash flow positive in the fourth quarter of 2004. Our operating margins are such that with current revenue growth we will be able to meet fixed costs and our current customer support levels will support a profitable operation.

                      We had a net loss of $2,475,947 for the year ended December 31, 2003. This amount included non-cash expenses consisting of depreciation and amortization of $799,752, the issuance of common stock for services, expenses and compensation at fair value of $49,172, the loss on settlement of liabilities of $59,895, and amortization of deferred financing fees and debt discount of $403,166. Cash flows from operating activities were increased by a gain on the sale of an asset of $225,000, increased by a decrease in receivables of $14,808, an increase in accounts payable and accrued liabilities of $489,766, and by a decrease in prepaid expenses of $80,804, yielding a net cash flow used by operating activities in the amount of $803,584. The changes in operating assets and liabilities were primarily caused by our negative cash flow.

                      We had a net loss of $555,606 for the quarter ended March 31, 2003. This amount was adjusted for non-cash expenses totaling $200,681 consisting of cash flows from operating activities decreased by an increase in receivables of $5,092 offset by a decrease in prepaids and deposits of $52,817 and an increase in accounts payable and accrued expenses of $116,937; thus yielding a net cash flow used by operating activities of $190,263.

                      We had a loss of $3,131,636 for the year ended December 31, 2002. This amount was adjusted for non-cash expenses consisting of depreciation and amortization of $544,059, the issuance of common stock for expenses and compensation at fair value of $107,976, stock options issued for services of $167,491, the write off of impaired goodwill of $1,174,469, the write off of property and equipment of $112,067, and amortization of deferred financing fees and debt discount of $15,787. Cash flows from operating activities were increased by a decrease in receivables of $325,156, an increase in accounts payable and accrued liabilities of $124,922, and by a decrease in prepaid expenses of $144,703, yielding a net cash flow used by operating activities in the amount of $415,006.

                      Cash Flows From Investing Activities. Cash flow used by investing activities during the quarter ended March 31, 2004 was $31,250, due to capitalizing $30,018 in development costs related to the RushTrade direct access software, purchasing various fixed assets for $5,678 and from cash acquired in the acquisition of LostView.

                      Cash flow provided by investing activities during the year ended December 31, 2003 was $104,592, due to capitalizing $111,006 in development costs related to the RushTrade direct access software and fixed asset purchases totaling $9,402, offset by $225,000 in cash received from the sale of assets.

                      Cash flow used by investing activities during the quarter ended March 31, 2003 was $26,814, due to capitalizing $26,814 in development costs related to the RushTrade direct access software Back Office Management Tool.

                      Cash flow used by investing activities during the year ended December 31, 2002 was $425,130, primarily due to capitalizing $476,120 in development costs related to the RushTrade direct access software and asset purchases totaling $28,474, offset by $79,464 in cash received from the sale of assets.

                      Cash Flows from Financing Activities. During the quarter ended March 31, 2004, we raised $175,000 from the sale of common stock, $43,000 from the sale of the Bonds and paid $5,065 as payments on notes.

                      During the year ended December 31, 2003, we had cash flows from financing activities of $805,802 from the following sources: $70,000 from advances from related parties, and $794,500 from borrowings. We paid $20,948 as payments on notes payable and reduced a bank overdraft of $37,750 during 2003.

                      During the quarter ended March 31, 2003, we raised $65,000 from the sale of 12% Senior Secured Convertible Bonds and had advances from related parties totaling $95,000. We also had an increase in its bank overdraft of $6,327 during the first quarter of 2003. These increases were off set by repayments of notes payable totaling $7,375.

                      During the year ended December 31, 2002, we had cash flows from financing activities of $642,653 from the following sources: $100,000 from the sale of preferred stock, and $590,000 from borrowings. We paid $47,754 on notes payable and $38,184 as preferred stock dividends.

Payments Due by Period

                      The following table illustrates our outstanding debts and the terms of that debt as of March 31, 2004:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-Term Debt, net of debt discount of $55,567	$941,433	$185,000	$294,317	$462,116	$-
Notes Payable	26,387	26,387	-	-	-
Operating Leases	129,659	53,075	76,584	-	-
Purchase Obligations	-	-	-	-	-
Total	$1,097,474	$264,462	$370,901	$462,116	$-

Market Risk

                      We market investment securities issued by various securities issuers. The issuers of these products retain all interest rate and default risk.

MANAGEMENT

Directors and Executive Officers

                      The following table provides information, as of the date of this document, with respect to each of our directors and executive officers, and certain key employees, as well as their respective ages and positions:
Name	Age	Position	Served as Director or Executive Officer Since
D. M. (Rusty) Moore, Jr.	54	Chairman, Chief Executive Officer, Director, and President (2)	1990
Gayle C. Tinsley	74	Vice Chairman and Director (1)	1998
Randy Rutledge	54	Chief Financial Officer and Director (3)	2001
Charles B. Brewer	53	Director (2)	2004
David C. Demas	38	Director (3)	2000
James E. Keller	64	Director (1)	2004
Ernest J. Laginess	61	Director (3)	2001
Daniel "Bo" Ritz, Jr.	42	Director (1)	2002
Stephen B. Watson	56	Director (2)	2004

______________________
(1)           Term expires in 2005
(2)           Term expires in 2006
(3)           Term expires in 2004

Key Management Employees

Name	Age	Position
Bruce E. Zucker	53	President, RushTrade Securities
Richard K. Rainbolt	39	Chief Technology Officer, RushGroup
Sharron Y. DeLancey	51	Director of Corporate Governance
Shawn McConnell	29	Director of Marketing
Geoffrey St. Leger	34	Director of Operations, RushTrade
Jonathan Handy	37	Chief Compliance & Risk Management Officer
Tony Benton	37	Senior Software Engineer
Danny Bordelon	35	Senior Software Engineer
Hailiang Fu	50	Senior Software Engineer
Jeffrey Nivin	31	Senior Software Engineer

                      D. M. (Rusty) Moore, Jr., 54, is the primary founder and Chief Executive Officer of Rushmore Financial Group, Inc. and has been President since its formation in 1990. Mr. Moore is a 25-year veteran of the insurance and investment industry. He formerly served as Branch Manager, Regional Vice President, Senior Vice President and National Sales Director, and received numerous awards for outstanding sales management performance with Primerica Financial Services, now a division of CitiGroup. He is a 1971 graduate from Southern Methodist University with a B.B.A. in Marketing.

                      Gayle C. Tinsley, 74, has served as a Director since April 1998 and Vice Chairman, Chief Operations Officer and Executive Director of RushTrade until September 2001. Since October 2001 he has served as Chief Operating Officer of CW Dalcan Management Services, Ltd., a real estate management company that owns and operates multiple commercial buildings in Texas and Louisiana. Mr. Tinsley has more than 30 years of senior management experience with high tech companies ranging in size from startup to Fortune 500 Corporations. Among his most prominent achievements is the development of the Automated Teller Machine now widely used around the world as an indispensable standard in the banking industry. Mr. Tinsley has also served as a consultant to small businesses in the areas of business and marketing plan development and capital funding. He has held the positions of Vice President of Sales, Marketing and Technical Services of VMX Corporation, former President and Chief Executive Officer of Docutel/Olivetti Corporation, and various management positions with Xerox Corporation, Recognition Equipment, Inc. and IBM Corporation, where he began his business career. He received both his B.S. and Master's Degrees from East Texas State University, now Texas A & M University, Commerce.

                      Randy Rutledge, 54, has served as a Director since January 2001 and as a consultant to the Company since January 2002, and Chief Financial Officer since May 2002. He was the founder and President of Skyhawk Transportation Services, a freight-forwarding firm from 1981 until 2001. He became a CPA in 1978 and holds a B.B.A. from Southern Methodist University and a M.B.A. from the University of North Texas.

                      Charles B. Brewer, 55, was elected as a Director in January 2004. Mr. Brewer serves as President and Chairman of Buckingham Senior Living Community, Inc., a non-profit corporation that operates a retirement and assisted living community in Dallas and is developing one in Houston. Mr. Brewer is an attorney and has served as a director of a number of publicly traded companies. He has been principally employed for the last 10 years in restructuring financially troubled companies on behalf of various creditor groups. Mr. Brewer holds B.A. and J.D. degrees from Southern Methodist University.

                      David C. Demas, 38, has served as a Director since June 2000. Mr. Demas is a Founding Partner and has served since April 1993 as a Managing Partner for First Midwest Insurance Group, Inc., a property and casualty, life and health insurance agency in the Chicago area. Mr. Demas has a B.S. in Finance from Indiana University.

                      James E. Keller, 64, was elected as a Director in January 2004. Mr. Keller has been a Certified Public Accountant in private practice since 1968. Prior to opening his firm he worked in public accounting and industry in various capacities. He holds a B.B.A. from Austin College.

                      Ernest J. Laginess, 61, has served as a Director since May 2001. Mr. Laginess spent more than 35 years in various executive positions with DaimlerChrysler. He retired in August 2000 as Director of Body Engineering for DaimlerChrysler. He is a founding partner and a Director of S&L Holdings LTD, the parent company of Investscape, Inc., an online brokerage firm started in 1996 marketing to active investors by providing non-proprietary software trading platforms. Mr. Laginess holds a B.S. in Engineering from the University of Detroit and an M.B.A. from Michigan State University.

                      Daniel Lee "Bo" Ritz, Jr., 42, was appointed to the Board to fill a vacancy upon leading an investment group to invest in the Company in October 2002. Mr. Ritz is the founder and President of Institutional Capital Management, Inc., (ICM), founded in 1997, an NASD member broker/dealer, specializing in institutional bond and fixed-income securities. ICM also provides corporate finance support smaller public company issuers seeking to raise investment capital. Mr. Ritz graduated from Texas A&M University in 1984 with a degree in Petroleum Engineering. After a two-year stint with Texas Oil & Gas Corp., he joined the investment firm Marcus, Stowell & Beye where he spent five years as a fixed-income salesman and trader. Prior to founding ICM, he also served as a fixed-income salesman for WestCap & Co. Mr. Ritz is a General Securities, Municipal and Financial & Operations Principal and a Certified Financial Planner, (CFP). He also serves on the advisory board of the Texas A & M Center for New Ventures and Entrepreneurial Studies.

                      Stephen B. Watson, 56, was elected as a Director in January 2004. Since December 2001, Mr. Watson has been Managing Director of the Dallas office of Stanton Chase International, an executive search firm. Prior to Stanton Chase, Mr. Watson was managing partner from January 2001 to November 2001, and a senior partner from January 1999 to December 2000 at Heidrick & Struggles and the technology practice leader and Board member of Ray & Berndtson. Mr. Watson previously served as President and CEO, and Chairman, of Micronyx, a leading supplier of security products, spent nine years at Tandem Computers as a regional director, and over 12 years at Burroughs Corporation, where he held various management positions. Mr. Watson received his B.S. degree in electrical engineering from the University of Wisconsin, and his M.B.A. from Southern Methodist University.

                      Bruce E. Zucker, 53, has served as President of RushTrade since January 2003. From November 1996 to August 2002, he was President and Chief Executive Officer of MyDiscountBroker, an online brokerage firm recently acquired by Ameritrade. Under his leadership, MyDiscountBroker opened more than 50,000 accounts with assets exceeding $500 million within five years of launch and was ranked as high as 4th by Kiplinger's and 7th by Gomez Advisors. He has been featured in articles in leading publications such as The Wall Street Journal, USA Today, Barron's and Fortune, and has been interviewed by CNBC television. Prior to MyDiscountBroker, Mr. Zucker served as Branch Manager for Southwest Securities, Inc. Mr. Zucker received a B.A. in Political Science from The University of Texas at Austin in 1972.

                      Richard K. Rainbolt, 40, has served as Director of Software Development of RushTrade since September 1999. With a total of over 20 years experience with personal computers and hardware design, he has seen the personal computer revolution from its early development to present. In that time period he has designed several products, for both the consumer and commercial markets. Mr. Rainbolt's presence in product development has been "end-to-end," that is, from the beginning concept stages through to product release and support. He has worked on a diverse range of products and technologies, ranging from new Internet technologies and Windows applications to point-of-sales terminals, consumer satellite receivers and Space Station science payload controllers. Mr. Rainbolt has also served as an engineering consultant to: NASA, Schlumberger, TEC, Ensoniq, Southwest Energy Controls, Union Pacific Railroad, Weathermatic Controls, Pande Resources and others.

                      Geoffrey St. Leger, 35, has served as Director of Operations since June 2002. Mr. St. Leger has been in the securities brokerage industry for almost eight years and has been working with self-directed orders since 1998. From March 1999 until May 2002, he was the Options Principal at Summit Trading and was responsible for Trading and Margins. Prior to Summit he was a Branch Manager with Momentum Securities and began his securities industry experience with Block Trading. Mr. St. Leger has a B.S. in Finance from the University of Houston - Clear Lake.

                      Shawn D. McConnell, 30, has served as the Director of Marketing since March 2002. Mr. McConnell has over five years experience in the direct access online trading Industry. From January 2001 to June 2001, Mr. McConnell was a Vice President with Brookstone Trading, a direct access trading firm in Westwood California. He holds a B.S. in Finance from the University of Massachusetts. Jonathan Handy, 38, joined the Company in September 2002 upon the acquisition of GRO Corporation. He began his brokerage career in 1996 at GRO where he worked his way up through the ranks to become a Trading Desk Supervisor, Principle and Risk Manager. In the fall of 2002 Mr. Handy assumed the responsibilities of Chief Compliance Officer, Risk Management and Trading Desk Director for RushTrade Securities, Inc. He is an NASD registered principle with the Series 7, 24, 63 and 55 designations.

                      Sharron Y. DeLancey, 51, joined the Company in March 2004 as Director of Corporate Governance. Ms. DeLancey was formerly the Assistant Corporate Secretary of Pioneer Natural Resources Company, where she worked for 13 years in the Legal Department reporting directly to the General Counsel, and eventually became head of the Corporate Secretary Department. She brings with her specialized experience in Corporate Governance and Corporate Secretary matters that are critical to today's publicly traded company. Ms. DeLancey is a member of the American Society of Corporate Secretaries and the National Association of Stock Plan Professionals.

                      Danny Bordelon, 35, has served as Senior Software Engineer and Communications Specialist since March of 2000. Mr. Bordelon has over 14 years experience in the Communications Programming Industry. Prior to joining RushTrade, he was a Consultant Developer with Sabre in Flight Information Display Systems. He has designed and/or developed communications systems for Texas Department of Criminal Justice, Texas Guarantee Student Loan, Lawyers Title and Insurance Corporation, Medstar Corporation, and BondComm Data Systems. He holds a B.S. degree in Computer Science from McNeese State University.

                      Hailiang Fu, Ph.D., 50, has served as Senior Software Engineer since June of 2001. Dr. Fu has over 10 years experience in the computer and software programming industry. Prior to joining RushTrade, he was a computer programmer/analyst with USDA-ARS at Purdue University and a Senior Software Consultant with IBM. He holds a B.S. in Applied Sciences from Nanjing Institute of Meteorology, Nanjing, China, an M.S. in Forest Meteorology from West Virginia University, and a Ph.D. in Crop Sciences, specializing in computer simulations, from the University of Illinois.

                      Tony Benton, 37, joined the Company in March 2004 via the acquisition of LostView Development Corp. with over 14 years of experience in the software development industry. Mr. Benton founded Reliance Technologies, a company that provided contract-programming staff to organizations such as Lockheed-Martin, Fourth Shift, SAP, ARCO, Litton, Hilton Hotels and United Media. After selling Reliance Technologies to CyberQuest, Inc., Mr. Benton joined Market Power, Inc. and developed the company's stock market quantitative analysis decision enhancement system, The Wave on Wall Street, now known as WizeTrade. Market Power was acquired by AccessBroker.com, where Mr. Benton was responsible for assembling the complete technology team and the development of one of the first Java-based stock market direct execution systems. Mr. Benton founded LostView Development Corp., an early stage technology company that has developed parsers to capture, aggregate and distribute quotations directly from the exchanges. Mr. Benton received a B.S. in Computer Engineering from Texas A&M University in 1991.

                      Jeff Nivin, 31, joined the Company in March 2004 via the acquisition of LostView Development Corp. with over 10 years experience in the software development industry. He has worked for Coopers & Lybrand (now PriceWaterhouseCoopers) where he was involved with the design and development for the full life cycle of the products. For the last three years, he has worked on the design and implementation of Java-based trading applications for the U.S. equities markets. Mr. Nivin was responsible for the design and implementation of the FIX 4.0 data engines. Mr. Nivin received a B.S. degree in Computer Science from Texas Christian University in 1994.

 Committees of Directors

                      The Board of Directors has the following committees:
Committee	Members
Executive	D. M. (Rusty) Moore, Jr. - Chairman Gayle C. Tinsley Randy Rutledge Stephen B. Watson

Audit	James E. Keller - Chairman Charles Brewer Stephen B. Watson

Compensation	Stephen B. Watson - Chairman James E. Keller Ernest J. Laginess

                       The Executive Committee conducts the normal business operations except for certain matters reserved to the Board of Directors. It reviews and makes recommendations to the Board of Directors regarding the size, organization, membership requirements, compensation and other practices and policies of the Board. It also reviews and makes recommendations to the Board of Directors regarding our public affairs policies and practices, including its policies with respect to environmental compliance, employee safety and health and equal employment opportunities.

                      The Audit Committee recommends to the Board of Directors the firm of certified public accountants that will be appointed to serve as the independent auditors of our annual financial statements. The Committee meets with representatives of that accounting firm to review the plan, scope and results of the annual audit and the recommendations of the independent accountants regarding our internal accounting systems and controls. All members of the Audit Committee are "independent," as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee operates under a charter adopted in 1998. The Board of Directors served as the Audit Committee during 2002 and 2003. The Compensation Committee makes recommendations to the Board of Directors with regard to our compensation and benefits, policies and practices. The Committee reviews and makes recommendations to the Board of Directors with respect to the compensation of our principal executive officers and also administers our Stock Incentive Plans.

                      During 2003, there were three regular meetings of the Board of Directors. The Audit Committee held its meetings in conjunction with such Board of Director meetings. The Compensation Committee held one meeting, and the Executive Committee did not meet in 2003.

                      In 2003 each director attended at least 75% of the meetings of the Board and those committees of which he was a member. The Compensation Committee makes recommendations to the Board of Directors with regard to our compensation and benefits, policies and practices. The Committee reviews and makes recommendations to the Board of Directors with respect to the compensation of our principal executive officers and also administers our Stock Incentive Plans.

                      The Board of Directors has adopted a Code of Business Conduct and Ethics for all of its directors, officers and employees, including its CEO and senior financial officers. Shareholders may request a free copy of the Code of Business Conduct and Ethics from:

Rush Financial Technologies, Inc. Attention: Investor Relations 13355 Noel Road, Suite 300 Dallas, Texas 75240

                      To date, there have been no waivers under the Code of Business Conduct and Ethics.

Compensation of Directors

                      We do not provide additional compensation to directors who are employed by the Company, but pay each non-employee, independent director a fee of $500 for each Board meeting attended, and automatically grant to each non-employee director non-qualified stock options for 10,000 shares of common stock per year.

Executive Compensation

                      For the fiscal years ended December 31, 2003, 2002 and 2001, the Chief Executive Offers and other executive officers of the Company making more than $100,000 received the following cash compensation for services rendered to the Company. See "Management - Employment Agreements" on page 43 for a description of compensation arrangements entered into by the Company with certain of its executive officers.

		Annual Compensation			Long-Term Compensation
					Awards		Payments
Name/Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(1)	Restricted Stock Awards	Securities under- lying Options/ SARS	LTIP Payouts	All Other Compen- sation

D. M. Moore, Jr.,	2003	$ 97,396	--	$38,483	--	300,000	--	--
Chief Executive	2002	128,475	--	5,500	--	--	--	--
Officer	2001	175,000	--	476	--	100,000	--	--
Bruce E. Zucker,	2003	$100,000	--	$ 3,432	--	200,000	--	--
President of	2002	--	--	--	--	--	--	--
RushTrade Securities	2001	--	--	--	--	--	--	--

_________________
(1)       Represents sales commissions Stock Option Grants During Past Fiscal Year

Name	Number of Securities Underlying Options/SARS Granted	Percent of Total Options/SARS Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date

D.M. Moore, Jr.	300,000	22	$0.15	05/28/08
Bruce Zucker	200,000	15	0.15	04/29/08

Aggregate Option/SAR Exercised in Last Fiscal Year

	Number of Shares Acquired or	Value	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options at Fiscal Year End
Name	Exercised	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

D. M. Moore, Jr.	--	--	252,055	195,000	$190,348	$38,250
Bruce Zucker	--	--	80,000	120,000	$ 4,500	$25,500

Long-Term Incentive Plans

	Number of Shares,	Performance or Other Period Until	Estimated Future Payments under Non-Stock Price-Based Plans
Name	Under or Other Rights	Maturation or Payout	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)

D. M. Moore, Jr.	None
Bruce Zucker	None

Employment Agreements

                      In 1998 we entered into an employment agreement with D. M. (Rusty) Moore, Jr. for a three-year period that is renewed monthly. Such agreement is terminable only upon death, disability or for good cause, including resignation. Upon termination for any other reason, he is entitled to receive three year's severance pay, a total of $525,000. The employment agreement also provides for an automobile expense allowance, expense account and private club membership. Currently, Mr. Moore's base salary is $175,000 annually, of which Mr. Moore has agreed to defer $46,525 in 2002 and $85,000 for 2003. The contract does not call for any bonus of stock grants or options. We have entered into one-year employment agreements with Mr. Benton and Mr. Nivin related to the recent LostView acquisition, which expire on March 1, 2005.

Indemnification Arrangements

                      The Company has agreed under its bylaws and pursuant to various agreements to indemnify its officers, directors and employees against losses and liabilities by virtue of the service to the Company. Insofar as indemnification may be available for liabilities arising under the U.S. Securities Act of 1933, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Stock Option Plans

                      The Company's Stock Option Plans provide for the grant to eligible employees and directors of options for the purchase of common stock. The 1993 Option Plan covers a maximum of 250,000 shares, the 1997 Option Plan covers a maximum of 500,000 shares, the 2000 Option Plan covers a maximum of 500,000 shares of common stock and the 2002 Stock Option Plan covers a maximum of 1,000,000 shares of common stock. All Plans provide for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plans, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option.

                      The Compensation Committee administers and interprets the Option Plans and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Compensation Committee designated the optionees, the number of shares subject to the options and the terms and conditions of each option. Each option granted under the Option Plans must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

                      The following table sets forth the equity compensation plan information at March 31, 2004:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights.	Weighted-average exercise price of outstanding options, warrants and rights.	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,727,247	$ 0.36	60,026

Equity compensation plans not approved by security holders	-	-	-

Total	1,727,247	$ 0.36	60,026

Certain Relationships and Related Transactions

                      We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal shareholders and affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      During 2001 we borrowed $250,000 at 9% interest from Mr. Dewey Moore, Sr., the father of President D. M. (Rusty) Moore, Jr. The transaction was approved by unanimous vote of our Board of Directors, except that Mr. Moore Jr. abstained from discussion and voting. The loan was secured by a pledge of intellectual property rights on our RushTrade online trading software. Further, the loan was accompanied by the grant of warrants to purchase 50,000 shares of our common stock at $0.50 per share. In December 2001, we repaid $200,000 of this loan. In conjunction with these transactions, Mr. Moore, Sr. acquired 142,304 shares of our common stock for $23,907, and 25,000 shares of the Company's Series 2002A preferred stock for $250,000. During 2002, Mr. Moore, Sr. converted the $250,000 of Series 2002A preferred stock into 12% Senior Secured Convertible Bonds ("the Bonds"). The remaining balance of the loan of $50,000 was also converted into the Bonds during 2002. On December 31, 2003, Mr. Moore, Sr. converted $300,000 of Bonds, the accrued and unpaid interest from the Bonds and the accrued and unpaid dividends on the 2002A preferred stock into 2,469,753 shares of our common stock. We did not issue the shares until the first quarter of 2004, thus, at December 31, 2003, the amount owed to Mr. Moore remains a liability of Rush.

                      During 2003, Randy Rutledge, the Chief Financial Officer and certain of his relatives purchased $12,500 in convertible bonds, and elected to convert the bonds and accrued and unpaid interest into 85,597 shares of common stock on December 31, 2003. We did not issue the shares until the first quarter of 2004, thus at December 31, 2003, the liability to Randy Rutledge and his relatives is recorded.

                      On March 28, 2002, we received the proceeds from, and issued a convertible note for $100,000 to Eyal Shachar, a former director and consultant to the Company and the principal owner of Online Trading Academy. The note bears interest at 9% per annum which is payable quarterly beginning July 15, 2002. The principal balance and any unpaid accrued interest are due and payable in a single installment on April 1, 2005. The holder of the note has the option at any time until the maturity date to convert all or any portion of the principal amount of the notes into shares of common stock at the conversion price of $0.25 per share or the average closing price of the common stock for ten consecutive trading days prior to the end of each calendar quarter, whichever is greater.

                      On May 10, 2002, we received the proceeds from, and issued a convertible notes to Mr. Shachar in the amount of $33,333. The note bears interest at 9% per annum payable in quarterly installments beginning October 15, 2002. The accrued interest may be paid quarterly at the option of the Company in either cash or in our common stock at the rate of $0.25 per share or the average closing price of the common stock for ten consecutive trading days prior to the end of each calendar quarter, whichever is lower, but in no event less than $0.175 per share. The principal balance and any unpaid accrued interest are due and payable on April 1, 2005. The holder of the note has the option, at any time after August 15, 2002 until the maturity date, to convert all or any portion of the principal amount of this note into shares of common stock at the conversion price equal to the lesser of $0.25 per share of common stock or the average closing price of the common stock on its principal trading market for the 30 trading days preceding the notice of conversion, but in no event less than $0.175 per share.

                      On October 16, 2002 and November 11, 2002 we issued convertible notes to Daniel L. "Bo" Ritz, one of our directors, for $120,000 and $65,000, respectively, which bear interest at 7% per annum. Principal and accrued interest are due upon the earlier of six months from the date of the note or the Company's receipt of proceeds of at least $2,000,000 from a debt offering. The notes were convertible into the Bonds; however, the holder failed to exercise his conversion feature and the Bond issue is complete. Additionally, in connection with the November 11, 2002 note, we issued to the holder of the note warrants to acquire 500,000 shares of common stock at an exercise price of $0.15 per share, which expire on November 11, 2007. Both of these notes are past due and we are in discussions with the holder on repayment or conversion into an equity instrument. We have recorded a debt discount of approximately $22,000 relating to the issuance of the warrants. This amount represents the fair value of the warrants, which was determined by using the Black-Scholes pricing model. In accordance with EITF 98-5 and EITF 00-27, we are amortizing the debt discount as interest expense over the six-month term of the note. For the years ended December 31, 2003 and 2002, we recorded approximately $17,000 and $5,000, respectively, of interest expense related to the amortization of the debt discount.

                      During the year ended December 31, 2003, we received advances from Mr. Daniel L. "Bo" Ritz totaling $100,000. The advances are non-interest bearing and unsecured. $65,000 of the advances was received from Mr. Ritz. $35,000 was received from an entity controlled by Mr. Ritz. During 2003 we repaid $30,000 of the advances and $15,000 was converted into the Bonds. At December 31, 2003, the Bonds were elected to be converted into common stock. We did not issue the stock until the first quarter of 2004, thus this amount is recorded as a liability at December 31, 2003. Mr. Ritz has signed a subscription agreement to accept our common stock in exchange for his $35,000 advance. Of the remaining outstanding advances of $55,000 at December 31, 2003, $20,000 is expected to be repaid to Mr. Moore, Sr. from the proceeds of this offering. At December 31, 2003 and 2002, total convertible bonds due to related parties were $0 and $300,000.

                      At December 31, 2003 and 2002, total convertible notes due to related parties were $307,007 and $298,252, respectively. At December 31, 2003 and 2002 total common stock pending issuance to related parties was $513,045 and $0, respectively.

PRINCIPAL SHAREHOLDERS

                      The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this Prospectus (including exercisable options) and as adjusted to reflect the sale of common stock being offered by us hereby, for (1) each person known by us to own beneficially 5% or more of the common stock, (2) each of our directors, executive officers and key managers (3) all of our directors, executive officers and key managers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares. The addresses of all such persons are in care of the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK
AS OF MAY 28, 2004
Name	Note	Shares	Percentage of Class
D. M.(Rusty) Moore, Jr.	(1)	1,456,141	7.3%
Gayle C. Tinsley	(2)	247,816	1.2%
Randy Rutledge	(3)	375,167	1.9%
Charles B. Brewer	(4)	477,983	2.4%
David Demas	(5)	215,483	1.1%
James E. Keller	(6)	309,303	1.5%
Ernest Laginess	(7)	367,650	1.8%
Daniel "Bo" Ritz, Jr.	(8)	799,949	4.0%
Stephen B. Watson	(9)	277,983	1.4%
Bruce Zucker	(10)	350,000	1.8%
Dewey M. Moore	(11)	2,741,271	13.7%
All executive officers and directors as a group	(12)	7,618,746	38.2%

______________________
(1)          Includes options to purchase 447,055 shares of common stock, 100,000 shares held as joint tenants with Mr. Moore's father, and 7,629 shares held of record by Mr. Moore's spouse.
(2)          Includes options to purchase 220,000 shares of common stock.
(3)          Includes options to purchase 320,000 shares of common stock.
(4)          Includes options to purchase 10,000 shares of common stock and $70,000 in 12% Senior Secured Convertible Bonds owned by a corporation controlled by Mr. Brewer convertible into a maximum of 466,667 shares of common stock.
(5)          Includes options to purchase 30,000 shares of common stock, and 166,667 shares owned by a corporation controlled by Mr. Demas.
(6)          Includes options to purchase 10,000 shares of common stock and 59,703 shares held of record by Mr. Keller's spouse.

(7)          Includes options to purchase 20,000 shares of common stock.
(8)          Includes 55,300 shares owned by a corporation controlled by Mr. Ritz, 1,500 shares of 2002A Convertible Preferred convertible into a maximum of 60,000 shares of common stock, 1000 shares of 2002A Convertible Preferred owned by a corporation controlled by Mr. Ritz convertible into a maximum of 40,000 shares of Common stock, warrants to purchase 500,000 shares of common stock granted to a corporation controlled by Mr. Ritz options to purchase 10,000 shares of common stock.
(9)          Includes options to purchase 10,000 shares of common stock and $40,000 in 12% Senior Secured Convertible Bonds convertible into a maximum of 233,337 shares of common Stock.
(10)        Includes options to purchase 200,000 shares of common stock.
(11)        Includes 62,214 shares of common stock owned by Mr. Moore's spouse and warrants to purchase 50,000 shares of common stock.
(12)        Includes options, warrants and convertible instruments to purchase 3,267,055 shares of common stock.
DESCRIPTION OF SECURITIES

                      The following summary of our capital stock is qualified in its entirety by reference to the Company's Articles of Incorporation and its Bylaws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

Common Stock

                      As of May 31, 2004, 19,674,880 common shares of our common stock are beneficially owned by approximately 1,300 persons and of record by approximately 200 persons. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's shareholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in connection with the exercise of options under the Option Plans will be fully paid and non-assessable when issued.

                      Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefor. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

                      During 2003 we issued 254,734 shares of restricted common stock for compensation valued at $47,282 based on the fair value of our common stock on the date of issuance. Additionally, we issued 2,000 shares of common stock for services and 5,000 shares of common stock as part of a settlement of certain liabilities. The common stock was valued at $1,890 based on the fair value of our stock on the date of issuance.

                      Also during 2003, holders of $785,000 of the Bonds elected to convert their Bonds into 5,222,915 shares of our common stock. $83,599 of accrued interest on the Bonds elected to convert into 550,660 shares of common stock valued at $193,363 using the fair value of our stock on the date of issuance. $11,739 of accrued preferred dividends elected to convert into 78,258 shares of our common stock valued at $28,956 using the fair value of our common stock on the date of issuance. Since the fair value of the common stock issued for accrued interest and dividends was greater than the amount owed, a loss was recorded during 2003 for the difference, which totaled $126,986. We did not have an adequate number of shares available to issue the 5,851,833 shares to the holders of the Bonds, accrued interest and dividends and as a result has recorded pending stock issuances of $1,007,319 as a current liability.

                      During 2004 the shareholders approved an increase in the number of authorized shares from 10,000,000 to 50,000,000 and accordingly, in March 2004, we issued 5,851,833 shares of common stock related to the conversion of the Bonds, accrued interest and dividends.

                      The Transfer Agent and Registrar for our common stock is UMB Bank, N.A.

Preferred Stock

                      We have authorized 838,792 shares of preferred stock, par value $10 per share, which may be issued in series or classes as determined by the Board of Directors from time to time. There are five classes of preferred stock outstanding at December 31, 2003 and 2002 totaling 68,543 and 78,043 shares, respectively. The classes of preferred stock are as follows:

                     We have a 9% Cumulative Preferred Stock ("9% Preferred") with 25,000 shares authorized and 2,000 shares outstanding at December 31, 2003 and 2002. The 9% Preferred has a par value of $10 per share, and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the 9% Preferred dividend has been unpaid. $3,150 and $1,350 in dividends were in arrears at December 31, 2003 and 2002, respectively on the 9% Preferred. Shares of the 9% Preferred have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the 9% Preferred are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The 9% Preferred is not convertible into our Common Stock. The 9% Preferred calls for the creation of a sinking fund for the purpose of redeeming these outstanding shares. Shareholders of the 9% Preferred have entered into an agreement with the Company to waive this requirement.

                      We have a Series A Cumulative Preferred Stock ("Series A") with 13,792 shares authorized and 12,063 shares outstanding at December 31, 2003 and 2002. The Series A has a par value of $10 per share, and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series A dividend has been unpaid. $18,197 and $8,142 in dividends were in arrears at December 31, 2003 and 2002, respectively on the Series A. Shares of the Series A have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series A are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series A is not convertible into our Common Stock.

                      We have a Series B Convertible Preferred Stock ("Series B") with 400,000 shares authorized and 9,520 shares outstanding at December 31, 2003 and 2002. The Series B has a par value of $10 per share, and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available, and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series B dividend has been unpaid. $14,994 and $6,426 in dividends were in arrears at December 31, 2003 and 2002, respectively on the Series B. Shares of the Series B have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series B are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series B is convertible into Common Stock at a rate equal to its issue price, $25, divided by the conversion price. Conversion price is the greater of $4 or 70% of the average market price of common stock for the five trading days preceding conversion.

                      We have a Series C Convertible Preferred Stock ("Series C") with 300,000 shares authorized and 40,460 shares outstanding at December 31, 2003 and 2002. The Series C has a par value of $10 per share and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series C dividend has been unpaid. $51,846 and $23,507 in dividends were in arrears at December 31, 2003 and 2002, respectively on the Series C. Shares of the Series C have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series C are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series C is convertible into Common Stock at a rate of $1.00 per share.

                      We have a Series 2002A Convertible Preferred Stock ("Series 2002A") with 100,000 shares authorized and 4,500 and 14,000 shares outstanding at December 31, 2003 and 2002, respectively. The Series 2002A has a par value of $10 per share and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series 2002A dividend has been unpaid. $7,007 and $3,007 in dividends were in arrears at December 31, 2003 and 2002, respectively on the Series 2002A. Shares of the Series 2002A have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series 2002A are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series 2002A is convertible into Common Stock at a rate of $1.00 per share.

                      Total Preferred Stock dividends accumulated and undeclared at December 31, 2003 and 2002, respectively were $95,194 and $42,432.

Convertible Bonds

                      We completed a $1,500,000 private placement of 12% Senior Secured Convertible Bonds ("the Bonds") in December of 2003, of which $672,000 are outstanding and $785,000 have elected to convert into 5,222,915 shares of common stock as of December 31, 2003. The Bonds are collateralized by the Software Assets, trademarks, and other intellectual property assets of RushGroup Technologies, Inc., including the domain names, RushTrade.com, daytrade.com and other assets secured by UCC-1 filing.

                      The capital raised from the Bonds was used to develop and enhance RushTrade's product offering, increase the net capital to our broker/dealer subsidiaries, accounts payable and fund working capital requirements. No interest is payable on the Bonds and interest accrues until the Bonds are repaid or converted. Maturity Date of the Bonds is December 31, 2007.

                      Both principal and interest under the Bonds is convertible into our common stock at a 50% discount to the average market price over the ten days prior to the time of conversion, but not less than $0.15 per share, at any time by the holder, and at our option, if and when the average closing price exceeds $2.00 for 10 consecutive trading days.

Possible Anti-Takeover Provisions

                      Special Meetings of Shareholders; Director Nominees. Our bylaws and Articles provide that special meetings of shareholders may be called by shareholders only if the holders of at least 66 2/3% of the common stock join in such action. The bylaws and Articles also provide that shareholders desiring to nominate a person to the Board of Directors must submit their nominations to us at least 60 days in advance of the date on which the last annual shareholders' meeting was held, and provide that the number of directors to be elected (within the minimum-maximum range of 3 to 21 set forth in the Articles and bylaws) shall be determined by the Board of Directors or by the holders of at least 66 2/3% of the common stock. While these provisions of the Articles and bylaws have been established to provide a more cost-efficient method of calling special meetings of shareholders and a more orderly and complete presentation and consideration of shareholder nominations, they could have the effect of discouraging certain shareholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose shareholder nominees or hostile actions by shareholders. The affirmative vote of holders of at least 66 2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal any of these provisions.

                      Removal of Directors. The Articles provide that directors may be removed from office only for "cause" by the affirmative vote of holders of at least 66 2/3% of the common stock. "Cause" means proof beyond the existence of a reasonable doubt that a director has been convicted of a felony, committed gross negligence or willful misconduct resulting in a material detriment to the Company, or commit a material breach of such director's fiduciary duty to the Company resulting in a material detriment to the Company. The inability to remove directors except for "cause" could provide incumbent management with a greater opportunity to oppose hostile actions by shareholders. The affirmative vote of holders of at least 66 2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

                      Classification of Directors. The Articles and bylaws divide the Board of directors into three classes, equal or approximately equal in number, serving staggered three-year terms. The Board of Directors is presently comprised of nine members (until subsequently changed by the Board of Directors or shareholders in accordance with the procedures described above), with classes having three members each. At each annual meeting of shareholders, directors in the class whose terms are expiring shall be elected for three-year terms to succeed those whose terms expired. The affirmative vote of holders of at least 66 2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

                      The provisions regarding classification of directors were established to provide orderly transition and continuity in the membership of the Board of Directors. Such procedures could, however, have the effect of providing incumbent management a greater opportunity to oppose hostile actions by shareholders. Moreover, it requires two annual meetings of shareholders to consider and vote upon reelection or removal of a majority of the members of the Board, rather than at each annual meeting of shareholders. Also, our bylaws provide that directors chosen to fill any vacancy (whether by increase in the number of directors or as a result of their resignation, removal or other events) will serve until the next annual meeting at which their Class is up for reelection, rather than the next annual meeting at which any Class is elected.

                      Business Combination Law. We are subject to Part Thirteen (the "Business Combination Law") of the Texas Business Corporation Act, which took effect September 1, 1997. In general, the Business Combination Law prevents an "affiliated shareholder" (defined generally as a person that is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation's outstanding voting shares) or its affiliates or associates from entering into or engaging in a "business combination" (defined generally to include (i) mergers or share exchanges, (ii) dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation, (iii) certain issuances or transactions by the corporation that would increase the affiliated shareholder's number of shares of the corporation, (iv) certain liquidations or dissolutions, and (v) the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation) with an "issuing public, corporation" (which includes the Company) during the three-year period immediately following the affiliated shareholder's acquisition of shares unless (a) before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approves the business combination or the acquisition of shares made by the affiliated shareholder on such date or (b) not less than six months after the date such person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two- thirds of the issuing public corporation's outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates. The Business Combination Law does not apply to a business combination with an affiliated shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the issuing public corporation on December 31, 1996, and continuously until the announcement date of the business combination. In discharging the duties of director under the Business Combination Act or otherwise a director, in considering the best interests of the Company, may consider the long-term as well as the short-term interests of the Company and its shareholders, including the possibility that those interests may be best served by the continued independence of the Company.

PLAN OF DISTRIBUTION

                      Subject to the terms and conditions of a Placement Agent Agreement, we have retained the services of Invest Linc Securities, LLC the placement agent, to offer and sell the common stock offered hereby on a "best efforts" basis at the public offering price of $0.37 per share which is contingent upon the sale of a minimum of 1,000,000 shares of our common stock.

                      The offering period will extend for a period of 60 days from the date of this prospectus, unless the placement agent and Rush agree to extend the offering period for an additional period of 30 days (such periods are collectively referred to as, "the Selling Period"). All proceeds from the sale of the shares of common stock will be transmitted promptly to an escrow account at Silicon Valley Bank. In the event that 1,000,000 shares of common stock are not sold within the time provided herein, all funds will be promptly returned to all subscribers together with any interest earned thereon and without any deduction for commissions or expenses. The purchasers will receive stock certificates not later than five days after the closing of the offering. There may be interim closings upon reaching the minimum offering as agreed between us and the placement agent. No affiliate or member of management will purchase any shares of common stock in the offering in order to enable us to achieve the minimum offering. During the Selling Period, subscribers will have the right to demand the return of their subscriptions. On behalf of Rush, the placement agent proposes to offer the common stock, in part, directly to retail purchasers at the public offering price set forth on the cover page of this prospectus, and in part to certain dealers who are members of the National Association of Securities Dealers, Inc., at such price, less a concession not in excess of $0.37 per share. The placement agent may allow, and such dealers may re-allow, a concession not exceeding $0.37 per share to other dealers. The placement agent has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

                      Contingent upon the sale of 1,000,000 shares of our common stock, we will pay the placement agent a commission of ten percent of the public offering price of all shares sold.

                      We have also paid Invest Linc Securities, LLC a retainer fee of $10,000, which will be credited against commissions. We will reimburse the placement agent's reasonable out of pocket expenses.

                      Upon completion of this offering, we will issue to Invest Linc Securities, LLC, for no additional consideration, warrants to purchase an additional 6% of the number of shares sold in this offering maximum of 660,000 shares of common stock (the "Warrants"). The Warrants will become exercisable immediately after completion of this offering on the following basis:

                      100% of the offering price through December 31, 2004;
                      110% of the offering price from January 1, 2005 through December 31, 2005;
                      120% of the offering price from January 1, 2006 through December 31, 2006;
                      130% of the offering price from January 1, 2007 through December 31, 2007;
                      140% of the offering price from January 1, 2008 through December 31, 2008; and
                      150% of the offering price from January 1, 2009 through the date that is five (5) years from the date of the
                             Closing of the Offering.

                      The Warrants will expire five years from the date of closing of this offering. The Warrants contain provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The Warrants grant to the holder certain registration rights for the securities issuable upon exercise. The Warrants also provide that, except as permitted by the rules of the NASD, they may not be sold during the offering, or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of the sale of shares in the offering.

                      Until the distribution of common stock in this offering is completed, rules of the Securities and Exchange Commission may limit the ability of the placement agent and certain selling group members to bid for and purchase the common stock. As an exception to these rules, the placement agent is permitted to engage in transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. If the placement agent creates a short position in the common stock in connection with this offering, i.e., if it sells more shares of common stock than are set forth on the cover page of this prospectus, the placement agent may reduce the short position by purchasing common stock in the open market. The placement agent may also impose a penalty bid on certain selling group members. This means that if the placement agent purchases shares of common stock in the open market to reduce the placement agent's short position or to stabilize the price of the common stock, it may reclaim the amount of the selling concession from the selling group members who sold those shares as part of this offering. In general, purchases of a security for the purposes of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged re-sales of any security. Neither we nor the placement agent make any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the placement agent make any representation that the placement agent will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                      The public offering price for the common stock was determined by negotiations between the Company and the placement agent. Among the factors considered in such negotiations were prevailing market conditions, the current market price and volume, the results of our operations in recent periods, the market capitalizations and stages of development of other companies which we and the placement agent believe to be comparable to ours, estimates of our business potential, our present state of development and other factors deemed relevant. There can be no assurance, however, that the prices at which the common stock will trade in the public market following this offering will not be lower than the offering price.

                      In addition, we have agreed to indemnify the placement agent and the principals of the placement agent against liabilities incurred in connection with this offering, including liabilities arising under the Securities Act, state securities laws or other applicable law, and liabilities arising from breaches of the representations and warranties contained in the placement agent's agreement, and to contribute to payments the placement agent may be required to make in respect of any such liabilities.

Investor Suitability Requirements

                      This offering is limited to investors located in the states identified below, plus any states added after the effective date of this prospectus. Additionally, we are limiting this offering in certain states marked below with an asterisk (*) to only "accredited investors," who are high net worth and/or sophisticated investors, as more fully described below.

Arizona *[1] District of Columbia* Indiana* Mississippi* Tennessee* Wisconsin*	Colorado Georgia Maine Nevada Texas*	Connecticut Hawaii Maryland [3] New York Washington	Delaware Illinois Minnesota* Pennsylvania* [2] West Virginia

[1]	The Arizona accredited investor exemption requires investment intent and limits the size of the offering to $500,000 in a 12-month period.

[2]	Section 203(t) provides an accredited investor exemption but includes provisions that the exemption is only available upon a good faith reliance that the offering would qualify for an exemption from registration under Section 5 of the Securities Act of 1933 and no compensation is paid to any person except a registered broker/dealer.

[3]	Accredited institutional investors only.

Accreditation Requirements

                      An investor is an "accredited investor only if such investor meets one or more of the following:

                      (i)                       the investor is a natural person who has net worth, or joint net worth with that person's spouse exceeding $1,000,000 at the time of purchase;

                      (ii)                      the investor is a natural person who individually had income in excess of $200,000 in each of the two most recent years, or joint income with that person's spouse in excess of $300,000 in each of those years, and who reasonably expects income in excess of those levels in the current year;

                      (iii)                     the investor is a director or executive officer of Rush;

                      (iv)                     the investor is either (a) a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; (b) any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 as amended; (c) an insurance company as defined in Section

2(13) of the Securities Act; (d) an investment company registered under the Investment Company Securities Act; (e) a Small Business Investment Company licensed by the United States Small Business Administration under Section 301(d) or (d) of the Small Business Investment Securities Act of 1958; (f) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $7,000,000; (g) an employee benefit plan within the meaning of Title 1 of the Employee Retirement Income Security Act of 1974, as amended, if the investment decision is made by a plan fiduciary, which is either a bank, a savings and loan association, insurance company, or registered investment advisor, or if the plan has assets in excess of $7,000,000, or if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;

                      (v)                      the investor is a private business development company under Section 202(a)(22) of the Investment Advisers Securities Act of 1940;

                      (vi)                     the investor is any organization described in Section 501(c)(3) of the Internal Revenue Code and certain other corporations, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $7,000,000;

                      (vii)                    the investor is any trust with total assets in excess of $7,000,000 not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as defined in Section 230.506(b)(2)(ii) of Regulation D promulgated under the Securities Act; or

                      (viii)                   the investor is any entity in which all of the equity owners are accredited investors.

                      In the case of a husband and wife subscribing jointly, satisfaction of the net worth standards must be determined by aggregating their net worth and satisfaction of the income standards must be determined by joint or individual tax returns, as the case may be. Any other persons subscribing for shares jointly, including members of partnerships formed for the purpose of purchasing shares, must each satisfy the applicable net worth and income standards without regard to the other joint purchasers. In the case of a subscriber that is itself a partnership (other than a partnership formed for the purpose of purchasing shares) or a trust, the applicable net worth and income standards must be satisfied by the entity. In the case of a subscriber purchasing as custodian for a minor, the applicable net worth and income standards must be satisfied by the custodian.

                      Each subscriber will be required to satisfy the investor suitability standards set forth above. An investment in the shares is only suitable for those investors who have adequate means to provide for their current needs and personal contingencies and who have no need for liquidity in this investment. Furthermore, investors must demonstrate an appropriate level of financial sophistication. Investors should recognize that the suitability standards set forth above are minimum requirements and that the satisfaction of these standards does not necessarily mean that investment in the shares is suitable for an investor meeting these standards. We reserve the right to reject any subscription for any reason whatsoever.

                      We will require each investor to make representations and warranties relating to the suitability of an investment in the shares for each investor as set forth in the form of subscription agreement to accompany this prospectus. We may also make or cause to be made such further inquiry as we deem appropriate. We may, in our absolute discretion, reject subscriptions, in whole or in part, or allot to a particular investor fewer than the number of shares for which the investor subscribed. We reserve the right to modify or increase the suitability standards with respect to certain investors, in order to comply with any applicable state or local laws, rules or regulations or otherwise.

LEGAL MATTERS

                      Legal matters in connection with the common stock being offered hereby will be passed upon for the Company by Andrews Kurth LLP, Dallas, Texas. Certain legal matters will be passed upon for the placement agent by Gammage & Burnham, PLC, Phoenix, Arizona.

EXPERTS

                      Our financial statements as of December 31, 2003 and 2002, and for the years then ended, included in this Prospectus have been audited by KBA Group LLP, independent accountants, as set forth in their report therein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing.

                      On May 7, 2002, the Board of Directors dismissed Grant Thornton LLP as the Company's independent auditors and appointed King Griffin & Adamson PC as independent auditors. There were no material disagreements with Grant Thornton LLP at any time during their engagement. Grant Thornton LLP was the Company's independent auditor for the year ending December 31, 2001.

                      On March 1, 2003, King Griffin & Adamson PC changed its name to KBA Group LLP. The name change made it necessary for King Griffin & Adamson PC to resign as the independent auditors for the Company. The Board of Directors then appointed the new entity, KBA Group LLP, to serve as independent auditors. There were no material disagreements with King Griffin & Adamson during their engagement.

AVAILABLE INFORMATION

                      We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all information set forth in the registration statement and the exhibits. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are materially complete, but in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D. C. 20549.

                      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D. C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. Our Registration Statement on Form SB-2, as well as any reports to be filed under the Exchange Act can also be obtained electronically after we have filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (http://www sec.gov) that contains such information regarding the Company.

                      We intend to furnish our shareholders with annual reports containing audited financial statements and such other reports as we deem appropriate or as may be required by law.

                      Requests for information may be directed to Sharron DeLancey, Director of Corporate Governance, c/o Rush Financial Technologies, Inc., 13355 Noel Road, Suite 300, Dallas, Texas 75240, telephone number (972) 450-6000.

RUSH FINANCIAL TECHNOLOGIES, INC.

(formerly Rushmore Financial Group, Inc.)

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
of Rush Financial Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Rush Financial Technologies, Inc., (formerly Rushmore Financial Group, Inc.) and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rush Financial Technologies, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their consolidated operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2003, the Company's current liabilities exceeded its current assets by $3,063,921 and the Company incurred a net loss of $2,475,947 in 2003 and $3,131,636 in 2002. These conditions, among others described in Note 3, raise substantial doubt about the Company's ability to continue as a going concern. Management's plan with regard to these matters is also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KBA GROUP LLP

Dallas, Texas
April 1, 2004

RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
(formerly Rushmore Financial Group, Inc.)

CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002

ASSETS	2003	2002
Current assets
Cash and cash equivalents	$171,088	$64,278
Accounts receivable	17,008	31,816
Prepaid expenses and deposits	84,043	164,847
Total current assets	272,139	260,941
Capitalized software development costs, net of accumulated amortization	1,288,245	1,869,555
Property and equipment, net of accumulated depreciation	81,359	133,893
Intangibles, net	213,500	65,000
Deferred financing fees, net	19,630	33,486
Total assets	$1,874,873	$2,362,875
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Bank overdraft	$-	$37,750
Accounts payable	788,826	757,134
Accrued expenses and other liabilities	967,817	620,166
Common stock pending issuance (including $513,045 to related parties)	1,007,319	-
Liabilities acquired in 2001 acquisition	332,098	332,098
Convertible notes payable to related parties	185,000	185,000
Advances from related parties	55,000	-
Total current liabilities	3,336,060	1,932,148
Long-term notes payable	31,452	52,400
Convertible notes payable (including $122,007 and $113,252 due to related parties), net of unamortized debt discount of $15,872 and $27,656 at December 31, 2003 and 2002, respectively	284,128	272,344
Convertible bonds payable (including $0 and $300,000 due to related parties) net of unamortized debt discount of $107,649 and $0 at December 31, 2003 and 2002, respectively	564,351	540,000
Total liabilities	4,215,991	2,796,892
Commitment and contingencies
Shareholders' deficit
Preferred stock - cumulative; $10 par value; 14,063 shares issued and outstanding; liquidation preference of $10 per share	140,630	140,630
Preferred stock - convertible cumulative; $10 par value; 54,480 and 2002, respectively; liquidation preference of $10 per share	544,800	639,800
Common stock - $0.01 par value, 10,000,000 shares authorized; 9,960,444 and 9,895,588 shares issued at December 31, 2003 and 2002, respectively	99,604	98,956
Common stock subscriptions receivable	(3,277)	(3,277)
Common stock issued for assets not yet received	(36,000)	(230,000)
Additional paid in capital	12,768,184	12,419,638
Treasury stock, at cost - 0 and 196,878 shares issued at December 31, 2003 and 2002, respectively	-	(120,652)
Accumulated deficit	(15,855,059)	(13,379,112)
Total shareholders' deficit	(2,341,118)	(434,017)
Total liabilities and shareholders' deficit	$1,874,873	$2,362,875

See accompanying notes to consolidated financial statements

RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
(formerly Rushmore Financial Group, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2003 and 2002
	2003	2002
Revenue:
Investment services	$1,236,086	$3,915,346
Other revenue	12,636	15,970
Total revenue	1,248,722	3,931,316

Expenses:
Investment services	1,036,618	3,071,639
General and administrative	1,476,988	2,086,817
Loss (gain) on sale of assets	(225,000)	1,174,469
Loss on settlement of liabilities	59,893	-
Write off of property and equipment	-	112,067
Depreciation and amortization	799,752	544,059
Total expenses	3,148,251	6,989,051

Operating loss	(1,899,529)	(3,073,735)

Other income (expense):
Interest expense	(576,418)	(73,901)

Net loss	$(2,475,947)	$(3,131,636)

Basic and diluted net loss per share attributable to common shareholders	$(0.25)	$(0.40)

Weighted average common shares outstanding, basic and diluted	10,159,906	8,080,019

See accompanying notes to consolidated financial statements

RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
(formerly Rushmore Financial Group, Inc.)
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
For the Years Ended December 31, 2003 and 2002
	Preferred	Common Stock		Subscription	Additional Paid In	Accumulated	Common Stock Issued For Assest Not Yet	Treasury
	Stock	Shares	Amount	Receivable	Capital	Deficit	Received	Stock	Total
Balances, January 1, 2002	$1,005,430	7,229,633	$72,296	$(4,118)	$12,154,388	$(10,247,476)	$-	$(421,022)	$2,559,498
Issuance of 10,000 shares of preferred stock for cash	100,000	-	-	-	-	-	-	-	100,000
Common stock issued for preferred stock dividends	-	6,859	69	-	(69)	-	-	-	-
Common stock issued for prepaid asset	-	1,200,000	12,000	-	288,000	-	(300,000)	-	-
Receipt of asset purchased with common stock	-	-	-	-	-	-	70,000	-	70,000
Common stock issued for acquisition of GRO	-	1,150,001	11,500	-	69,000	-	-	-	80,500
Common stock issued for services	-	799,095	7,991	-	99,985	-	-	-	107,976
Issuance of stock options recorded as consulting expense	-	-	-	-	167,491	-	-	-	167,491
Preferred stock dividends paid in cash	-	-	-	-	(38,184)	-	-	-	(38,184)
Preferred stock dividends accrued	-	-	-	-	(42,432)	-	-	-	(42,432)
Fair value of warrants issued recorded as deferred financing fees	-	-	-	-	41,569	-	-	-	41,569
Debt issued with beneficial conversion feature recorded as debt discount	-	-	-	-	35,360	-	-	-	35,360
Preferred stock converted into convertible bonds	(325,000)	-	-	-	(60,000)	-	-	-	(385,000)
Cancellation of treasury stock	-	(490,000)	(4,900)	-	(295,470)	-	-	300,370	-
Cash received on common stock subscriptions	-	-	-	841	-	-	-	-	841
Net loss	-	-	-	-	-	(3,131,636)	-	-	(3,131,636)
Balances, December 31, 2002	780,430	9,895,588	98,956	(3,277)	12,419,638	(13,379,112)	(230,000)	(120,652)	(434,017)
Preferred stock dividends accrued	-	-	-	-	(64,501)	-	-	-	(64,501)
Common stock issued for services	-	2,000	20	-	520	-	-	-	540
Common stock issued as compensation	-	254,734	2,547	-	44,735	-	-	-	47,282
Common stock issued for legal settlement	-	5,000	50	-	1,300	-	-	-	1,350
Receipt of asset purchased with common stock	-	-	-	-	-	-	194,000	-	194,000
Preferred stock converted into convertible bonds	(95,000)	-	-	-	-	-	-	-	(95,000)
Beneficial conversion feature of convertible bonds	-	-	-	-	485,175	-	-	-	485,175
Cancellation of treasury stock	-	(196,878)	(1,969)	-	(118,683)	-	-	120,652	-
Net loss	-	-	-	-	-	(2,475,947)	-	-	(2,475,947)
Balances, December 31, 2003	$685,430	9,960,444	$99,604	$(3,277)	$12,768,184	$(15,855,059)	$(36,000)	$-	$(2,341,118)
See accompanying notes to consolidated financial statements

RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
(formerly Rushmore Financial Group, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years ended December 31, 2003 and 2002
Cash flows from operating activities:	2003	2002
Net loss	$(2,475,947)	$(3,131,636)
Adjustments to reconcile net loss to net cash used in operating activities
Common stock issued for compensation, services and expenses	49,172	107,976
Fair value of common stock options issued for services	-	167,491
Write off of property and equipment	-	112,067
Depreciation and amortization	799,752	544,059
Loss on settlement of liabilities	59,893	-
(Gain) loss on sale of assets	(225,000)	1,174,469
Amortization of deferred financing fees	13,856	8,083
Amortization of debt discount	389,310	7,704
Change in assets and liabilities, net of effect of acquisition:
(Increase) decrease in assets:
Accounts receivable	14,808	325,156
Prepaid expenses and deposits	80,804	144,703
Increase (decrease) in liabilities:
Accounts payable	37,192	273,390
Accrued expenses and other liabilities	452,576	(148,468)
Net cash used in operating activities	(803,584)	(415,006)
Cash flows from investing activities:
Purchase of equipment	(9,402)	(28,474)
Capitalization of software development costs	(111,006)	(476,120)
Cash received from sale of assets	225,000	79,464
Net cash provided by (used in) investing activities	104,592	(425,130)
Cash flows from financing activities:
Bank overdraft	(37,750)	37,750
Proceeds from sale of common stock	-	841
Proceeds from sale of preferred stock	-	100,000
Preferred stock dividends paid	-	(38,184)
Payments on notes payable	(20,948)	(47,754)
Net advances from related parties	70,000	-
Proceeds from convertible notes payable, including $318,333 from related parties	-	485,000
Proceeds from convertible bonds, including $12,500 and $0 from related parties	794,500	105,000
Net cash provided by financing activities	805,802	642,653
Net increase (decrease) in cash and cash equivalents	106,810	(197,483)
Cash and cash equivalents at beginning of year	64,278	261,761
Cash and cash equivalents at end of year	$171,088	$64,278
See accompanying notes to consolidated financial statements

RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
(formerly Rushmore Financial Group, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS-CONTINUED
For the Years ended December 31, 2003 and 2002
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental Disclosure of Non-Cash Information:
Preferred stock dividend accrued	$64,501	$42,432
Fair value of warrants issued in connection with debt financing recorded as deferred financing fees	$-	$41,569
Debt issued with beneficial conversion feature recorded as debt discount	$-	$35,360
Preferred stock converted into convertible bonds	$95,000	$385,000
Common stock issued in the GRO acquisition	$-	$80,500
Common stock issued for prepaid asset	$-	$300,000
Notes payable exchanged for convertible bond	$-	$50,000
Receipt of asset purchased with common stock	$194,000	$-
Convertible bonds issued as payment for legal settlement, compensation and accounts payable	$12,500	$-
Bonds issued with beneficial conversion feature recorded as debt discount	$485,175	$-
Conversion of related party advances to convertible bonds	$15,000	$-
Common stock pending issuance recorded for the settlement of various liabilities	$1,007,319	$-

See accompanying notes to consolidated financial statements

RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
(formerly Rushmore Financial Group, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003 and 2002

Note 1 - Nature of Operations

Rush Financial Technologies, Inc., (formerly Rushmore Financial Group, Inc.) dba RushTrade Group and Subsidiaries (the "Company"), is a holding company of the financial services and software development companies described below. Rushmore Financial Group, Inc. changed its name to Rush Financial Technologies, Inc. effective January 26, 2004.

RushTrade Securities, Inc. ("RushTrade"), a wholly-owned subsidiary of the Company, is registered under federal and state securities laws as a broker-dealer and is a member of the National Association of Securities Dealers ("NASD"). RushTrade does not offer advice or trade recommendations. All customer accounts are self-directed and strict suitability requirements along with other disclosures must be met and agreed to before the firm accepts a new account. RushTrade is a "fully disclosed introducing broker-dealer," meaning that it does not hold any customer funds or securities nor have a seat on any stock exchange. RushTrade "clears" its securities trades through a third party, which holds customer funds and securities and executes trades for such transactions.

RushGroup Technologies, Inc. formerly RushTrade Software Services, Inc., ("RushGroup"), a wholly-owned subsidiary of the Company, is the primary technology development unit of the Company, and is expected to become a Service Bureau and a licensor of real-time market data services and various software applications of the RushTrade platform to broker-dealers and other financial institutions. Through December 31, 2003, RushGroup had generated only minimal revenue.

Rushmore Securities Corporation ("RSC"), a wholly-owned subsidiary of the Company, was also registered under federal and state securities laws as a broker-dealer and was a member of the National Association of Securities Dealers ("NASD") during the years prior to and including 2003. It is largely inactive due to the Company's decision to transition away from the traditional retail brokerage business with its lower operation margins and the inherent risks of outside independent registered representatives offering advice and recommendations. RSC filed a broker-dealer withdrawal of membership ("Form BD/W") with the NASD in December 2003. RSC has no substantial revenue-producing assets and no longer has any outside independent registered representatives.

Rushmore Insurance Services, Incorporated ("Rushmore Agency") is an insurance agency and an affiliate of the Company by means of service agreements. The agency formerly offered life, health, and disability insurance and annuities through a network of agents, most of which were terminated during 2002 and 2003 in accordance with the Company's repositioning plan. Rushmore Agency is 100% owned by D. M. "Rusty" Moore, Jr. The Company and Mr. Moore have entered into an administrative services agreement whereby net revenues and expenses are charged via a management fee to Rushmore Agency by the Company as allowed by regulatory requirements. Rushmore Agency has been consolidated in the accompanying consolidated financial statements. Rushmore Agency is largely inactive due to the Company's decision to transition away from the traditional financial service businesses.

Note 2 - Summary of Significant Accounting Policies

(a)	Consolidation Policy

The accompanying consolidated financial statements include the accounts of Rush Financial Technologies, Inc. and its subsidiaries, RSC, RushTrade, RushGroup, and Rushmore Agency. All significant inter-company transactions have been eliminated in consolidation.

(b)	Capitalization of Software Development Costs

In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," internally generated software development costs associated with new products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. Software development costs that qualify for capitalization include the salaries and benefits of the software engineers assigned to the products, internal and external quality assurance testing costs, overhead allocations primarily associated with rent and facilities costs and the costs of outsourced development activities. Software development costs not qualifying for capitalization are recorded as product development expense. Capitalized software development costs, including purchased software, if any, are amortized using the greater of the revenue method or the straight-line method generally with useful lives of three years or less. At each balance sheet date the Company evaluates the estimated net realizable value of each software product and when required, records write-downs of net book value to net realizable value of any products for which the net book value is in excess of net realizable value. The net realizable value is the estimated future gross revenue of each product reduced by the estimated future costs of completing and disposing of that product, including the costs of completing in process development and customer support. The Company determined that no write-down of capitalized software development costs was required during the years ended December 31, 2003 and 2002. As of December 31, 2003 and 2002, the gross total of all capitalized software development costs was $2,326,383 and $2,215,377, respectively. During 2003 and 2002, the Company amortized $692,316 and $345,822 of software cost, respectively, using an estimated useful life of three years.

(c)	Goodwill

Goodwill is the excess of the purchase price paid and liabilities assumed over the estimated fair market value of net assets acquired at the date of acquisition. The Company recorded goodwill of $1,334,164 relating to the Northstar acquisition in 2001, which primarily related to acquired registered representatives. During 2001 this amount was reduced by $81,532 through amortization. The Company adopted SFAS 142 "Goodwill and Intangible Assets" on January 1, 2002 which stated that goodwill and other intangibles with indefinite lives are no longer amortized but instead tested for impairment annually. The impairment amount, if any, is charged to expense.

During June 2002, the Company and Empire Financial Holding Company, Inc. ("Empire") entered into an agreement whereby Empire would purchase certain assets of RSC, primarily the registered representatives discussed above. Remaining goodwill associated with this business totaled $1,253,933 at the time of the sale. The transaction was completed on August 9, 2002, with the transfer of $79,463 from Empire to the Company. The total consideration for the sale of these assets was to be 25% of the gross revenues generated by these assets for a 12-month period, estimated at $211,905. As a result of this transaction, during the second quarter of 2002, the Company recorded a loss on sale of assets of $1,042,028 , which represented the total expected amounts to be received in connection with the sale less the carrying value of the goodwill. Empire failed to make the required remaining payments, and accordingly during 2002 the Company recorded an additional loss on sale of assets of $132,441, representing the remaining goodwill relating to the sold assets.

(d)	Intangibles

In January 2002, the Company entered into a non-exclusive agreement with NewportX.com, an affiliate of OTA, for referral of active online traders. The initial term of the agreement was for three years and cancelable by either party after the initial term with twelve months notice. The agreement called for the Company to pay to NewportX.com 50% of net commissions on a monthly basis for any traders referred by OTA for which RushTrade agreed to open an account. Additionally, RushTrade agreed to reimburse the traders' tuition paid to OTA by reducing RushTrade's standard published commission rate by 25%. In March 2002 an alternate method of payment was agreed to by amendment to the original agreement, whereby the Company agreed to pay OTA

$2,000 in common stock for each trader referred. The amendment was for six months, or until 150 traders had been acquired by RushTrade. The Company issued 1,200,000 shares of restricted common stock to NewportX.com during March 2002, and recorded a prepaid asset of $300,000, the fair value of the stock on the date of issuance. This amount has been recorded as a prepaid asset as the Company issued common stock, consideration in advance of receiving the assets acquired. As the active trader accounts are received and certified, the Company reclassifies these amounts to an intangible asset. During the year ended December 31, 2003, 97 trader accounts were certified, and accordingly $194,000 has been reclassified to intangible assets. In total as of December 31, 2003, 132 trader accounts were certified and $264,000 has been reclassified to intangible assets and is being amortized over three years, the estimated life of the trader accounts. Amortization of this intangible for the year ended December 31, 2003 and 2002 was $45,500 and $5,000, respectively. At December 31, 2003 and 2002, accumulated amortization of this intangible totaled $50,500 and $5,000, respectively. OTA is behind schedule in delivering trader accounts to the Company. All 150 trader accounts were to have been delivered by September 30, 2002 but as of December 31, 2003 only 132 had been delivered and certified. OTA had originally projected training 50 traders per month, but during the term of the agreement has only trained 20 or fewer traders per month. The Company has extended the agreement and expects OTA to fulfill the agreement. Through September 30, 2002 the undelivered trader accounts were carried as a prepaid asset; however, due to the uncertainty of ultimately receiving these assets, and since the agreement was to be fulfilled by the end of September 2002, and the accounts have been slower in converting to the RushTrade platform than was originally anticipated, the asset was reclassified as a contra equity account during the fourth quarter of 2002.

(e)	Valuation of Long-lived Assets

The Company evaluates the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the asset's fair value.

(f)	Cash and Cash Equivalents

Company funds not currently required to fund operations are kept in liquid commercial bank accounts paying a "money market" rate of interest. These investments are reflected at cost, which approximates estimated fair value, have an original maturity of three months or less, and are considered to be cash equivalents. Interest income from these investments is recorded when earned.

(g)	Recognition of Commission Revenue and Fees

Commission revenue on securities transactions (and related expense) is recorded on a trade date basis.

(h)	Advertising

Costs associated with advertising and promoting products are expensed as incurred. Advertising expense was approximately $144,000 and $32,000 in 2003 and 2002, respectively.

(i)	Property and Equipment

Property and equipment is recorded at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets ranging from one to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset. Expenditures for maintenance and repairs are charged against income as incurred, and betterments are capitalized. When depreciable assets are sold or disposed of, the cost and accumulated depreciation accounts are reduced by the applicable amounts, and any profit or loss is credited or charged to income.

(j)	Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

(k)	Net Loss per Share

Basic and diluted net loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding for the year. Included in the weighted average number of common shares outstanding for the year ended December 31, 2003 are the 5,851,833 shares discussed in Note 10 that would have been issued had the Company had the ability to issue these shares. These pending shares have been included in the computation from the date that they would have been issued. Common stock equivalents representing convertible bonds, convertible notes, convertible preferred stock, options and warrants totaling 10,304,052 and 8,360,121 at December 31, 2003 and 2002, respectively, were not included in the computation of diluted net loss per share as they were antidilutive.

The following table reconciles the net loss applicable to common shareholders and weighted average common shares outstanding used in the calculation of basic and diluted net loss per share for the years ended December 31, 2003 and 2002:

	Year ended December 31,
Net Loss	2003	2002
Net loss	$ (2,475,947)	$ (3,131,636)
Dividends on preferred stock	(64,501)	(80,616)
Net loss applicable to common shareholders	$ (2,540,448)	$ (3,212,252)

Net loss per share attributable to common shareholders, basic and diluted	$ (0.25)	$ (0.40)

(l)	Stock Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, between the fair value of the Company's stock over the exercise price. The Company did not record compensation expense related to the issuance of stock options during the years ended December 31, 2003 and 2002 because all options were issued at or above fair market value. Had the Company determined compensation based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123," net loss and net loss per share would have been increased as indicated below:

	Year Ended December 31, 2003	Year Ended December 31, 2002
Net loss attributable to common shareholders, as reported	$(2,540,448)	$(3,212,252)
Add: Stock-based employee compensation expense included in reported net loss-
Deduct: Stock-based employee compensation expense determined under fair value based method	(106,976)	(57,910)
Pro forma net loss attributable to common shareholders	$(2,647,424)	$(3,270,162)
Net loss per share
Basic and diluted:
As reported	$(0.25)	$(0.40)
Pro forma	$(0.27)	$(0.40)

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 as amended by SFAS No. 148 and Emerging Issues Task Force ("EITF") Issue no. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

(m)	Fair Value of Financial Instruments

The carrying amounts of the Company's short term financial instruments, which consist of cash and cash equivalents, receivables, trade accounts payable and accrued expenses, approximate their fair value due to their short term nature. The carrying amount of the Company's debt approximates fair value because the interest rates approximate the current rates available to the Company.

(n)	Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Accordingly, the actual amounts could differ from those estimates.

(o)	Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year classifications.

Note 3 - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2003, the Company's current liabilities exceeded its current assets by $3,063,921 and it incurred a net loss of $2,475,947 in 2003 and

$3,131,636 in 2002. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has taken several steps to increase cash through the use of borrowings and equity. During 2003, the Company raised $794,500 through a 12% Senior Secured Convertible Bond Offering ("the Bonds"). These Bonds bear interest at 12% per annum, principal and interest are due on or before December 31, 2007, and the bonds are convertible into shares of common stock. The Bonds are secured by the RushTrade software, trade name, websites, customer accounts and other assets. The Bonds offering was fully subscribed shortly after the year ended December 31, 2003. The Company will attempt to raise additional funds through a similar debt or equity offering during 2004.

RushTrade's marketing and sales efforts are currently underway to acquire new active trader/customer accounts that will generate transaction-based revenue. RushTrade believes that it has the low cost operational infrastructure and a relatively low threshold to reach profitability in the near future. Since December 2002 new sales representatives have been hired to generate additional sales leads. The Company believes that it has embarked on a successful marketing strategy to generate the necessary active trader/customer accounts to capture customer assets with the trade volumes and related revenues necessary to reach a sustainable level of profitability. There can be no assurances that the steps taken by the Company will result in the Company being able to settle its liabilities as they become due, or that the Company will be able to generate revenues or cash flows from financings sufficient to support its operations in the short term.

Note 4 - Gain on Sale of Assets

During September 2003, the Company sold certain assets of RSC for a purchase price of $225,000. Primarily the assets sold were mutual fund trailing commissions and other revenue streams. Accordingly, the entire consideration received was recorded as income and is presented in the accompanying consolidated statement of operations as "Gain on sale of assets." As of December 31, 2003, the Company had received the entire purchase price of $225,000.

Note 5 - Related Party Transactions

During 2001 the Company borrowed $250,000 at 9% interest from Mr. Dewey Moore Sr., the father of Company President Dewey Moore, Jr. The transaction was approved by unanimous vote of the Company's Board of Directors, except that Mr. Moore Jr. abstained from discussion and voting. The loan was secured by a pledge of intellectual property rights on the Company's RushTrade online trading software. Further, the loan was accompanied by the grant of warrants to purchase 50,000 shares of Company common stock at $0.50 per share. In December 2001, the Company repaid $200,000 of this loan. In conjunction with these transactions, Mr. Moore Sr. acquired 142,304 shares of the Company's common stock for $23,907, and 25,000 shares of the Company's Series 2002A preferred stock for $250,000. During 2002, Mr. Moore Sr. converted the $250,000 of Series 2002A preferred stock into the Bonds. The remaining balance of the loan of $50,000 was also converted into the Bonds during 2002. On December 31, 2003, Mr. Moore Sr. converted the $300,000 of Bonds, the accrued and unpaid interest from the Bonds and the accrued and unpaid dividends on the 2002A preferred stock into 2,469,753 shares of the Company's common stock. The Company did not issue the shares of common stock until the first quarter of 2004, thus at December 31, 2003, the amount owed to Mr. Moore Sr. remains a liability of the Company.

A relative of the Chief Executive Officer purchased a Bond totaling $15,000 during 2003. The relative also converted $10,000 of preferred stock into the Bonds during 2003. On December 31, 2003 the relative elected to convert the $25,000 of Bonds, accrued and unpaid dividends and interest into 187,914 shares of common stock. The Company did not issue the shares of common stock until the first quarter of 2004, thus at December 31, 2003 the Company has a $25,000 liability to the relative of Mr. Moore recorded.

During 2003, the Chief Financial Officer and relatives of the Chief Financial Officer purchased $12,500 in the Bonds, and elected to convert the Bonds and accrued and unpaid interest into 85,597 shares of common stock on December 31, 2003. The Company did not issue the shares of common stock until the first quarter of 2004, thus at December 31, 2003 the liability to the CFO and relatives of the CFO is recorded.

During 2002, the Company issued convertible notes to two directors of the Company totaling $298,252, net of debt discount of $20,081. See additional discussion in Note 16. These notes remained unpaid at December 31, 2003.

During the year ended December 31, 2003, the Company received advances from related parties totaling $100,000. The advances are non-interest bearing and unsecured. $65,000 of the advances was received from relatives of the Chief Executive Officer and $35,000 was received from an entity controlled by a member of the Board of Directors. During 2003 the Company repaid $30,000 of the advances and $15,000 was converted into the Bonds. At December 31, 2003, the Bonds were elected to be converted into Common Stock. The stock was not issued until the first quarter of 2004, thus this amount is presented as a liability at December 31, 2003. The board member has signed a subscription agreement to accept common stock for his $35,000 advance when the number of authorized shares is increased. Of the remaining outstanding advances of $55,000 at December 31, 2003, $35,000 will be settled through the issuance of common stock during the first quarter of 2004, and the balance is expected to be repaid in 2004.

At December 31, 2003 and 2002, the Bonds due to related parties were $0 and $300,000. At December 31, 2003 and 2002, total convertible notes due to related parties were $307,007and $298,252, respectively.

Note 6 - Industry Segment Information

The Company's segments have been identified based on products and services offered, as well as risks assumed, in a manner consistent with the data utilized by the Chief Executive Officer in evaluating operations. RSC and RushTrade offer broker/dealer services, and their operations have been included in the Investment Services segment. Rushmore Agency's operations, for the most part inactive, have been included in Investment Services. The Software Services segment is comprised of RushGroup, which offers licensing of the RushTrade direct access software and other arrangements and is expected to become the significant focus for the Company in the future. There is ongoing development activity on the software to enhance its use to outside entities; however, the Company has received minimal revenue to date related to the Software Services segment. During the first six months of 2002 the Company did not incur any expenses from this segment as all costs related to this activity were being capitalized. The assets of the parent company, Rush Financial Technologies, Inc., are used to support the operations of the two primary operating divisions. The expenses of the parent company are included in general and administrative expenses.

The current segment classification represents a change in the Company's segments from previous reporting periods and reflects the Company's repositioning as a real-time financial technology development and direct access online financial services company from a more traditional financial services holding company with traditional insurance and broker/dealer services.

The following summarizes the Company's industry segment data of identifiable assets, capital expenditures and depreciation and amortization:

	Year Ended December 31,
Identifiable Assets	2003	2002
Investment Services	$199,538	$296,795
Software Services	1,296,687	1,869,555
Corporate	378,648	196,525
Total	$1,874,873	$2,362,875

	Year Ended December 31,
Capital Expenditures	2003	2002
Investment Services	$-	$18,382
Software Services	111,006	476,120
Corporate	9,402	10,092
Total	$120,408	$504,594

Depreciation and	Year Ended December 31,
Amortization	2003	2002
Investment Services	$83,161	$125,258
Software Services	692,316	345,822
Corporate	24,275	72,979
Total	$799,752	$544,059

The following summarizes the Company's industry segment operating data for the periods indicated:

	Year Ended December 31,
Revenue	2003	2002
Investment Services	$1,236,086	$3,915,346
Software Services	2,620	-
Corporate	10,016	15,970
Total	$1,248,722	$3,931,316

	Year Ended December 31,
Interest Expense	2003	2002
Investment Services	$3,027	$2,791
Software Services	-	-
Corporate	573,391	71,110
Total	$576,418	$73,901

	Year Ended December 31,
Net Loss	2003	2002
Investment Services	$(704,770)	$(1,151,482)
Software Services	(1,351,642)	(1,007,311)
Corporate	(419,535)	(972,843)
Total	$(2,475,947)	$(3,131,636)

Note 7 - Acquisition

Effective August 31, 2002 the Company purchased all of the outstanding stock of GRO Corporation in exchange for 1,150,000 shares of the Company's restricted common stock. This acquisition provided the Company an additional broker-dealer with a proven expertise in direct access brokerage, licensed in fifty states. The consideration for the purchase of GRO has been valued at $80,500, based on the fair value of the stock issued on the date of the purchase. The results of operations of the acquired entity are included in the consolidated operations of the Company from the acquisition date.

The fair value of assets and liabilities acquired consisted of:

Cash	$ 30,793
Accounts receivable	16,710
Intangibles and others	47,804
Accounts payable and other	(14,807)
Total	$ 80,500

The following unaudited pro-forma consolidated results of operations for the years ended December 31, 2002 assumes that the acquisition had occurred on January 1, 2002:

Unaudited Year Ended December 31, 2002
Revenues	$4,349,951
Net loss	$(3,739,914)
Net loss per share (basic and diluted)	$(0.47)
Weighted average common shares outstanding (basic and diluted)	8,080,019

Note 8 - Net Capital Requirements

Pursuant to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, RushTrade is required to maintain a minimum net capital, as defined under such provisions. Net capital and the related net capital ratio may fluctuate on a daily basis.

At December 31, 2003 and 2002, RushTrade had net capital of $75,628 and $34,787, respectively, with a net capital requirement of $5,000. The Company's ratio of aggregate indebtedness to net capital was .33 to 1 and .73 to 1 at December 31, 2003 and 2002, respectively. The Securities and Exchange Commission ("SEC") permits a ratio of no greater than 15 to 1.

In December 2003, RSC filed Form BD/W with the National Association of Securities Dealers ("NASD") and is no longer subject to the net capital requirement. RSC is prohibited from soliciting or accepting new customer accounts or unsolicited orders from customers and no longer operates as a broker/dealer. At December 31, 2003, RSC has minimal assets. The NASD commenced an examination of RSC in February 2000. In conjunction with this examination in March 2002, RSC received a Letter of Caution from the NASD regarding a number of compliance issues, and was informed that certain of the compliance matters had been referred to the Enforcement Division of the NASD. In May 2002, the NASD along with the SEC commenced a joint examination. RSC has submitted its response to the SEC and to the NASD. Management has, as a result of these examinations, accrued a $25,000 liability to account for a possible fine against RSC.

Note 9 - Property and Equipment

The principal categories of property and equipment at December 31, 2003 and 2002 are summarized as follows:

Description	2003	2002
Purchased software	$66,954	$66,954
Computer equipment	142,356	136,367
Office furniture and fixtures	120,139	117,081
Leasehold improvements	46,728	46,728
	376,177	367,130
Less accumulated depreciation and amortization	294,818	233,237
Total	$81,359	$133,893

Total depreciation of property and equipment amounted to $61,581 and $198,237 in 2003 and 2002, respectively. During 2002, the Company wrote off certain property and equipment used in the Corporate segment that was no longer in use, and recognized an impairment loss during 2002 of $112,067, which is shown as a separate line item in the accompanying consolidated statement of operations.

Note 10 - Common Stock

During 2003 the Company issued 254,734 shares of restricted common stock for compensation valued at $47,282 based on the fair value of the Company's common stock on the date of issuance. Additionally, the Company issued 2,000 shares of common stock for services and 5,000 shares of common stock as part of a settlement of certain liabilities. The common stock was valued at $1,890 based on the fair value of the Company's stock on the date of issuance.

Also during 2003, holders of $785,000 of the Bonds elected to convert their Bonds into 5,222,915 shares of the Company's common stock. $83,599 of accrued interest on the Bonds elected to convert into 550,660 shares of common stock valued at $193,363 using the fair value of the Company's stock on the date of issuance. $11,739 of accrued preferred dividends elected to convert into 78,258 shares of the Company's common stock valued at $28,956 using the fair value of the Company's common stock on the date of issuance. Since the fair value of the common stock issued for accrued interest and dividends was greater than the amount owed, a loss was recorded during 2003 for the difference, which totaled $126,986. The Company did not have an adequate number of shares available to issue the 5,851,833 shares to the holders of the Bonds, accrued interest and dividends and as a result has recorded pending stock issuances of $1,007,319 as a current liability.

During 2004 the shareholders approved an increase in the number of authorized shares from 10,000,000 to 50,000,000 and accordingly, in March 2004, the Company issued 6,138,501 shares of common stock related to the conversion of the Bonds, accrued interest and dividends.

Note 11 - Preferred Stock

The Company has authorized 838,792 shares of Preferred Stock, par value $10 per share, which may be issued in series or classes as determined by the Board of Directors from time to time. There are five classes of Preferred Stock outstanding at December 31, 2003 and 2002 totaling 68,543 and 78,043 shares, respectively. The classes of preferred stock are as follows:

9%	Cumulative Preferred Stock - authorized 25,000 shares, outstanding 2,000 shares at December 31, 2003 and 2002
Series A Cumulative Preferred Stock - authorized 13,792 shares, outstanding 12,063 shares at December 31, 2003 and 2002
Series B Convertible Preferred Stock - authorized 400,000 shares, outstanding 9,520 shares at December 31, 2003 and 2002
Series C Convertible Preferred Stock - authorized 300,000 shares, outstanding 40,460 shares at December 31, 2003 and 2002
Series 2002A Convertible Preferred Stock - authorized 100,000 shares, outstanding 4,500 and 14,000 shares at December 31, 2003 and 2002, respectively

Preferred stock has the following rights and preferences:

Dividends. The Company will declare and pay quarterly dividends at 9% on its par value each year. Dividends will be paid if funds are lawfully available, and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of a Preferred Stock dividend has been unpaid. $95,194 and $42,432 in preferred stock dividends were in arrears at December 31, 2003 and 2002, respectively.

Voting. Shares of Preferred Stock carry no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers.

Liquidation Preference. Holders of Preferred Stock are entitled to receive a payment in the amount of $10 per share plus any accumulated but unpaid dividends in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares.

Conversion. The Series B Convertible Preferred Stock is convertible into Common Stock at a rate equal to its issue price, $25, divided by the conversion price. Conversion price is the greater of $4 or 70% of the average market price of common stock for the five trading days preceding conversion. The Series C Convertible Preferred Stock and Series 2002A Convertible Preferred Stock are convertible into Common Stock at a rate of $1.00 per share.

Sinking Fund. The 9% Cumulative Preferred Stock calls for the creation of a sinking fund for the purpose of redeeming these outstanding shares. Shareholders of 9% Cumulative Preferred have entered into an agreement with the Company to waive this requirement.

During the years ended December 31, 2003 and 2002 $95,000 and $385,000 of Preferred Stock, respectively, was converted into the Bonds.

Note 12 - Commitments and Contingencies

(a)	Leases

The Company leases its office under an operating lease that expires in 2006. The Company also leases furniture and office equipment under operating leases that expire at various dates through 2004. Future minimum lease payments are as follows:

Year Ending December 31,	Future Minimum Lease Payments
2004	$73,624
2005	70,767
2006	5,817

Rent expense under these operating leases was approximately $92,000 and $169,000 in 2003 and 2002, respectively, and is included in general and administrative expenses.

(b)	Litigation

The Company and its subsidiaries are engaged in legal proceedings and arbitrations from time to time. Management believes some of these proceedings could have a material effect upon the operations or financial condition of the Company if the Company is unsuccessful in defending against the actions.

On January 16, 2003, eight former securities account customers of RSC filed for NASD arbitration against RSC contending that they made numerous investments in securities that a former account representative of RSC sold outside and away from his representation of RSC. The claimants allege the investments were fraudulent, speculative and unsuitable, and that RSC failed to properly supervise the representative. The claimants contend they invested $808,000 in these securities and the entire amount was lost through such investments. RSC denies the allegations, contends they are barred by the applicable statutes of limitations and intends to vigorously pursue its defense. The claimant's Statement of Claim does not specify the amount of damages sought, but requests the panel to award damages in an amount to be determined by the arbitrators. Currently, RSC is unable to estimate the ultimate liability, if any, related to this complaint, and therefore the Company has not recorded a liability for the claim at December 31, 2003. However, should this complaint be settled in favor of the former customers, any liability to RSC would have an adverse effect on the Company's financial condition.

In June 2002, a former securities account customer of RSC filed for NASD arbitration against her former account representative and her successor brokerage firm. She improperly named Rushmore Financial Group as respondent. The account representative settled this issue with the claimant for $11,000 on April 30, 2003. The Company issued the account representative a $3,000 Bond payable as an inducement to settle during 2003.

In April 2003, a group of former securities representatives filed for NASD Dispute Resolution naming the Company, RSC and Mr. Moore. The former representatives are claiming $178,288 in commissions is due to them. RSC has unsuccessfully attempted to negotiate a settlement with the representatives and intends to vigorously defend the claim. The Company has estimated the ultimate liability related to this claim to be approximately $43,000, and accordingly recorded an accrual for this amount in the financial statements during 2002. This issue is pending with a preliminary hearing to take place on April 6, 2004.

An employee consultant agency filed a claim in the Dallas County Court at Law on December 17, 2002 claiming that the Company failed to pay for services rendered in placing temporary workers in the amount of $41,630. The suit was settled on July 24, 2003 for $15,000 and 5,000 shares of the Company's common stock valued at $1,450 based on the fair value of the Company's stock on the date of issuance.

In May 2003, a former securities account customer of RSC filed for NASD arbitration against his former account representative, the account representative's account manager, their local office and their successor brokerage, claiming the investments were unsuitable and speculative and that their accounts decreased in value by $125,000. A response was made on May 28, 2003, with a preliminary hearing scheduled for April 12, 2004. The Company is currently unable to estimate the ultimate liability, if any, related to this complaint and therefore has not recorded a liability for this claim at December 31, 2003.

In May 2003, a former securities account customer of RSC filed for NASD arbitration against her former account representative and their successor brokerage firm, claiming their investments were unsuitable, speculative, grossly negligent and made with negligent supervision. She claims her accounts decreased in value by between $100,000 and $500,000. The complaint was settled in March 2004 for $5,000.

On June 30, 2003, a former vendor filed a claim in the Dallas County Court claiming that the Company failed to pay for services rendered on a copier in the amount of $39,710. The Company filed a counter claim alleging over charges and improper installation of a software product causing the Company incalculable harm. A jury trial is set for June 6, 2004. The Company is currently unable to estimate the ultimate liability, if any, related to this complaint and therefore has not recorded a liability for this claim at December 31, 2003.

On August 5, 2003, a financial daily business publication filed a claim in the Dallas County Court at Law claiming that the Company failed to pay for advertising in their publication in the amount of $4,513. This item was settled in December 2003 for $5,291. At December 31, 2003, $5,291 was accrued for this liability.

On October 10, 2003, a former securities account customer of RSC filed for NASD arbitration against their former account representative, and their successor brokerage firm, claiming his account decreased in value by $150,000 due to fraud, negligence, and breach of fiduciary duty. RSC was dismissed from this arbitration in March 2004.

On November 12, 2003, a former vendor filed a claim in the Dallas County Court that the Company failed to pay for services rendered on the publication of Company documents in the amount of $11,865. The Company negotiated a settlement with the vendor for $7,408 in February 2004. At December 31, 2003, $11,865 was accrued for this liability.

On November 14, 2003, a former securities account customer of RSC filed for NASD arbitration against RSC, their former account representative and their previous brokerage firm claiming his account decreased in value by $100,000 due to improper and unauthorized sales and trading practices. We filed a response disputing the claims based on our belief that RSC should not be a party to this matter, and on June 15, 2004 received a Notice of Voluntary Dismissal Without Prejudice, which terminated RSC's involvement in the matter.

RSC was subject to a joint NASD and SEC examination in the second quarter of 2002. As a result of this examination the Company has accrued a liability of $25,000 at December 31, 2003 to account for a possible NASD fine. This is management's best estimate of the ultimate liability to RSC.

On March 18, 2004, a vendor filed a claim in the Dallas District Court claiming a total of $39,810 in delinquent lease payments, plus interest, attorney's fees, and return of equipment. The Company has not had adequate time to evaluate the claims in this matter, but disputes the claim and plans to file a timely answer. At December 31, 2003 the Company estimated its liability for this claim to be approximately $16,000, and accordingly has recorded a liability for this amount.

On February 10, 2004, a provider of insurance products for whom Rushmore Agency and D. M. Moore, Jr. acted as an agent, filed a claim in the Dallas County Court for overpaid commissions in excess of $70,000 plus attorney's fees and interest. Rushmore Agency and D. M. Moore, Jr. have filed a response disputing the claim, and the Company is currently unable to estimate the ultimate liability, if any, related to this complaint.

Note 13 - Income Taxes

Deferred income taxes are comprised of the following at December 31, 2003 and 2002:

Deferred income tax assets:	2003	2002
Accounts receivable	$25,844	$25,844
Deferred rent	10,098	12,524
Insurance claim reserve	82,720	80,003
Accrued expenses	13,175	11,321
Property and equipment	38,103	39,803
Goodwill		399,319
Net operating loss carryforward	3,248,540	2,231,952
Gross deferred income tax assets	3,418,480	2,800,766
Valuation allowance	(3,418,480)	(2,800,766)

Deferred income tax assets	$-	$-

The income tax expense differs from the statutory expense as follows:

	2003	2002
Computed "expected" income tax benefits and penalties	$(841,822)	$(1,064,756)
Meals & entertainment	9,970	531
Stock compensation	16,719	92,804
Non-cash interest expense	137,077	-
Other permanent differences	58,642	(34,214)
Change in prior year estimate	1,700	-
Change in valuation allowance	617,714	1,005,635

Reported income tax expense	$-	$-

The Company has net operating losses of approximately $9,555,000, which may be used to offset future taxable income. A portion of the Company's net operating losses may be subject to limitations due to changes in stock ownership. These loss carryforwards expire at various dates through 2023. The Company has recorded a valuation allowance to offset all deferred tax assets, as the ultimate realization of such assets is uncertain.

Note 14 - Stock Option Plans

The Company has an Incentive Stock Option Plan (the "1993 Option Plan") available to certain key employees and agents. The Company has authorized a maximum of 250,000 shares to be purchased under this plan. 31,666 and 11,666 options remain outstanding at December 31, 2003 and 2002, respectively. Of the 250,000 shares originally available under the plan, options for 212,500 shares have been exercised and 5,834 remain available for issue. Under the 1993 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option.

The Company also has a 1997 Stock Option Plan (the "1997 Option Plan"), which provides for the grant to eligible employees and directors of options for the purchase of common stock. The 1997 Option Plan covers, in the aggregate, a maximum of 500,000 shares of common stock, and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the 1997 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. At December 31, 2003 and 2002, there were a total of 460,933 and 131,933 options, respectively, outstanding under the 1997 Stock Option Plan. Of the original 500,000 shares available under the plan, options for 32,915 shares have been exercised and 6,152 remain available for issue.

The Company also has a 2000 Stock Option Plan (the "2000 Option Plan"), which provides for the grant to eligible employees and directors of options for the purchase of common stock. The 2000 Option Plan covers, in the aggregate, a maximum of 500,000 shares of common stock, and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the 2000 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. At December 31, 2003 and 2002, there were a total of 481,960 and 291,960 options, respectively, outstanding under the 2000 Stock Option Plan and 18,040 remain available for issue.

The Company also has a 2002 Stock Option Plan (the "2002 Option Plan"), which provides for the grant to eligible employees and directors of options for the purchase of common stock. The 2002 Option Plan covers, in the aggregate, a maximum of 1,000,000 shares of common stock, and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the 2002 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. At December 31, 2003 and 2002, there were a total of 970,000 and 0 options, respectively, outstanding under the 2002 Stock Option Plan and 30,000 remain available for issue.

During June 2002, the Board of Directors approved the issuance of 880,000 warrants for the purchase of the Company's common stock to one individual for consulting services. These warrants have an exercise price of $0.26 per share, expire in five years and vest immediately. The Company recorded an expense of $167,491 based on the fair value of the warrants issued using the Black-Scholes Model. Additionally, during May 2002, the Board of Directors approved the issuance of 200,000 warrants for the purchase of the Company's common stock to one individual as a finders fee for obtaining debt financing. These warrants have an exercise price of $0.25 per share, expire in five years and vest immediately. The Company recorded $41,469 as deferred financing fees based on the fair value of the warrants issued using the Black-Scholes Model. The deferred financing fee is being amortized over the term of the debt, which is three years.

Stock option activity during the periods indicated is as follows:

	Employee Stock Option Plans		Other Compensatory		Combined Total
	Options	Weighted Average Exercise Price	Options/ Warrants	Weighted Average Exercise Price	Options/ Warrants
Balance at January 1, 2002	613,011	$1.44	50,000	$0.50	663,011
Granted	151,000	0.18	1,640,000	0.29	1,791,000
Exercised	-	-	-	-	-
Expired	(328,452)	0.83	-	-	(328,452)
Balance at December 31, 2002	435,559	1.30	1,690,000	0.29	2,125,559
Granted	1,560,000	0.15	-	-	1,560,000
Exercised	-	-	-	-	-
Expired	(51,000)	-	-	-	(51,000)
Balance at December 31, 2003	1,944,559	$0.39	1,690,000	$0.29	3,634,559

The following table summarizes information about employee/director stock options outstanding at December 31, 2003:

			Options Outstanding			Options Exercisable
Range of Exercise Prices			Number Outstanding	Weighted Average Remaining Contract Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.05	-	$ 0.15	1,590,000	4.41	$0.15	810,000	$0.15
0.22	-	0.56	51,960	3.28	0.23	51,960	0.23
1.00	-	1.92	228,629	2.05	1.23	228,629	1.23
2.47	-	2.50	23,970	4.18	2.50	23,970	2.50
3.25			50,000	4.00	3.25	50,000	3.25
	Total		1,944,559	4.09	$0.39	1,164,559	$0.54

The following table summarizes information about other compensatory stock options/warrants outstanding at December 31, 2003:

	Options/Warrants Outstanding			Options/Warrants Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contract Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.15	560,000	2.58	$0.15	560,000	$0.15
0.25	200,000	3.39	0.25	200,000	0.25
0.26	880,000	3.42	0.26	880,000	0.26
0.50	50,000	2.67	0.50	50,000	0.50
Total	1,690,000	3.12	$0.22	1,690,000	$0.26

The per-share weighted-average grant date fair value of all stock options granted to employees during 2003 and 2002 was $0.14 and $0.18, respectively, using the Black-Scholes option-pricing model. The following weighted-average assumptions were used: 2003 - expected volatility of 241%, no dividend yield, risk-free interest rate of 3.25% and an expected life of five years; 2002 - expected volatility of 119%-150%, no dividend yield, risk-free interest rate of 4.7% and an expected life of five years.

Note 15 - Federal Payroll Tax Obligation

The Company has an estimated federal and state payroll tax obligation of $178,636 at December 31, 2003. The Company has estimated this obligation to be the amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation for the first, second and fourth quarters of 2003 in addition to an estimated accrual for interest and penalties. There is no obligation outstanding for the third quarter, as these taxes have been submitted. This amount is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Note 16 - Convertible Notes Payable

On March 26, 2002 and March 28, 2002, the Company issued two convertible notes, each for $100,000. The note issued on March 28, 2002 was issued to a related party. These notes bear interest at 9% per annum which is payable quarterly beginning July 15, 2002. The principal balance and any unpaid accrued interest are due and payable in a single installment on April 1, 2005. The holders of the notes have the option at any time until the maturity date to convert all or any portion of the principal amount of the notes into shares of common stock at the conversion price of $0.25 per share or the Company's average closing price for ten consecutive trading days prior to the end of each calendar quarter, whichever is greater. The Company calculated the beneficial conversion feature embedded in these notes in accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5") and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments ("EITF 00-27") and determined that the conversion feature of these notes is not beneficial.

On May 10, 2002, the Company issued two convertible notes, one for $66,667 and one to a related party for $33,333. These notes bear interest at 9% per annum that is payable in quarterly installments beginning October 15, 2002. The accrued interest may be paid quarterly at the option of the Company in either cash or in the Company's common stock at the rate of $0.25 per share or the Company's average closing price for 10 consecutive trading days prior to the end of each calendar quarter, whichever is lower, but in no event less than $0.175 per share. The principal balance and any unpaid accrued interest are due and payable on April 1, 2005. The holder of the notes has the option, at any time after August 15, 2002 until the maturity date, to convert all or any portion of the principal amount of this note into shares of common stock at the conversion price equal to the lesser of $0.25 per share of common stock or the average closing price of the common stock on its principal trading market for the 30 trading days preceding the notice of conversion, but in no event less than $0.175 per share. The Company has calculated the beneficial conversion feature embedded in these notes in accordance with EITF 98-5 and EITF 00-27 and recorded approximately $14,000 as debt discount. This debt discount is being amortized as interest expense over the three-year term of the notes. At December 31, 2003 and 2002, the Company has recorded approximately $4,545 and $2,000, respectively, of interest expense related to the amortization of the debt discount.

On October 16, 2002 and November 11, 2002 the Company issued convertible notes to a related party for $120,000 and $65,000, respectively, that bear interest at 7% per annum. Principal and accrued interest are due upon the earlier of six months from the date of the note or the Company's receipt of proceeds of at least $2,000,000 from a debt offering. The notes were convertible into the Bonds; however, the holder failed to exercise his conversion feature and the Bond issue is complete. Additionally, in connection with the November 11, 2002 note, the Company issued to the holder of the note warrants to acquire 500,000 shares of common stock at an exercise price of $0.15 per share, which expire on November 11, 2007. Both of these notes are past due and the Company is in discussions with the holder on repayment or conversion into an equity instrument. The Company has recorded a debt discount of approximately $22,000 relating to the issuance of the warrants. This amount represents the fair value of the warrants, which was determined by using the Black-Scholes pricing model. In accordance with EITF 98-5 and EITF 00-27, the Company is amortizing the debt discount as interest expense over the six-month term of the note. For the years ended December 31, 2003 and 2002, the Company recorded approximately $17,000 and $5,000, respectively, of interest expense related to the amortization of the debt discount.

Note 17 - Convertible Bonds Payable

During 2003, the Company issued the Bonds for proceeds of $794,500, had $95,000 of preferred stock convert into the Bonds, issued $12,500 of the Bonds as payment for accounts payable, compensation and legal settlement, and issued $15,000 of the Bonds as repayment of an advance from a related party. The Bonds bear interest at 12% per annum and are convertible into the Company's common stock at a rate of 50% of the preceding 10 day volume weighted average market price of the stock, but not less than $0.15 per share. Principal and interest will be repaid on or before December 27, 2007, if not converted prior. The Company may force conversion of the Bonds if the stock trades above $2.00 per share on 10 consecutive trading days. The Bonds are secured by the RushTrade software, trade names, websites, customer accounts and other assets. The Company calculated the beneficial conversion feature embedded in the Bonds in accordance with EITF 98-5 and EITF 00-27, and recorded $485,175 as a debt discount. The debt discount is being amortized as interest expense over the term of the Bonds. Interest expense related to the amortization of the debt discount for the years ended December 31, 2003 and 2002 was $377,526 and $0, respectively.

During 2002, the Company issued Bonds for proceeds of $105,000, had one related party note payable in the amount of $50,000 convert into Bonds and had $385,000 of preferred stock convert into the Bonds. In accordance with EITF 98-5 and EITF 00-27, the Company determined that the conversion feature of these Bonds is not beneficial.

During 2003, holders of $785,000 of the Bonds elected to convert into 5,222,915 shares of the Company's common stock. The Company did not have an adequate number of shares available to issue these shares to the holders of the Bonds and as a result has recorded pending stock issuances of $785,000 as a separate component of shareholder deficit. During 2004 the shareholders approved an increase in the number of outstanding shares from 10,000,000 to 50,000,000 and accordingly, in March 2004, the Company issued the common stock related to the conversion of the Bonds.

Note 18 - Notes Payable

At December 31, 2003 notes payable consist of a note for $18,675 for insurance premiums and $12,777 for a capital lease with a final payment due in July 2004. At December 31, 2002 notes payable consisted of $33,725 for a capital lease and a note totaling $18,675 for insurance premiums.

Note 19 - Liabilities Acquired in 2001

Acquisition In January 2001, the Company acquired several of the companies formerly part of the Northstar financial group of companies. As part of this acquisition, the Company acquired certain assets and liabilities of Dominion Institutional Services Corporation. The liabilities, consisting of mostly trade accounts payable, due when the Company assumed the liabilities, totaled $332,098 at December 31, 2003 and 2002.

Note 20 - Loss on Settlement of Liability

During 2003, the Company settled, for $45,000, certain liabilities totaling approximately $112,000, for a gain of approximately $67,000. Additionally, during 2003 holders of the Bonds elected to convert their Bonds into the Company's common stock. To settle accrued interest and dividends totaling $95,338 relating to the Bonds, the Company agreed to issue the holders common stock at a rate equal to their conversion price. Since the fair value of the Company's common stock was greater than the conversion price on the date of issuance, a loss was recorded for the difference totaling $126,981. The Company's net loss on settlement of liabilities during 2003 was $59,893, which is presented in the accompanying consolidated statement of operations as "Loss on settlement of liabilities."

Note 21 - Subsequent Events

At the Annual Meeting of Shareholders held on January 26, 2004, the Company's shareholders approved an increase of the Company's authorized common shares to 50,000,000 from 10,000,000.

Effective March 1, 2004 the Company acquired LostView Development Corporation, ("LostView"). LostView is a financial technology and web development company providing professional software development services for online trading and document management systems. Under the terms of the acquisition agreement, up to 1,500,000 shares of the Company's restricted common stock will be issued, depending on various contingencies, in exchange for 100% of LostView's outstanding common stock.

In March 2004, the Company issued 6,138,501 shares of common stock related to the conversion of the Bonds, accrued interest and dividends.

RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEET
ASSETS	(Unaudited) March 31, 2004
Current assets
Cash and cash equivalents	$148,951
Accounts receivable	43,154
Other receivables	-
Prepaid expenses and deposits	93,337
Total current assets	285,442
Capitalized software development costs, net of accumulated amortization	1,145,184
Property and equipment, net of accumulated depreciation	82,457
Intangibles, net	340,953
Deferred financing fees, net	16,166
Goodwill	200,247
Total assets	$2,070,449
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Accounts payable	$804,271
Accrued expenses and other liabilities	1,187,580
Liabilities acquired in 2001 acquisition	332,098
Convertible notes payable to related parties	185,000
Notes payable	26,387
Advances from related parties	55,000
Total current liabilities	2,590,336
Convertible notes payable (including $130,867 due to related parties), net of unamortized debt discount of $5,683	294,317
Convertible bonds payable, net of unamortized debt discount of $49,884	462,116
Total Liabilities	3,346,769
Commitments and contingencies
Shareholders' deficit
Preferred stock - cumulative; $10 par value; 14,063 shares issued and outstanding; liquidation preference of $10 per share	140,630
Preferred stock - convertible cumulative; $10 par value; 54,480 per share	544,800
Common stock - $0.01 par value, 50,000,000 shares authorized; 18,261,934 shares issued and outstanding	182,619
Common stock subscriptions receivable	(3,277)
Additional paid in capital	14,465,122
Accumulated deficit	(16,606,214)
Total shareholders' deficit	(1,276,320)
Total liabilities and shareholders' deficit	$2,070,449

See accompanying notes to consolidated financial statements

RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months ended March 31, 2004 and 2003
(unaudited)
	2004	2003
Revenue:
Investment services	$528,991	$173,798
Software services	44,790	-
Total revenue	573,781	173,798

Expenses:
Investment services	464,378	116,996
Software services	268,876	-
General and administrative	254,897	382,053
Depreciation and amortization	208,392	194,271
Loss on settlement of liabilities	25,030	-
Total expenses	1,221,573	693,320

Operating loss	(647,792)	(519,522)

Other expenses:
Interest expense	(103,363)	(36,084)

Net loss	$(751,155)	$(555,606)

Basic and diluted net loss per share attributable to common shareholders	$(0.05)	$(0.06)

Weighted average common shares outstanding, basic and diluted	16,833,181	9,698,710

See accompanying notes to consolidated financial statements

RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months ended March 31, 2004 and 2003
(unaudited)
	2004	2003
Cash flows from operating activities:
Net loss	$(751,155)	$(555,606)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for compensation and services --	25,245	-
Depreciation and amortization	186,392	188,438
Loss on settlement of liabilities	25,030	-
Amortization of deferred financing fees	3,464	3,464
Amortization of debt discount	67,954	2,946
Amortization of intangible	22,000	5,833
Change in assets and liabilities, net of effect of acquisition:
(Increase) decrease in assets:
Accounts receivable	(13,533)	(5,092)
Prepaid expenses and deposits	(9,294)	52,817
Increase (decrease) in liabilities:
Accounts payable	13,454	49,427
Accrued expenses and other liabilities	226,621	67,510
Net cash used in operating activities	(203,822)	(190,263)
Cash flows from investing activities:
Cash acquired in acquisition	4,446	-
Purchase of equipment	(5,678)	-
Capitalization of software development costs	(30,018)	(26,814)
Net cash used in investing activities	(31,250)	(26,814)
Cash flows from financing activities:
Bank overdraft	-	6,327
Proceeds from sale of common stock	175,000	-
Payments on notes payable	(5,065)	(7,375)
Advances from related parties	-	95,000
Proceeds from convertible bonds	43,000	65,000
Net cash provided by financing activities	212,935	158,952
Net decrease in cash and cash equivalents	(22,137)	(58,125)
Cash and cash equivalents at beginning of period	171,088	64,278
Cash and cash equivalents at end of period	$148,951	$6,153
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Supplemental Disclosure of Non-Cash Information:
Preferred stock dividend accrued	$15,422	$17,560
Preferred stock converted into convertible bonds	$-	$85,000
Common stock issued as payment for accrued interest and accrued dividends	$47,310	$-
Common stock issued in the Lostview acquisition	$337,500	$-
Receipt of asset purchased with common stock	$36,000	$-
Conversion of bonds into common stock	$203,000	$-
Common stock issued for pending issuances	$1,007,319	$-

See accompanying notes to consolidated financial statements

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation and Company Information

        The financial statements included herein have been prepared by Rush Financial Technologies, Inc., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures contained herein are adequate to make the information presented not misleading. In the opinion of management, the information furnished in the unaudited consolidated financial statements reflects all adjustments which are ordinary in nature and necessary to present fairly the Company's financial position, results of operations and changes in financial position for such interim period. These interim financial statements should be read in conjunction with the Company's financial statements and the notes thereto as of and for the year ended December 31, 2003.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. At March 31, 2004, the Company's current liabilities exceeded its current assets by $2,304,894. Also, the Company had net losses of $2,475,947 in 2003 and $3,131,636 in 2002, and $751,155 in the first quarter of 2004. Although the Company believes that it will be able to continue to raise the necessary funds until it reaches a sustainable level of profitability, these matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The Company has taken several steps to increase cash by the use of borrowings and equity. In February 2004, the Company commenced a private placement of common stock to raise operating capital. The offering closed in March 2004, and the Company sold 538,178 shares at an average price of $0.32 per share for total net proceeds of approximately $175,000. Additionally, in the second quarter of 2004, the Company sold an additional 401,666 shares for total net proceeds of approximately $128,000.

        On May 4, 2004, the Company filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act for the purpose of raising additional capital. The Company retained the services of Invest Linc Securities, LLC (the "Placement Agent"), to offer and sell the common stock of the Company on a "best efforts" basis which is contingent upon the sale of a minimum of 1,000,000 shares of our common stock and up to a maximum of 11,000,000 shares of common stock. Assuming the minimum offering is attained, net proceeds of $243,000, Management believes the Company can fund execution of the RushTrade business plan during 2004, but will be unable to meet any contingent liability obligations or enhance and market the RushGroup software products. If the Company is able to raise the maximum amount of the offering, net proceeds of approximately $3,573,000, and is able to successfully execute the business plan, Management believes the Company will not need additional financing in the foreseeable future.

2.    Use of Accounting Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Accordingly, the actual amounts could differ from those estimates.

3.    Industry Segment Information

        The Company's segments have been identified based on products and services offered, as well as risks assumed, in a manner consistent with the data utilized by the Chief Executive Officer in evaluating operations. Rushmore Securities Corporation ("RSC") and RushTrade offer broker/dealer services, and their operations have been included in the Investment Services segment. RSC's operations, for the most part inactive, have been included in Investment Services. The Software Services segment is comprised of RushGroup, which offers licensing of the RushTrade direct access software and other arrangements and is expected to become the significant focus for the Company in the future. There is ongoing development activity on the software to enhance its use to outside entities; however, the Company has received minimal revenue to date related to the Software Services segment.

        The assets of the parent company, Rush Financial Technologies, Inc., are used to support the operations of the two primary operating divisions. The expenses of the parent company are included in general and administrative expenses.

        The following summarizes the Company's identifiable assets, capital expenditures and depreciation and amortization by industry segment as of the dates indicated:

	Ended March 31,
Identifiable Assets	2004	2003
Investment services	$181,043	$345,626
Software services	1,764,375	1,723,458
Corporate	125,031	71,020
Total	$2,070,449	$2,140,104

	Three Months Ended March 31,
Capital Expenditures	2004	2003
Investment services	$-	$-
Software services	30,018	26,814
Corporate	5,678	-
Total	$35,696	$26,814

Depreciation and	Three Months Ended March 31,
Amortization	2004	2003
Investment services	$7,632	$9,782
Software services	173,672	172,911
Corporate	27,088	11,578
Total	$208,392	$194,271

        The following summarizes the Company's industry segment operating data for the periods indicated:

4.    Reclassification

        Certain 2003 balances have been reclassified to conform to the 2004 presentation.

5.   Net Loss Per Share

        Loss per share applicable to common shareholders for the periods indicated are computed using the following information:

	Three months ended March 31,
	2003	2002
Net loss	$ (751,155)	$ (555,606)
Dividends on preferred stock	(15,422)	(17,560)
Net loss applicable to common shareholders	$ (766,577)	$ (573,166)

Net loss per share applicable to common shareholders	$ (0.05)	$ (0.06)

6.    Acquisition

        The Company acquired LostView Development Corporation ("LostView") through a stock purchase agreement effective February 27, 2004, where the Company purchased all of the outstanding stock of LostView in exchange for 750,000 shares of the Company's restricted common stock at closing and an additional 750,000 shares to be issued all or in part on December 31, 2004, to the extent that LostView's primary employees fulfill the terms of their employment agreements. LostView is a financial technology and web development company providing professional software development services for online trading and document management systems. RushTrade Group expects to benefit from the addition of LostView in several significant ways. By utilizing LostView's resources, RushGroup's software development capabilities will increase, accelerating its options and futures trading development. RushGroup will also be better positioned to quickly add new product enhancements, including the ability to capture market data directly from the financial exchanges. Moreover, RushTrade will gain additional levels of redundancy and fault tolerance for its products and services. RushGroup will also retain key employees of LostView, bringing valuable experience in real-time financial software development, market data collection and distribution.

        The consideration for the purchase of LostView has been valued at $337,500, based on the fair value of the stock issued on February 27, 2004. The contingent consideration will be recorded when the contingency is resolved and the consideration is transferred. This will result in an additional element of the cost of the acquired entity and will be valued using the current fair value of the stock issued.

        The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of LostView have been recorded at their estimated fair value and the results of operations have been included in the consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and intangible assets acquired in the acquisition totaled $200,247 and was allocated to goodwill.

Allocation of Purchase Price

       Following is a summary of the amounts assigned to the assets and liabilities of LostView:

Cash	$ 4,446
Accounts receivable	12,612
Property and equipment	8,733
Goodwill	200,247
Employment Agreement	63,453
(1 year amortization period)
Intellectual Property (3 year amortization period)	50,000
Accounts payable	1,991
Total purchase price	$ 337,036

None of the goodwill recorded as a result of the acquisition is expected to be deductible for tax purposes.

Pro Forma Results

        The following unaudited pro forma consolidated results of operations have been prepared as if the acquisitions discussed above had occurred at January 1, 2003:

For the Three Months Ended March 31,
	2004	2003
Revenues	$ 605,668	$ 177,890
Net loss attributed to common shareholders	$ (751,155)	$ (555,606)
Net loss per share attributed to common shareholders, basic and diluted	$ (0.04)	$ (0.05)

Weighted average shares outstanding, basic and diluted	$ 17,311,203	$ 10,448,710

7.    Convertible Bonds

        As of December 31, 2003 the $1,500,000 offering of 12% Senior Secured Convertible Bonds ("Bonds") was fully subscribed. The Bonds bear interest at 12% per annum and are convertible into the Company's common stock at a rate of 50% of the average market price of the stock for the ten days preceding conversion, but not less than $0.15 per share. Principal and interest will be repaid on or before December 27, 2007, if not converted prior. The Company may force conversion if the stock trades above $2.00 per share for 10 consecutive trading days. The Company calculated the beneficial conversion feature embedded in the Bonds in accordance with EITF 98-5 and EITF 00-27 and recorded $485,175 as a debt discount. The debt discount is being amortized as interest expense over the term of the Bonds. Interest expense related to the amortization of the debt discount for the three months ended March 31, 2004 and 2003 was $57,765 and $0, respectively. During the three months ended March 31, 2004, $203,000 of Bonds converted into 989,664 shares of common stock and at March 31, 2004 Bonds payable totaled $462,116 net of unamortized debt discount of $49,884.

8.    Stock-Based Compensation

        The Company accounts for its stock-based employee compensation plan using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant to the extent the current market price of the underlying stock exceeds the option exercise price. The Company did not record any compensation expense in the quarters ended March 31, 2004 and 2003 as the exercise prices of the options issued equaled or exceeded the fair market value of the stock on the date of issuance. Had the Company determined compensation based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, net loss and loss per share would have been increased as indicated below:

	Three Months Ended March 31,
	2004	2003
Net loss attributable to common shareholders, as reported	$(766,577)	$(573,166)
Add: Stock-based employee compensation expense included in reported net loss	-	-
Deduct: Stock-based employee compensation expense determined under fair value based method	(26,368)	(1,915)
Pro forma net loss	$(792,945)	$(575,081)

Net loss per share
As reported	$(0.05)	$(0.06)
Pro forma	$(0.05)	$(0.06)

9.    Shareholders' Deficit

        During the first quarter of 2004 the Company issued 63,458 shares of common stock (valued at $21,744 based on the fair value of the Company's common stock on the date of issuance) to employees as compensation, holders of $203,000 of convertible bonds elected to convert their bonds into 989,664 shares of common stock, 750,000 shares of common stock were issued for the purchase of LostView Development Corporation, 9,212 shares of common stock were issued as directors fees (valued at $3,501 based on the fair value of the Company's stock on the date of issuance) and $22,280 of accrued interest and accrued dividends were converted into 99,195 shares of common stock valued at $47,310 on the date of issuance. Since the fair value of common stock issued for accrued interest accrued dividends was greater than the amount owed, a loss was recorded during the three months ended March 31, 2004 for the difference which totaled $25,030. Additionally, 538,178 shares of common stock were issued for proceeds of approximately $175,000.

        During the first quarter of 2004, the Company also issued 5,851,833 shares of common stock to settle pending issuances from 2003.

        During the first quarter of 2004, the Company granted 70,000 options to employees and directors. The options have an exercise price of $0.38, a term of 10 years and vest immediately.

10.   Payroll Tax Obligation

        The Company has an estimated federal and state payroll tax obligation of $255,589 at March 31, 2004. The Company has estimated this obligation to be the amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation for the first, second and fourth quarters of 2003 and the first quarter of 2004 in addition to an estimated accrual for interest and penalties. There is no obligation outstanding for the third quarter 2003, as these taxes have been submitted. This amount is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

11.   Legal Proceedings

        The Company and its subsidiaries are engaged in legal proceedings and arbitrations from time to time. Management believes some of these proceedings could have a material effect upon the operations or financial condition of the Company if the Company is unsuccessful in defending against the actions.

        Company Proceedings. On June 24, 2003, in Sumner Group Inc. d/b/a Datamax Office Systems Leasing Division v. Rushmore Financial Group; Cause No. CC-03-7400-b; County Court at Law No. 2, Dallas County, Texas, a former vendor filed a claim in the Dallas County Court claiming that we failed to pay for services rendered on a copier in the amount of $39,710. We have filed a counterclaim alleging overcharges and improper installation of a software product causing us incalculable harm. A jury trial is set for August 25, 2004. We believe the range of possible loss is up to not more than $55,000.

        On February 10, 2004, in Great Southern Life Insurance Company v. Dewey M. Moore, Jr. and Rushmore Insurance Services, Inc.; Cause No. CC-04-01666-C in the County Court at Law No. 3, Dallas County, Texas, a provider of insurance products for whom Rushmore Agency and D. M. Moore, Jr. acted as an agent, filed a claim in the Dallas County Court for overpaid commissions in excess of $70,000 plus attorney's fees and interest. Rushmore Agency and D. M. Moore, Jr. have filed a response disputing the claim. We believe the range of possible loss is up to not more than $95,000.

        On March 18, 2004, in Citicapital Technology Finance, Inc. v. Rushmore Financial Group, Inc.; Cause No. 04-02267; 101st Judicial District Court, Dallas County, Texas, a vendor filed a claim in the Dallas District Court claiming a total of $39,810 in delinquent lease payments, plus interest and attorney's fees, and return of equipment. We dispute the claims and plan to vigorously defend ourselves in this matter. At March 31, 2004 and December 31, 2003 we estimated our liability for this claim to be approximately $16,000, and accordingly have recorded a liability for this amount.

        RSC Proceedings. On January 16, 2002, in Eichhof, et al. v. Rushmore Securities Corporation; NASD Dispute Resolution Arbitration No. 02-07677, eight former customers of a former registered representative of RSC filed a complaint contending that they made numerous investments in securities which the former account representative sold outside and away from RSC. The claimants allege the investments were fraudulent, speculative and unsuitable, and that RSC failed to properly supervise the representative. The claimants contend they invested $808,000 in these securities and virtually the entire amount was lost through such investments. The claimant's Statement of Claim does not specify the amount of damages sought, but requests the panel to award damages in an amount to be determined by the arbitrators. RSC denies the allegations, contends they are barred by the applicable statutes of limitations, that RSC owed no legal duty to three of the claimants who never had an account with RSC, that RSC did not fail to properly supervise its former registered representative, and intends to vigorously pursue our defense. The matter is being defended by RSC's former errors and omissions insurance carrier under a reservation of rights. RSC has a $405,000 unused retention limit under our errors and omissions insurance to cover any settlement up to that amount. However, should this complaint be resolved in favor of the claimants in excess of the $405,000 retention limit, any excess award would not be covered by our errors and omissions insurance, and may have an adverse effect on our financial condition. On July 1, 2004 we received a settlement offer from the claimants that falls within the policy limits of the errors and omissions insurance. Under the Stower's rule, if the insurance carrier declines the settlement offer, the carrier will be liable for any settlement in excess of the policy limits.

        On April 17, 2003, in E.F. (Mickey) Long, II, et al. v. Rushmore Financial Group, Inc., Rushmore Securities Corporation and D.M. "Rusty" Moore; NASD Dispute Resolution Arbitration No. 03-01451, a group of former securities representatives of RSC filed for NASD Dispute Resolution, naming the Company and Mr. Moore. The former representatives are claiming $178,288 in commissions. At December 31, 2003 we estimated our liability to be $43,000 and recorded an accrual for this amount. Subsequent to year end we negotiated a settlement with the representatives in the amount of $98,750. This amount has been recorded as a liability at March 31, 2004.

        On November 14, 2003, in William E. McMahon v. Rushmore Securities Corporation, Chicago Investment Group, LLC, et al; NASD Dispute Resolution Arbitration No. 03-07986, a former securities account customer filed for NASD arbitration against RSC, their former account representative and their previous brokerage firm claiming his account decreased in value by $100,000 due to improper and unauthorized sales and trading practices. We filed a response disputing the claims based on our belief that RSC should not be a party to this matter, and on June 15, 2004 received a Notice of Voluntary Dismissal Without Prejudice, which terminated our involvement in the matter.

        In May 2003, in Watson, et al. v. Rushmore Securities, et al., a former securities account customer of RSC filed for NASD arbitration against his former account representative, the account representative's account manager, their local office and their successor brokerage, claiming the investments were unsuitable and speculative and that their accounts decreased in value by $125,000. This matter was settled in the first quarter of 2004 for $5,000.

        In May 2003, in Jaffy v. Rushmore Securities, et al. a former securities account customer of RSC filed for NASD arbitration against her former account representative and their successor brokerage firm claiming their investments were unsuitable, speculative, negligent, grossly negligent and with negligent supervision. The complaint was settled in March 2004 for $1,500.

        RSC was subject to a joint NASD and SEC examination in the second quarter of 2002. As a result of this examination the Company has accrued a liability of $25,000 at March 31, 2004 and December 31, 2003 to account for a possible NASD fine. This is management's best estimate of the ultimate liability to RSC.

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.	UP TO 11,000,000 SHARES COMMON STOCK OFFERING PRICE

$0.37

TABLE OF CONTENTS	PER SHARE

Heading	Page
Prospectus Summary	2
Risk Factors	6	[LOGO]
Use of Proceeds	15
Dividend Policy and Market Data	16
Business and Properties	16
Management's Discussion and Analysis of Financial Condition and Results of Operations	25	______________
Management	37	P R O S P E C T U S ________________
Principal Shareholders	45
Description of Securities	46
Plan of Distribution	49
Investor Suitability Requirement	51
Legal Matters	52	July 21, 2004
Experts	52
Available Information	53
Index to Financial Statements	F-1

Until October 21, 2004 (90 days from the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.		Invest Linc Securities, LLC